UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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☐  Soliciting Material Pursuant to Section 240.14a-12.

CA, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 8, 2010

To Our Stockholders:

On behalf of the Board of Directors and management of CA, Inc., we are pleased to invite you to the 2010 Annual Meeting of Stockholders. The meeting will be held at the Company’s headquarters located at One CA Plaza, Islandia, New York 11749 on July 27, 2010 at 10:00 a.m. Eastern Daylight Time.

Additional details about the meeting, including the formal agenda, are contained in the accompanying Notice of Annual Meeting and Proxy Statement. At the meeting, there also will be a management report on our business and a discussion period during which you will be able to ask questions.

Whether or not you plan to attend the meeting in person, please vote your shares by following the instructions in the accompanying materials.

Thank you for your consideration and continued support.

Sincerely,

Arthur F. Weinbach	William E. McCracken
Chairman of the Board	Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of CA, Inc.:

The 2010 Annual Meeting of Stockholders of CA, Inc. will be held on Tuesday, July 27, 2010, at 10:00 a.m. Eastern Daylight Time at the Company’s headquarters located at One CA Plaza, Islandia, New York 11749, for the following purposes:

(1) to elect directors, each to serve until the next annual meeting and until his or her successor is duly elected and qualified;

(2) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2011;

(3) to ratify the Stockholder Protection Rights Agreement;

(4) to consider a stockholder proposal; and

(5) to transact any other business that properly comes before the meeting and any adjournment or postponement of the meeting.

The Board of Directors fixed the close of business on June 1, 2010 as the record date for determining the stockholders who are entitled to notice of and to vote at the meeting and any adjournment or postponement.

To enter the meeting, you will need an admission ticket or other proof that you were a stockholder on June 1, 2010. Admission tickets are on the outside back cover of this Notice of Annual Meeting and Proxy Statement. If you hold your shares through a bank, broker or other nominee, you will need to bring either a copy of the voting instruction card provided by your bank, broker or other nominee, or a copy of a brokerage statement showing your ownership as of June 1, 2010.

A list of stockholders entitled to vote at the meeting will be available for inspection upon the request of any stockholder for any purpose germane to the meeting at our principal offices, One CA Plaza, Islandia, New York 11749, during the 10 days before the meeting, during ordinary business hours, and will be available at the meeting location during the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 27, 2010:

The Notice of Annual Meeting, Proxy Statement, and Annual Report to Stockholders
are available on the Internet at www.proxyvote.com.

Whether or not you expect to attend, please vote your shares by following the instructions contained in the Proxy Statement.

C.H.R. DuPree
Senior Vice President, Corporate
Governance, and Corporate Secretary

Islandia, New York
June 8, 2010

CA, INC.
One CA Plaza
Islandia, NY 11749

PROXY STATEMENT

GENERAL INFORMATION

Introduction

This Proxy Statement is furnished to the holders of the common stock, par value $0.10 per share (“Common Stock”), of CA, Inc. (“we,” “us,” “our” or the “Company”) in connection with the solicitation of proxies by our Board of Directors for use at the 2010 Annual Meeting of Stockholders and any adjournment or postponement of the meeting. The meeting will be held on July 27, 2010 at 10:00 a.m. Eastern Daylight Time. The matters expected to be acted upon at the meeting are set forth in the preceding Notice of Annual Meeting. At present, the Board of Directors knows of no other business to come before the meeting.

Meeting Admittance Procedures

To enter the meeting, you will have to present an admission ticket or other proof that you were a stockholder of the Company on the June 1, 2010 record date. Admission tickets are on the outside back cover of this Notice of Annual Meeting and Proxy Statement. If you hold your shares of Common Stock through a bank, broker or other nominee, you will have to bring either a copy of the voting instruction card provided by your broker or nominee, or a copy of a brokerage statement showing your ownership of Common Stock as of June 1, 2010. You may also be required to present official identification containing your photograph (such as a driver’s license or passport). We may inspect your packages and bags and we may require you to check them, and in some cases, we may not permit you to enter the meeting with them. Please note that, at our discretion, we may exclude cameras, mobile phones, recording equipment and other electronic devices. Please do not bring non-essential packages, bags or other items to the meeting. We may take other security measures in connection with the meeting. Please allow sufficient time and otherwise plan accordingly.

Notice of Internet Availability

If you received a notice regarding the availability of annual meeting proxy materials on the Internet (“Notice of Internet Availability”) for the annual meeting, you will not receive a printed copy of the proxy materials unless you specifically request one. The Notice of Internet Availability provides you with instructions on how to view our proxy materials on the Internet.

If you want to receive a paper or e-mail copy of the proxy materials, you may request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed in the Notice of Internet Availability by July 13, 2010 to facilitate timely delivery.

We plan to mail the Notice of Internet Availability on or about June 14, 2010. We will mail a printed copy of the proxy materials to certain stockholders, as in prior years, and we expect that mailing to begin on or about June 17, 2010.

Stockholders of Record; Street Name

If your shares of Common Stock are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability (and, if applicable, the mailed proxy materials) was sent directly to you. If your shares are held in an account at a bank, brokerage firm, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability (and, if applicable, the mailed proxy materials) was forwarded to you by that firm. The firm holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that firm on how to vote the shares held in your account. We may reimburse those firms for reasonable fees and out-of-pocket costs incurred in forwarding the Notice of Internet Availability (and, if applicable, the mailed proxy materials) to you.

Proxy Solicitation

We will bear the cost of our soliciting proxies. In addition to using the Internet, our directors, officers and employees may solicit proxies in person and by mailings, telephone, telegram, facsimile, or electronic transmission, for which they will not receive any additional compensation. We will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares of Common Stock held by such persons, and we may reimburse those custodians, nominees and fiduciaries for reasonable fees and out-of-pocket expenses incurred. We have retained Morrow & Co., LLC to assist us in soliciting proxies for a fee of $7,500, plus expenses.

Voting

The shares of Common Stock represented by valid proxies received and not revoked will be voted at the meeting.

If you are a stockholder of record and you:

•	indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

•	sign and return a proxy card without giving specific voting instructions,

then the proxy holders (i.e., the persons named in the proxy card provided by our Board of Directors) will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

If you are a beneficial owner of shares held in street name and do not provide the firm that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the firm that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the firm that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, it will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” (Please see “Broker Non-Votes,” below.)

When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the firm that holds your shares by carefully following the instructions provided in the Notice of Internet Availability.

Please note that if you hold your shares through a bank, broker or other nominee and you want to vote in person at the meeting, you must obtain a proxy from your bank, broker or other nominee authorizing you to vote those shares and you must bring that proxy to the meeting. If any other business properly comes before the meeting or any adjournment or postponement, it is the intention of the proxy holders named in the Board of Directors’ accompanying proxy card to vote the shares represented by the proxy card on those matters in accordance with their best judgment.

Broker Non-Votes

A “broker non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote on a particular matter because the broker has not received voting instructions from you and does not have authority to vote on that matter without instructions from you. “Broker non-votes” are treated as present for purposes of determining a quorum, but are not counted as votes “for” or “against” the matter in question or as abstentions, and they are not counted in determining the number of votes present for the particular matter.

Under the rules applicable to brokers, if your broker holds shares in your name, the broker, in the absence of voting instructions from you, is entitled to vote your shares on Proposal 2.

Revocability of Proxy

You may revoke your proxy at any time before it is exercised by filing a written revocation with the Corporate Secretary at CA, Inc., One CA Plaza, Islandia, NY 11749, submitting a proxy bearing a later date (including by telephone or the Internet), or voting in person at the meeting.

Record Date and Voting Rights

Only stockholders of record at the close of business on June 1, 2010 are entitled to notice of and to vote at the meeting or any adjournment or postponement. On June 1, 2010, we had outstanding 518,931,893 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote. A majority of the outstanding shares of Common Stock, present or represented by proxy at the meeting, will constitute a quorum.

Votes cast at the meeting by proxy or in person will be tabulated by the Inspector of Election. The Inspector of Election will treat shares of Common Stock represented by a valid proxy as present at the meeting for purposes of determining a quorum, whether or not the proxy is marked as casting a vote or abstaining on any or all matters. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

Assuming that a quorum is present at the meeting, a majority of the votes cast at the meeting with regard to a director will be required to elect the director, which means that the number of votes cast “for” the director must exceed the number of votes cast “against” the director. Abstentions and broker non-votes will have no effect on the election of directors since only votes cast “for” and “against” a director will be counted. If a director does not receive the requisite vote, the Board of Directors will have 90 days from the certification of the vote to accept or reject the individual’s irrevocable resignation that all incumbent directors were required to submit before the mailing of this Proxy Statement. For additional information, please see “Proposal 1 — Election of Directors.”

Assuming that a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the meeting and entitled to vote on the subject matter will be required to approve Proposal 2, the ratification of our independent registered public accountants, Proposal 3, the ratification of the Stockholder Protection Rights Agreement, and Proposal 4, the stockholder proposal. In determining whether Proposal 2, 3 or 4 has received the requisite number of affirmative votes, abstentions will have the effect of a vote “against” the proposal, and broker non-votes, if any, will reduce the absolute number, but not the percentage, of affirmative votes needed for approval of these proposals.

Householding

If you and other residents with the same last name at your mailing address own shares of Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one Notice of Internet Availability or annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you received a householding communication, your broker will send one copy of the Notice of Internet Availability or this Proxy Statement and our Annual Report for the fiscal year ended March 31, 2010 to your address unless contrary instructions were given by any stockholder at that address. If you received more than one copy of the Notice of Internet Availability or the proxy materials this year and you wish to reduce the number of copies you receive in the future and save us the cost of printing and mailing these documents, please contact your bank or broker.

You may revoke your consent to householding at any time by sending your name, the name of your bank or brokerage firm, and your account number to our Investor Relations Department at the address below. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if your household received a single set of the Notice of Internet Availability or proxy materials for this year, but you would prefer to receive your own copy, we will send a copy of the Notice of Internet Availability or the Proxy Statement and Annual Report to you if you send a written request to CA, Inc., Investor Relations Department, One CA Plaza, Islandia, NY 11749, or contact our Investor Relations Department at 1-800-225-5224.

Annual Report

Our Annual Report for the fiscal year ended March 31, 2010 accompanies this Proxy Statement and is also available on the Internet. Please follow the instructions in the Notice of Internet Availability if you want to review our Annual Report online. Our Annual Report contains financial and other information about us. The Annual Report is not a part of this Proxy Statement.

INFORMATION REGARDING BENEFICIAL OWNERSHIP
OF PRINCIPAL STOCKHOLDERS, THE BOARD AND MANAGEMENT

The following table sets forth information, based on data provided to us, with respect to beneficial ownership of shares of Common Stock as of June 1, 2010 for (1) each person known by us to beneficially own more than five percent of the outstanding shares of Common Stock, (2) each of our directors and nominees for election as directors, (3) the Named Executive Officers set forth in the Fiscal Year 2010 Summary Compensation Table, below (other than Messrs. McCracken and Swainson, who are listed under the “Directors and Nominees” heading) and (4) all of our directors, nominees and executive officers as a group. The table also sets forth the number of shares of Common Stock underlying deferred stock units held by each of our directors as of June 1, 2010. Percentage of beneficial ownership is based on 518,931,893 shares of Common Stock outstanding as of June 1, 2010. Unless otherwise indicated, the address for the following stockholders is c/o CA, Inc., One CA Plaza, Islandia, NY 11749.

			Additional
	Number of		Shares
	Shares		Underlying
	Beneficially	Percent of	Deferred
Beneficial Owner	Owned(1)(2)	Class	Stock Units(3)

Holders of More Than 5%:
Walter H. Haefner	125,813,380 (4)	24.24%
Careal Holding AG Utoquai 49 8022 Zürich, Switzerland
BlackRock, Inc.	39,570,986 (5)	7.63%
55 East 52nd Street New York, NY 10055
NWQ Investment Management Company, LLC	37,715,205 (6)	7.27%
2049 Century Park East, 16th Floor Los Angeles, CA 90067
Directors and Nominees:
Raymond J. Bromark	1,000	*	13,397
Alfonse M. D’Amato(7)	6,750	*	0
Gary J. Fernandes	1,125	*	49,375
Kay Koplovitz	0	*	5,949
Robert E. La Blanc(8)	53,371	*	0
Christopher B. Lofgren	0	*	33,304
William E. McCracken	0	*	47,707
Richard Sulpizio	0	*	1,549
John A. Swainson(9)	82,395	*	0
Laura S. Unger	0	*	20,979
Arthur F. Weinbach	5,000	*	16,949
Renato (Ron) Zambonini	0	*	18,857
Named Executive Officers (Non-Directors):
Nancy E. Cooper	301,234	*
James E. Bryant	372,159	*
Amy Fliegelman Olli	182,882	*
Michael J. Christenson(10)	287,593	*
All Directors, Nominees and Executive Officers as a Group (21 persons)	3,656,965	*

*	Represents less than 1% of the Common Stock outstanding

(1)	Except as indicated below, all persons have represented to us that they exercise sole voting and investment power with respect to their shares.

(2)	The amounts shown in this column include the following shares of Common Stock issuable upon exercise of stock options that either are currently exercisable or will become exercisable within 60 days after June 1, 2010: Senator D’Amato, 6,750; Mr. Fernandes, 1,125; Mr. Bryant, 144,674; Ms. Cooper, 71,804; Ms. Fliegelman Olli, 41,876; Mr. Christenson, 194,774; and all directors, nominees and executive officers as a group, 1,712,783.

(3)	Under our prior and current compensation plans for non-employee directors, those directors have received a portion of their fees in the form of deferred stock units. In January immediately following termination of service, a director receives shares of Common Stock in an amount equal to the number of deferred stock units accrued in the director’s deferred compensation account. Although the deferred stock units are derivative equity securities owned by the directors, the deferred stock units are not included in the above column headed “Number of Shares Beneficially Owned” because the directors do not have the right currently to dispose of or to vote the underlying shares of Common Stock. See “Compensation of Directors” for more information.

(4)	According to a Schedule 13D/A filed on October 30, 2003, Walter H. Haefner, through Careal Holding AG, a company wholly owned by Mr. Haefner, exercises sole voting power and sole dispositive power over these shares.

(5)	According to a Schedule 13G filed on January 29, 2010 by BlackRock, Inc. (“BlackRock”), BlackRock exercises sole voting power and sole dispositive power over these shares.

(6)	According to a Schedule 13G/A filed on February 12, 2010 by NWQ Investment Management Company, LLC (“NWQ”), NWQ exercises sole voting power over 31,645,172 shares and sole dispositive power over 37,715,205 shares. According to the Schedule 13G/A, the shares are beneficially owned by clients of NWQ.

(7)	The 10th anniversary of Senator D’Amato’s service as a director occurred on June 29, 2009, during fiscal year 2010. In accordance with our director retirement policy, he retired as a director on that date.

(8)	Mr. La Blanc reached age 75 during fiscal year 2010. In accordance with our director retirement policy, he did not stand for re-election at the 2009 Annual Meeting of Stockholders.

(9)	Mr. Swainson retired as Chief Executive Officer and a director, effective December 31, 2009.

(10)	Mr. Christenson’s employment with the Company terminated on May 31, 2010.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees

On the recommendation of the Corporate Governance Committee, the Board of Directors has nominated the persons listed below for election as directors at the annual meeting, each to serve until the next annual meeting and until his or her successor is duly elected and qualified. Each of the nominees is an incumbent director.

The Board has determined that eight of the nominees (all of the nominees other than Mr. McCracken) are independent under The NASDAQ Stock Market LLC (“NASDAQ”) listing requirements and our Corporate Governance Principles (the “Corporate Governance Principles”), which are attached to this Proxy Statement as Exhibit A. Mr. McCracken is deemed not to be independent because of his current position as our Chief Executive Officer. The Board also determined that Senator D’Amato and Mr. La Blanc, who retired as directors during fiscal year 2010, were independent under NASDAQ listing requirements and our Corporate Governance Principles. Mr. Swainson, who also retired as a director during fiscal year 2010, was deemed not to be independent because he served as our Chief Executive Officer at that time.

In the course of the Board’s determination regarding the independence of each non-employee director, the Board considers transactions, relationships and arrangements as required by the independence guidelines contained in our Corporate Governance Principles. There were no transactions, relationships or arrangements outside of the independence guidelines that required review by the Board for purposes of determining whether the directors were independent.

Each of the nominees has confirmed to us that he or she expects to be able to continue to serve as a director until the end of his or her term. If, however, at the time of the annual meeting, any of the nominees named below is not available to serve as a director (an event that the Board does not anticipate), all the proxies granted to vote in favor of that director’s election will be voted for the election of any other person or persons that the Board may nominate.

All members of the Audit, Compensation and Human Resources, and Corporate Governance Committees are independent directors as defined by NASDAQ listing requirements and our Corporate Governance Principles. Members of the Audit Committee also satisfy the separate independence requirements of the U.S. Securities and Exchange Commission (“SEC”).

Our policy is that all directors and nominees should attend our annual meetings of stockholders. All of our directors then in office attended the 2009 Annual Meeting of Stockholders.

Under our majority voting standard for uncontested elections of directors, a director nominee will be elected only if the number of votes cast “for” exceeds the number of votes “against” the director’s election. In contested elections, the plurality voting standard will apply, under which the nominees receiving the most votes will be elected regardless of whether those votes constitute a majority of the shares voted at the meeting. Under our Corporate Governance Principles, if a director does not receive more votes “for” than votes “against” at an annual meeting of stockholders, generally the Board of Directors will have 90 days from the certification of the vote to accept or reject the individual’s irrevocable resignation that all incumbent directors are required to submit before the mailing of the proxy statement for the annual meeting.

The Board does not have a formal policy with respect to diversity. However, the Board and the Corporate Governance Committee each believe that it is essential that the Board members represent diverse viewpoints, with a broad array of experiences, professions, skills, geographic representation and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of the Company’s stockholders.

Set forth below are each nominee’s name, age, principal occupation for the last five years and other biographical information, including the year in which each was first elected a director of the

Company. In addition, the biographies discuss the particular experience, qualifications, attributes and skills of the director that, in light of the Company’s business and structure, led the Board to conclude that the individual should serve on the Board of the Company.

Raymond J. Bromark, 64, has been a director since 2007. Mr. Bromark is a retired Partner of PricewaterhouseCoopers, LLP (“PwC”), an international accounting and consulting firm. He joined PwC in 1967 and became a Partner in 1980. He was Partner and Head of the Professional, Technical, Risk and Quality Group of PwC from 2000 to 2006, a Global Audit Partner from 1994 to 2000 and Deputy Vice Chairman, Auditing and Business Advisory Services from 1990 to 1994. In addition, he served as a consultant to PwC from 2006 to 2007. Mr. Bromark has been a director of World Color Press, Inc., a provider of printing services to publishers, retailers, catalogers and magazines, since 2009 and chairs its audit committee. He is a member of the American Institute of Certified Public Accountants (the “AICPA”) and in previous years has participated as a member of the University of Delaware’s Weinberg Center for Corporate Governance’s Advisory Board. Mr. Bromark was PwC’s representative on the AICPA’s Center for Public Company Audit Firms’ Executive Committee. He has also been a member of the Financial Accounting Standards Board Advisory Council, the Public Company Accounting Oversight Board’s Standing Advisory Group, the AICPA’s Special Committee on Financial Reporting, the AICPA’s SEC Practice Section Executive Committee and the AICPA’s Ethics Executive Committee. Mr. Bromark’s qualifications include: extensive experience in accounting, auditing, financial reporting, and compliance and regulatory matters; deep understanding of financial controls and familiarity with large public company audit clients; and extensive experience in leadership positions at PwC.

Gary J. Fernandes, 66, has been a director since 2003. Mr. Fernandes has been Chairman and President of FLF Investments, a family business involved with the acquisition and management of commercial real estate properties and other assets, since 1999. Mr. Fernandes retired as Vice Chairman of Electronic Data Systems Corporation (“EDS”), a global technology services company, in 1998, after serving as Senior Vice President of EDS from 1984 to 1996 and as Chairman of A.T. Kearney, a management consulting firm and a subsidiary of EDS, from 1995 to 1998. He served on the board of directors of EDS from 1981 to 1998. After retiring from EDS, Mr. Fernandes founded Convergent Partners, a venture capital fund focusing on buyouts of technology-related companies, and was a partner from 1999 to 2000. In 1993, he founded Voyagers The Travel Store Holdings, Inc., a chain of travel agencies, acting as president and sole shareholder. Voyagers filed a petition under Chapter 7 of the U.S. federal bankruptcy laws in 2001. He has served as a director of BancTec, Inc., a privately-held systems integration, manufacturing and services company, since 2003 and Blockbuster Inc., a provider of home entertainment services since 2004. Mr. Fernandes also serves as an advisory director of MHT Partners, an investment banking firm serving mid-market companies. Mr. Fernandes was a director of webMethods, Inc., a business integration and optimization software company, from 2002 until 2005 and a director of 7-Eleven, Inc., an operator, franchisor, and licensor of convenience stores worldwide, from 1991 until 2005. He served as a director of E-Telecare Global Solutions, a provider of customer care outsourcing services from 2007 until 2008, where he also served as Non-Executive Chairman of the Board. He serves on the Board of Governors of Boys & Girls Clubs of America, and is a director of the Boys & Girls Club of Dallas County. He also serves as a trustee of the O’Hara Trust, a charitable trust that benefits the Boys & Girls Clubs of Dallas County, and the Hall-Voyer Foundation, a charity supporting educational and health programs in Honey Grove, Texas. Mr. Fernandes has chaired the audit, compensation and finance committees of a number of public companies. Mr. Fernandes’s qualifications include: extensive leadership experience at a large, complex, global public company; extensive experience in the technology industry; global business experience through 15 years of responsibility for EDS’s international business; government and regulatory experience through oversight of EDS’s U.S. government business; financial and investment experience; entrepreneurial experience; and public company governance experience as a member or chair of boards and board committees of public companies.

Kay Koplovitz, 65, has been a director since 2008. Ms. Koplovitz has been a principal of Koplovitz & Co., LLC, a media and investment firm, since 1998. She has been a director of Liz Claiborne, Inc., a designer and marketer of fashion apparel and accessories, since 1992, and Chairman of the Board since 2007. She is a founder of USA Network, an international cable television programming company, and served as its Chairman and Chief Executive Officer from 1977 to 1998. In 2001, Ms. Koplovitz co-founded Boldcap Ventures, a venture capital fund focused on investing in early to mid-stage companies, primarily in the healthcare and technology sectors, of which she is a governing board member. Ms. Koplovitz served as a director and member of the governance committee of Oracle Corporation, a database software and middleware company, from 1998 to 2001 and was a director of Instinet Group, Inc., an electronic brokerage services provider, from 2001 to 2007. From 2000 to 2001, Ms. Koplovitz served as Chief Executive Officer of Working Women Network, a multi-platform media company, which filed a petition under Chapter 7 of the U.S. federal bankruptcy laws in 2001 after Ms. Koplovitz left the company. Ms. Koplovitz serves on the boards of Ion Media Networks, Inc., a privately owned television and media company, The Paley Center for Media (formerly the Museum of Television and Radio), Springboard Enterprises, a non-profit organization that supports emerging growth ventures led by women, and the International Tennis Hall of Fame and is a Trustee of Babson College. Ms. Koplovitz’s qualifications include: extensive executive leadership experience at a large, complex company; entrepreneurial experience; extensive marketing and sales experience; technology experience; venture capital investment experience; and public company governance experience as a member or chair of boards and board committees of public companies.

Christopher B. Lofgren, 51, has been a director since 2005. Mr. Lofgren has been President and Chief Executive Officer of Schneider National, Inc. (“Schneider National”), a provider of transportation and logistics services, since 2002. He served as Chief Operating Officer of Schneider National from 2001 to 2002, Chief Executive Officer of Schneider Logistics, a subsidiary of Schneider National, from 2000 to 2001, Chief Information Officer of Schneider National from 1996 to 2002, and Vice President, Engineering and Systems Development of Schneider National from 1994 to 1996. Prior to joining Schneider National, Mr. Lofgren held several positions at Symantec Corp., a security, storage and systems management solutions company, including Interim General Manager, Director of Engineering, and Senior Engineer Manager. Prior to Symantec, Mr. Lofgren was a Senior Staff Engineer with Motorola, Inc. Mr. Lofgren serves on the Advisory Boards of the School of Industrial and Systems Engineering and the College of Engineering of the Georgia Institute of Technology. He was inducted into the National Academy of Engineering in 2009. Mr. Lofgren’s qualifications include: extensive executive leadership experience at a large, complex company; extensive technology experience; and understanding of regulatory compliance through Schneider National’s highly regulated industry.

William E. McCracken, 67, has been a director since 2005. Mr. McCracken has been Chief Executive Officer of the Company since January 2010. He was non-executive Chairman of the Board from June 2007 to September 2009 and Interim Executive Chairman of the Board from September 2009 to January 2010, and he served as executive Chairman of the Board from January 2010 to May 2010. He was President of Executive Consulting Group, LLC, a general business consulting firm, from 2002 to January 2010. During his 36-year tenure at International Business Machines Corporation (“IBM”), Mr. McCracken held a variety of executive positions, including General Manager of IBM Printing Systems Division from 1998 to 2001, General Manager of Marketing, Sales and Distribution for IBM PC Company from 1994 to 1998 and President of IBM’s EMEA and Asia Pacific PC Company from 1993 to 1994. From 1999 to 2001, he served on IBM’s Chairman’s Worldwide Management Council, a group of the top 30 executives at IBM. Mr. McCracken was a director of IKON Office Solutions, Inc., a provider of document management systems and services, from 2003 to 2008, where he served on its audit committee, compensation committee and strategy committee at various points in time during his tenure as a director. He is also Chairman of the Board of Trustees of Lutheran Social Ministries of New Jersey, a charitable organization that provides adoption, assisted living, counseling and immigration and refugee services. Mr. McCracken’s qualifications include: extensive executive leadership experience at large, complex, global public companies, including the Company; extensive technology experience; international management experience; government and regulatory experience through oversight of government business for managed operations at IBM; and public company governance experience as a member or chair of boards and board committees of public companies.

Richard Sulpizio, 60, has been a director since November 2009. Mr. Sulpizio has been President and Chief Executive Officer of Qualcomm Enterprise Services, a division of Qualcomm Incorporated (“Qualcomm”) responsible for mobile communications and services to the transportation industry, since December 2009. Mr. Sulpizio served as President and Chief Operating Officer of Qualcomm, a developer of wireless technologies, products and services, from 1998 to 2001 and served in various other executive positions between 1991 and 1998. He served as a director of Qualcomm from 2000 to 2007. Mr. Sulpizio served as President and Chief Executive Officer of MediaFLO, USA, Inc., a Qualcomm subsidiary involved in bringing multimedia services to the wireless industry, from 2005 to 2006. Mr. Sulpizio served as President of Qualcomm Europe in 2004 and President of Qualcomm China from 2002 to 2003. Before joining Qualcomm, Mr. Sulpizio worked for eight years at Unisys Corporation, a worldwide information technology company, and 10 years at Fluor Corporation, an engineering and construction company. He has served as a director of ResMed, Inc., a global developer, manufacturer and marketer of medical products, since 2005, where he has served on its governance committee and compensation committee. He also serves on the advisory board of the University of California San Diego’s Sulpizio Family Cardiovascular Center and the board of directors of the Danny Thompson Memorial Leukemia Foundation. Mr. Sulpizio’s qualifications include: extensive executive leadership experience at a large, complex, global public company; extensive technology experience; international management experience; and public company governance experience as a member or chair of boards and board committees of public companies.

Laura S. Unger, 49, has been a director since 2004. Since January 2010, Ms. Unger has been a special advisor to Promontory Financial Group, a global consulting firm for financial services companies. She served as the Independent Consultant to JPMorgan for the global analyst conflict settlement from 2003 to 2010. From 2002 to 2003, Ms. Unger was employed by CNBC as a Regulatory Expert. Ms. Unger was a Commissioner of the SEC from 1997 to 2002, and served as Acting Chairperson of the SEC from February to August 2001. Ms. Unger served as Counsel to the U.S. Senate Committee on Banking, Housing and Urban Affairs from 1990 to 1997. Prior to working on Capitol Hill, Ms. Unger was an attorney with the Enforcement Division of the SEC. Ms. Unger has served as a director and member of the governance, compensation and audit committees of Ambac Financial Group, Inc., a holding company whose affiliates provide financial guarantees and financial services, since 2002, a director and member of the nominating and governance committee and audit committee of the IQ Funds Complex, a group of closed-end mutual funds, since 2008 and a director and member of the nominating and governance committee of CIT Group, Inc., a provider of financing to small businesses and middle market companies, since 2010. Ms. Unger was a director and a member of the audit committee of Borland Software Corporation, a provider of software lifecycle management solutions from 2002 to 2004 and a director and member of the audit committee of MNBA Corporation, a bank holding company, from 2004 to 2006. She also serves as a director of Children’s National Medical Center Foundation. Ms. Unger’s qualifications include: government and public policy experience; legal and regulatory experience; extensive leadership experience at government agencies; and public company governance experience as a member or chair of boards and board committees of public companies.

Arthur F. Weinbach, 67, has been a director since 2008. Mr. Weinbach has been Chairman of the Board of the Company since May 2010. Since 2007, Mr. Weinbach has been Executive Chairman of Broadridge Financial Solutions, Inc. (“Broadridge”), a provider of products and services for securities processing, clearing and outsourcing which was spun off from Automatic Data Processing, Inc. (“ADP”), a provider of business outsourcing solutions. Prior to the spin off, Mr. Weinbach was associated with ADP from 1980 to 2007, serving as Chief Executive Officer from 1996 to 2006 and as

Chairman until November 2007. Prior to joining ADP, Mr. Weinbach held various positions at Touche Ross & Co. (“Touche Ross”), an accounting firm and a predecessor of Deloitte & Touche LLP, and was a partner from 1975 to 1979. He has been a director of The Phoenix Companies, Inc., a provider of life insurance and annuity products, since 2008, chairman of its audit committee since November 2009 and a member of its compensation committee from 2008 to present. Previously, Mr. Weinbach served as a director of First Data Corporation, a provider of electronic commerce and payment solutions for merchants, financial institutions and card issuers, from 2000 to 2006, and as a member of its audit committee for much of that period. He was also a director of Schering-Plough Corporation, a pharmaceutical manufacturer, from 1999 to 2009, at which he chaired its audit and finance committees during various times. He is currently a Trustee of New Jersey SEEDS, a non-profit organization providing academic enrichment and leadership programs for high-achieving, low-income youth. Mr. Weinbach’s qualifications include: extensive financial, accounting and auditing experience; international experience; technology experience; and public company governance experience as a member or chair of boards and board committees of public companies.

Renato (Ron) Zambonini, 63, has been a director since 2005. Mr. Zambonini was Chairman of the Board of Cognos Incorporated (“Cognos”), a developer of business intelligence software, from 2004 until 2008, and a director from 1994 until 2008. Mr. Zambonini was Chief Executive Officer of Cognos from 1995 to 2004, President from 1993 to 2002, and Senior Vice President, Research and Development from 1990 to 1993. Prior to joining Cognos, Mr. Zambonini served as Vice President, Research and Development of Cullinet Software, Inc., a software developer, from 1987 to 1989. Mr. Zambonini served as a director of Reynolds & Reynolds, a software company servicing automotive dealerships, from 2003 to 2006, and a director of Emergis, Inc., an electronic commerce business, from 2004 to 2008. Mr. Zambonini served on the audit committee of Reynolds & Reynolds and the compensation committee of Emergis. Mr. Zambonini’s qualifications include: extensive executive leadership experience at a large, complex, public company; extensive technology experience; and public company governance experience as a member or chair of boards and board committees of public companies.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES LISTED ABOVE (PROPOSAL 1).

RELATED PERSON TRANSACTIONS

The Board has adopted a Related Person Transactions Policy (the “Policy”), which is a written policy governing the review and approval or ratification of Related Person Transactions, as defined in SEC rules.

Under the Policy, each of our directors, nominees for director and executive officers must notify the General Counsel and/or the Office of Corporate Secretary of any potential Related Person Transaction involving that person or an immediate family member of that person. The General Counsel and/or the Office of Corporate Secretary will review each potential Related Person Transaction to determine if it is subject to the Policy. If so, the transaction will be referred for approval or ratification to the Corporate Governance Committee, which will approve or ratify the transaction only if it determines that the transaction is in, or is not inconsistent with, our best interests and the best interests of our stockholders. In determining whether to approve or ratify a Related Person Transaction, the Corporate Governance Committee may consider, among other things:

•	the fairness to us of the Related Person Transaction;

•	whether the terms of the Related Person Transaction would be on the same basis if the transaction, arrangement or relationship did not involve a related person;

•	the business reasons for us to participate in the Related Person Transaction;

•	the nature and extent of our participation in the Related Person Transaction;

•	whether any Related Person Transaction involving a director, nominee for director or an immediate family member of a director or nominee for director would be immaterial under the categorical standards adopted by the Board with respect to director independence contained in our Corporate Governance Principles;

•	whether the Related Person Transaction presents an actual or apparent conflict of interest for any director, nominee for director or executive officer, the nature and degree of such conflict and whether any mitigation of such conflict is feasible;

•	the availability of other sources for comparable products or services;

•	the direct or indirect nature and extent of the related person’s interest in the Related Person Transaction;

•	the ongoing nature of the Related Person Transaction;

•	the relationship of the related person to the Related Person Transaction and with us and others;

•	the importance of the Related Person Transaction to the related person; and

•	the amount involved in the Related Person Transaction.

The Corporate Governance Committee will administer the Policy and may review, and recommend amendments to, the Policy from time to time.

Since the beginning of fiscal year 2010, there has been one Related Person Transaction. Erica Christensen La Blanc, a daughter-in-law of Robert E. La Blanc, our former director, has served as a non-executive employee of the Company. She has received an annual salary and annual employee benefits valued at approximately $138,000. Mr. La Blanc reached age 75 during fiscal year 2010 and in connection with our director retirement policy did not stand for re-election at the 2009 Annual Meeting of Stockholders. This Related Person Transaction was approved in accordance with the Policy.

BOARD COMMITTEES AND MEETINGS

The Board of Directors has established four principal committees — the Audit Committee, the Compensation and Human Resources Committee, the Corporate Governance Committee and the Compliance and Risk Committee — to carry out certain responsibilities and to assist the Board in meeting its fiduciary obligations. These committees operate under written charters, which have been adopted by the respective committees and by the Board. All the members of the Audit Committee, the Compensation and Human Resources Committee and the Corporate Governance Committee are “independent” under both our Corporate Governance Principles and NASDAQ listing requirements. The charters of the current committees can be reviewed on our website at investor.ca.com and are also available free of charge in print to any stockholder who requests them in the same manner as for our Corporate Governance Principles or the Code of Conduct described below.

The current members of the Board’s four principal committees are as follows:

Compensation
		and Human	Corporate	Compliance
Independent Directors	Audit	Resources	Governance	and Risk
R. Bromark	X (Chair)

G. Fernandes		X (Chair)		X

K. Koplovitz		X	X

C. Lofgren			X (Chair)	X

R. Sulpizio		X	X

L. Unger			X	X (Chair)

A. Weinbach	X	X

R. Zambonini(1)	X

Employee Director

W. McCracken(1)				X

(1)	Messrs. McCracken and Zambonini are the members of the Special Litigation Committee, described under the heading “Litigation Involving Directors and Executive Officers — Stockholder Derivative Litigation,” below.

Information about the principal responsibilities and meetings of these committees appears below.

The general purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to: (1) the audits of our financial statements and the integrity of our financial statements and internal controls; (2) the qualifications and independence of our independent registered public accountants (including the Committee’s direct responsibility for the engagement of the independent registered public accountants); (3) the performance of our internal audit function and independent registered public accountants; (4) our accounting and financial reporting processes; and (5) the activity of our internal control function, including reviewing decisions with respect to scope, risk assessment, testing plans, and organizational structure. The Board has determined that Mr. Bromark qualifies as an “audit committee financial expert” and that all members of the Committee are independent under applicable SEC and NASDAQ rules. Additional information about the responsibilities of the Audit Committee is set forth in the Audit Committee charter. During fiscal year 2010, the Committee met nine times.

The general purpose of the Compensation and Human Resources Committee is to assist the Board in fulfilling its responsibilities with respect to executive compensation and human resources matters, including: (1) reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer; in coordination with the Corporate Governance Committee, evaluating the Chief Executive Officer’s performance in light of those goals and objectives; and determining and approving the Chief Executive Officer’s compensation, including determinations regarding equity-based and other incentive compensation awards, based upon such evaluation and (2) overseeing the evaluation of executive officers other than the Chief Executive Officer in connection with its oversight of executive management development and succession planning, and determining the compensation of executive officers, including determinations regarding equity-based and other incentive compensation awards. Additional information about the Committee’s responsibilities is set forth in the Compensation and Human Resources Committee charter. During fiscal year 2010, the Committee met 11 times.

The general purpose of the Corporate Governance Committee is to assist the Board in fulfilling its responsibilities with respect to our governance, including making recommendations to the Board concerning: (1) the size and composition of the Board, the qualifications and independence of the directors and the recruitment and selection of individuals to stand for election as directors; (2) the organization and operation of the Board, including the nature, size and composition of committees of the Board, the designation of committee chairs, the designation of a Lead Independent Director, Chairman of the Board or similar position, and the distribution of information to the Board and its committees; and (3) the compensation of non-employee directors. Additional information about the Committee’s responsibilities is set forth in the Corporate Governance Committee charter. During fiscal year 2010, the Committee met 11 times.

During fiscal year 2010, the Compensation and Human Resources Committee and the Corporate Governance Committee met once in a joint session to discuss the performance of the Chief Executive Officer and management succession planning, as contemplated by their respective charters.

The general purpose of the Compliance and Risk Committee is to: (1) provide general oversight of our risk and compliance functions; (2) provide input to our management in the identification, assessment, mitigation and monitoring of enterprise-wide risks faced by the Company; and (3) provide recommendations to the Board with respect to its review of our business practices and compliance activities and enterprise risk management. Additional information about the responsibilities of the Compliance and Risk Committee is set forth in the Committee’s charter. During fiscal year 2010, the Committee met six times.

During fiscal year 2010, the Board of Directors met 10 times and acted by unanimous written consent on three occasions. The independent directors meet at all regular Board meetings in executive session without any non-independent director present. During fiscal year 2010, either the non-executive Chairman of the Board or the Lead Independent Director, each of whom was an independent director, presided at these executive sessions. During fiscal year 2010, each director attended, in the aggregate, more than 75% of the Board meetings and meetings of the Board committees on which the director served.

From time-to-time, the Board also establishes special committees to assist the Board in carrying out its responsibilities. During fiscal year 2010, the Board established two active ad hoc committees. The Board established a CEO Search Committee to assist the Board in identifying and screening candidates for the position of Chief Executive Officer of the Company. The CEO Search Committee, whose responsibilities concluded with the appointment of Mr. McCracken as Chief Executive Officer, consisted of Messrs. Fernandes (Chair), Weinbach and Zambonini, and Ms. Koplovitz. The Board also established an M&A Committee to review and approve certain acquisitions and divestitures. The current members of the M&A Committee are Messrs. Weinbach (Chair), Bromark, Fernandes, Lofgren, Sulpizio and Zambonini.

NOMINATING PROCEDURES

The Corporate Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Committee will take into consideration the factors specified in our Corporate Governance Principles, which are attached to this Proxy Statement as Exhibit A, as well as the current needs of the Board and the qualifications of the candidate. The Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To recommend a candidate for consideration by the Committee, a stockholder must submit the recommendation in writing, including the following information:

•	the name of the stockholder and evidence of the stockholder’s ownership of Common Stock, including the number of shares owned and the length of time the shares have been owned; and

•	the name of the candidate, the candidate’s résumé or a description of the candidate’s qualifications to be a director of the Company, and the candidate’s consent to be named as a director nominee if recommended by the Committee and nominated by the Board.

Recommendations and the information described above should be sent to the Corporate Secretary at CA, Inc., One CA Plaza, Islandia, New York 11749.

Once a person has been identified by the Corporate Governance Committee as a potential candidate, the Committee may: collect and review publicly available information regarding the person to assess whether the person should be considered further; request additional information from the candidate and the proposing stockholder; contact references or other persons to assess the candidate; and conduct one or more interviews with the candidate. The Committee may consider that information in light of information regarding any other candidates that the Committee may be evaluating at that time, as well as any relevant director search criteria. The evaluation process generally does not vary based on whether or not a candidate is recommended by a stockholder; however, as stated above, the Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that those shares have been held.

In addition to recommending director candidates to the Corporate Governance Committee, stockholders may also nominate candidates for election to the Board at the annual meeting of stockholders. These nominations must be received by the Corporate Secretary no earlier than March 29, 2011 and no later than April 28, 2011 (unless the date of the 2011 annual meeting of stockholders is changed by more than 30 days from the one year anniversary date of the 2010 annual meeting of stockholders). These nominations must provide certain information specified in our By-laws. See “Advance Notice Procedures for Our 2011 Annual Meeting,” below, for more information.

In addition to stockholder recommendations, the Corporate Governance Committee may receive suggestions as to nominees from our directors, officers or other sources, which may be either unsolicited or in response to requests from the Committee for these suggestions. In addition, the Committee may engage search firms to assist it in identifying director candidates.

COMMUNICATIONS WITH DIRECTORS

The Board of Directors is interested in receiving communications from stockholders and other interested parties, which would include, among others, customers, suppliers and employees. These parties may contact any member (or members) of the Board or any committee, the non-employee directors as a group, or the Chair of any committee, by mail or electronically. In addition, the Audit Committee of the Board of Directors is interested in receiving communications from employees and other interested parties, which would include stockholders, customers, suppliers and employees, on issues regarding accounting, internal accounting controls or auditing matters. Any such correspondence should be addressed to the appropriate person or persons, either by name or title, and sent by postal mail to the office of the Corporate Secretary at CA, Inc., One CA Plaza, Islandia, New York 11749, or by e-mail to directors@ca.com.

The Board has determined that the following types of communications are not related to the duties and responsibilities of the Board and its committees and are, therefore, not appropriate: spam and similar junk mail and mass mailings; product complaints, product inquiries and new product suggestions; résumés and other job inquiries; surveys; business solicitations or advertisements; and any communication that is unduly hostile, threatening, illegal or similarly unsuitable. Each communication received as described in the preceding paragraph will be forwarded to the applicable directors, unless the Corporate Secretary determines that the communication is not appropriate. Regardless, certain of these communications may be forwarded to other employees in the Company for review and action, when appropriate, or to the directors upon request.

CORPORATE GOVERNANCE

Directly and through the Corporate Governance Committee, the Board periodically reviews corporate governance developments.

We periodically consider and review our Corporate Governance Principles. Our current Corporate Governance Principles are attached to this Proxy Statement as Exhibit A and can be found, together with other corporate governance information, on our website at investor.ca.com. The Board also evaluates the principal committee charters from time to time, as appropriate.

We maintain a Code of Conduct, which is applicable to all employees and directors, and is available on our website at investor.ca.com. Any waiver of a provision of our Code of Conduct that applies to our directors or executive officers will be contained in a report filed with the SEC on Form 8-K or will be otherwise disclosed as permitted by law or regulation.

Each of our Corporate Governance Principles and our Code of Conduct is available free of charge in print to any stockholder who requests a copy by writing to our Corporate Secretary, at CA, Inc., One CA Plaza, Islandia, New York 11749.

Board Leadership Structure

The Board is currently led by our non-executive Chairman, Mr. Weinbach, who is an independent director. Our Corporate Governance Principles do not specify a policy with respect to the separation of the positions of Chairman and Chief Executive Officer or with respect to whether the Chairman should be a member of management or a non-management director. The Board recognizes that there is no single, generally accepted approach to providing Board leadership, and given the dynamic and competitive environment in which we operate, the Board’s leadership structure may vary as circumstances warrant. The Board has determined that the leadership of the Board is currently best conducted by an independent Chairman. The Chairman provides overall leadership to the Board in its oversight function, while the Chief Executive Officer, Mr. McCracken, provides leadership with respect to the day-to-day management and operation of our business. We believe the separation of the offices allows Mr. Weinbach to focus on managing Board matters and allows Mr. McCracken to focus on managing our business. In addition, we believe the separation of the offices enhances the objectivity of the Board in its management oversight role. To further enhance the objectivity of the Board, we have limited the members of our Board who are not independent to our Chief Executive Officer.

Board Role in Risk Oversight

Our management is responsible for managing risks affecting the Company, including identifying, assessing and appropriately mitigating risk. The responsibilities of the Board include oversight of the Company’s risk management processes. To enhance the effectiveness of the Board’s risk oversight function, the Board has established the Compliance and Risk Committee. The Board exercises its risk oversight responsibilities primarily through the Compliance and Risk Committee, which regularly reviews and discusses with management the significant risks that may affect our enterprise. In addition to reporting to our Chief Executive Officer, our Executive Vice President, Risk and Chief Administrative Officer (whose department includes our Chief Risk Officer) reports to the Compliance and Risk Committee with respect to the Company’s enterprise risk management function, including operational, financial, strategic, legal and regulatory risks. Our Executive Vice President and General Counsel reports to the Compliance and Risk Committee with respect to the Company’s business practices and compliance functions. The other committees of the Board also provide risk oversight associated with their respective areas of responsibility. For example, the Audit Committee oversees risks related to our financial statements, our financial reporting process, our internal control processes and accounting matters. In addition, the Compensation and Human Resources Committee provides oversight with respect to risks related to our compensation practices. The Corporate Governance Committee oversees risks related to our corporate governance structure and processes. In fulfilling their oversight responsibilities, all committees receive regular reports on their respective areas of responsibility from members of management. The Chair of each committee, in turn, reports regularly to the full Board on matters including risk oversight.

COMPENSATION OF DIRECTORS

Only our non-employee directors receive compensation for their services as directors. Under our 2003 Compensation Plan for Non-Employee Directors (the “2003 Directors Plan”), each non-employee director receives an annual fee that is fixed by the Board and paid in the form of deferred stock units, except that up to 50% of that fee may be paid in cash, if elected by the director. Following termination of service, a director receives shares of Common Stock in an amount equal to the number of deferred stock units in the director’s deferred compensation account. The deferred stock units are settled, at the election of the director, by delivery of shares of Common Stock either in a lump sum or in up to 10 annual installments beginning on the first business day of the calendar year after termination of service. The 2003 Directors Plan also allows the Board of Directors to authorize the payment of additional fees to any eligible director who chairs a committee of the Board of Directors or to an eligible director serving as the lead independent director or Chairman of the Board. Currently, all of our non-employee directors receive compensation pursuant to the 2003 Directors Plan.

Under the 2003 Directors Plan, the compensation of our non-employee directors is based on a “director service year” that, prior to the 2010 Annual Meeting of Stockholders, covered the period from annual meeting to annual meeting. The 2003 Directors Plan was amended in November 2009 to adjust the “director service year” to coincide with the calendar year beginning on the date of the 2010 Annual Meeting of Stockholders.

Each non-employee director receives an annual director fee of $175,000. In addition, the non-executive Chairman of the Board receives an annual Chairman’s fee of $175,000, the Chair of the Audit Committee receives an annual Chair’s fee of $25,000 and each non-employee Chair of each other committee of the Board of Directors receives an annual Chair’s fee of $10,000. These additional fees are also payable in deferred stock units, unless the director elects to receive up to 50% in cash, as described above for annual fees. Annual fees are generally paid to directors quarterly in arrears.

In September 2009, Mr. Swainson announced that he planned to retire as Chief Executive Officer effective December 31, 2009. In connection with the announcement, Mr. McCracken was appointed as Interim Executive Chairman. Mr. McCracken was subsequently elected Chief Executive Officer in January 2010. Upon being appointed as Interim Executive Chairman in September 2009, Mr. McCracken ceased being compensated as a non-executive director and non-executive Chairman of the Board. For a description of Mr. McCracken’s compensation in all capacities for fiscal year 2010, please see “Compensation and Other Information Concerning Executive Officers,” below.

In connection with Mr. McCracken’s appointment as Interim Executive Chairman, Mr. Fernandes was appointed as lead independent director and received a one-time lump sum payment of $10,000 in the form of deferred stock units.

In addition to director fees, to further our commitment to support charities, non-employee directors are able to participate in our Matching Gifts Program. Under this program, we match contributions by directors up to an aggregate annual amount of $25,000 by a director to charities approved by us. Upon the mandatory retirement of a director in accordance with our director retirement policy, we also make a one-time donation of $10,000 to a charity specified by the retiring director.

We also provide directors with, and pay premiums for, director and officer liability insurance and we reimburse directors for reasonable expenses incurred in connection with Company business.

The following table includes information about compensation paid to our non-employee directors for the fiscal year ended March 31, 2010.

Fiscal Year 2010 Director Compensation Table

	Fees Earned or			All Other
	Paid in Cash	Stock Awards	Option	Compensation	Total
Director	($)(1)	($)(1)(2)	Awards($)(3)	($)(4)(5)(6)	($)
R. Bromark	100,000	100,000	0	500	200,500

A. D’Amato(7)	21,632	21,632	0	35,000	78,264

G. Fernandes	0	195,000	0	2,000	197,000

K. Koplovitz	87,500	87,500	0	21,500	196,500

R. La Blanc(8)	0	79,236	0	35,000	114,236

C. Lofgren	50,618	134,382	0	9,700	194,700

W. McCracken(9)	—	—	—	—	—

R. Sulpizio(10)	35,729	35,729	0	—	71,458

J. Swainson(11)	—	—	—	—	—

L. Unger	92,500	92,500	0	16,133	201,133

A. Weinbach	0	175,000	0	24,500	199,500

R. Zambonini	87,500	87,500	0	—	175,000

(1)	As noted above, 100% of directors’ fees are paid in deferred stock units, except that up to 50% of those fees may be paid in cash, if elected by the director in advance. The amounts in the “Fees Earned or Paid in Cash” column represent the amounts paid to directors who elected to receive a portion of their director fees in cash. In fiscal year 2010, Messrs. Bromark, D’Amato, Sulpizio and Zambonini and Mss. Koplovitz and Unger elected to receive 50% of their director fees in cash; Messrs. Fernandes, La Blanc and Weinbach elected to receive 100% of their director fees in deferred stock units; and Mr. Lofgren elected to receive 100% of his director fees in deferred stock units before September 14, 2009 and elected to receive 50% of his director fees in cash beginning on September 14, 2009.

(2)	As required by SEC rules, this column represents the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation” for deferred stock units. The aggregate grant date fair value for deferred stock units is calculated by multiplying the number of deferred stock units by the closing market price of the Common Stock on the date the deferred stock units are credited to a director’s account. These award fair values have been determined based on the assumptions set forth in Note 11, “Stock Plans,” in the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

As of March 31, 2010, the following deferred stock units had been credited to each director’s account:

Aggregate Number of
Director	Deferred Stock Units
R. Bromark	13,397

A. D’Amato(7)	0

G. Fernandes	49,375

K. Koplovitz	5,949

R. La Blanc(8)	0

C. Lofgren	33,304

W. McCracken(9)	47,707

R. Sulpizio(10)	1,549

J. Swainson(11)	—

L. Unger	20,979

A. Weinbach	16,949

R. Zambonini	18,857

(3)	No options were granted to directors during fiscal year 2010. Under prior director compensation arrangements, directors received a portion of their fees in options, each to purchase a share of Common Stock. The options were granted as of the day of the annual meeting of stockholders, with an exercise price equal to the closing price of the Common Stock on that date and the options vested on the day before the next succeeding annual meeting date. As of March 31, 2010, the following options were outstanding for each director, all of which are vested.

	Number of
	Securities	Option
	Underlying	Exercise	Option
	Unexercised	Price	Expiration
Director	Options	($)	Date
R. Bromark	0	—	—

A. D’Amato(7)	6,750	32.38	6/29/2010

G. Fernandes	1,125	23.37	6/18/2013

K. Koplovitz	0	—	—

R. La Blanc(8)	0	—	—

C. Lofgren	0	—	—

W. McCracken(9)	—	—	—

R. Sulpizio(10)	0	—	—

J. Swainson(11)	—	—	—

L. Unger	0	—	—

A. Weinbach	0	—	—

R. Zambonini	0	—	—

(4)	The amounts in this column include contributions we made under our Matching Gifts Program in fiscal year 2010. Under our current Matching Gifts Program, we match up to $25,000 of director charitable contributions made in each fiscal year by each director. Because our matching gifts are processed several months after the related director contributions are reported to us, the matching gifts that are included in this column for fiscal year 2010 also include matching gifts that were made in fiscal year 2010 to match some director contributions made in fiscal year 2009. The contributions we made under our Matching Gifts Program in fiscal year 2010 were as follows: Mr. Bromark, $500; Senator D’Amato, $25,000; Mr. Fernandes, $2,000; Ms. Koplovitz,

$21,500; Mr. La Blanc, $25,000; Mr. Lofgren, $9,700; Ms. Unger, $16,133; and Mr. Weinbach, $24,500.

(5)	The amounts in this column include charitable contributions made in connection with the retirement of directors. Upon the mandatory retirement of a director in accordance with our director retirement policy, we offer to make a one-time donation of $10,000 to a charity specified by the retiring director. In fiscal year 2010 we made the following retirement-related contributions: Senator D’Amato, $10,000; and Mr. La Blanc, $10,000.

(6)	We provide directors with, and pay premiums for, director and officer liability insurance and reimburse directors for reasonable travel and accommodation expenses incurred in connection with Company business, the values of which are not included in this table.

(7)	The 10th anniversary of Senator D’Amato’s service as a director occurred on June 29, 2009, during fiscal year 2010. In accordance with our director retirement policy, he retired as a director on that date.

(8)	Mr. La Blanc reached age 75 during fiscal year 2010. In accordance with our director retirement policy, he did not stand for re-election at the 2009 Annual Meeting of Stockholders.

(9)	From April 2009 to August 2009, Mr. McCracken received compensation as a non-employee director and non-executive Chairman of the Board. In September 2009, Mr. McCracken was appointed as Interim Executive Chairman and ceased being compensated in those former capacities and began to be compensated as an employee of the Company. For a description of Mr. McCracken’s total compensation for fiscal year 2010 in all capacities with the Company, please see “Compensation and Other Information Concerning Executive Officers,” below.

(10)	Mr. Sulpizio was first elected as a director on November 4, 2009.

(11)	Mr. Swainson retired as Chief Executive Officer and a director effective December 31, 2009. As an employee, Mr. Swainson did not receive director compensation.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

The Compensation and Human Resources Committee (the “Compensation Committee”) has reviewed and discussed with management the following Compensation Discussion and Analysis section of this Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION AND
HUMAN RESOURCES COMMITTEE

Gary J. Fernandes, Chair
Kay Koplovitz
Richard Sulpizio
Arthur F. Weinbach

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s Executive Compensation Program Philosophy

Our Company has adopted a pay-for-performance philosophy and we expect our executives to satisfy the performance objectives established by the Compensation Committee. For this reason, the Company ties a substantial portion of our executives’ compensation to the Company’s performance. The Company compensates executives largely based on the achievement of the Company’s strategic operational and financial objectives. Our executive compensation program is designed to appropriately balance the annual and long-term performance objectives of the Company and in order to promote the interests of our stockholders. Our executives’ annual performance cash incentive and one-year and three-year performance share awards are all payable based on the achievement of specific performance goals established by the Compensation Committee at the beginning of the pertinent performance cycle. The executive compensation performance objectives have been determined by the Compensation Committee to be consistent with the Company’s strategic operational and financial targets for the fiscal year. As a result of this close alignment between the Company’s strategic operational and financial targets and our pay-for-performance philosophy, the Company does not believe that our executive compensation program promotes or encourages excessive risk-taking. Consistent with a pay-for-performance philosophy, the Company also adopted a compensation recovery policy that permits the Company to “claw back” compensation in the case of a substantial restatement of the Company’s financial statements that is a direct result of intentional misconduct or fraud.

The objectives of our executive compensation program are to: (1) attract and retain talented senior executives whose judgment is vital to the continued success of the Company; (2) recognize executives’ performance during the fiscal year and over long-term performance periods; (3) align compensation with the interests of our stockholders; and (4) encourage our executives to conduct business in a manner that is accountable to our stockholders and does not expose the Company to inappropriate risk-taking.

The Company also expects its executives to maintain substantial equity ownership in the Company. Our executive compensation program includes a significant equity component and it imposes stock ownership requirements under which executives are expected to accumulate and retain Company stock equal to a multiple of their base salary. For additional information regarding our executive stock ownership requirements, please see “Other Important Compensation Policies Affecting Named Executive Officers — Executive Stock Ownership Requirements,” below.

Processes and Procedures for Determining Executive Compensation

The Role of the Compensation Committee

The responsibilities of the Compensation Committee include overseeing our compensation plans and policies, establishing the performance measures under our annual and long-term incentive programs that cover executive officers, approving executive officer compensation and authorizing awards under our equity-based plans. The responsibilities of the Compensation Committee are set forth in the Compensation Committee’s charter, which is available on our website at investor.ca.com. The Compensation Committee: (1) develops an executive compensation philosophy and objectives and establishes principles to guide the design and components of executive compensation; (2) approves the amount and the form of compensation, as well as the other terms of employment, of the Company’s executive officers (as defined in the applicable SEC regulations), including the Chief Executive Officer (the “CEO”) and the other Named Executive Officers (as defined in applicable SEC regulations); and (3) recommends to the Board approval of all executive compensation plans and programs. The Compensation Committee may delegate its authority to one or more members or subcommittees, when deemed appropriate, but has not delegated any of the abovementioned responsibilities. The Compensation Committee consists entirely of directors who are “independent” as described in applicable NASDAQ rules.

The Compensation Committee, together with the Corporate Governance Committee, oversees the performance of the CEO and oversees executive management development and succession planning.

The Compensation Committee meets regularly in executive session, without management present. The Compensation Committee reports to the Board at each regular Board meeting.

The Role of Executive Management

In making these executive compensation determinations, the Compensation Committee considers input from a number of sources, including executive management.

The Compensation Committee considers the views and insights of the CEO and the Executive Vice President, Global Human Resources (the “EVP-HR”), in making compensation decisions for Named Executive Officers and others. Since the input of these executive officers with respect to the business environment and competitive status in various business areas is an essential component of the Compensation Committee’s process, the input of executive officers is critical. No executive officer provides any recommendation regarding the determination of that executive officer’s own compensation, however.

In fiscal year 2010, our CEO and our EVP-HR made recommendations to the Compensation Committee with regard to each executive officer’s base salary levels and individual incentive compensation targets (i.e., annual performance cash incentive target and long-term incentive plan (“LTIP”) target amounts), based on each executive’s experience, role, potential and performance.

The recommendations of our CEO and EVP-HR were then reviewed by the Compensation Committee with the assistance of the Compensation Committee’s independent compensation consultant, Towers Watson (formerly Towers Perrin), and compared with competitive market data for the CEO and key executives of certain peer companies based on, among other things, compensation information disclosed in publicly filed documents from a selected peer group of companies in the software and technology services industry.

The Company’s Chief Financial Officer and its Corporate Senior Vice President and Corporate Controller (principal accounting officer) certified the level of attainment of the performance goals for the annual and long-term incentive components of the fiscal year 2010 compensation program. Based on the input of those officers, the Compensation Committee approved the level of attainment and the payouts based on that level of attainment.

The Compensation Committee also determines the form in which the compensation will be paid — e.g., cash or equity — and determines the form of equity, including stock options, stock appreciation rights, restricted stock, restricted stock units or performance shares. In each year since fiscal year 2006, the Compensation Committee has approved a compensation program that the Compensation Committee believes: (1) incorporates a well-balanced mix of short-term and long-term incentives and cash and non-cash components; (2) links pay to the achievement of goals that are tied to our strategic operational and financial performance; and (3) helps achieve the objectives with respect to compensation that are described elsewhere in this Compensation Discussion and Analysis section. As detailed below, this compensation program was also followed in fiscal year 2010.

The Role of the Compensation Consultant

During fiscal year 2010, the Compensation Committee engaged Towers Watson as its independent executive compensation consultant. Towers Watson provided the Compensation Committee with the following services:

•	advised with respect to the design, form, components and amounts of compensation for executive officers;

•	advised on the appropriate composition of the Company’s peer group;

•	advised with respect to compensation arrangements for new executive hires and terminating executives;

•	reviewed the Company’s current compensation programs and determined whether such compensation programs were competitive and well balanced;

•	reviewed market trends, regulatory issues and developments and their potential effect on executive compensation programs;

•	consulted with the Compensation Committee on appropriate performance metrics for the annual performance cash incentive and long-term incentive program; and

•	advised on proxy disclosure rule changes related to compensation policies and programs.

The terms on which the Compensation Committee engages Towers Watson to perform work are set forth in a formal agreement containing a description of the scope of Towers Watson’s services. The Compensation Committee engaged Towers Watson based on their experience, expertise and familiarity with the Company. A representative of Towers Watson usually attends sessions of the Compensation Committee that deal with executive compensation matters.

Peer Group

The Compensation Committee, with the assistance of Towers Watson, conducted a competitive compensation review for the Company’s executive leadership team. Towers Watson presented the Compensation Committee with a competitive market range of compensation for our Named Executive Officers based on compensation data as set forth in the proxy statement disclosures of our peer group (identified below). The purpose of comparing the Company’s executive compensation program with peer group proxy data was to inform the Compensation Committee of competitive compensation practices. Towers Watson used the following selection criteria for recommending the fiscal year 2010 peer group for purposes of benchmarking compensation: (1) U.S.-based publicly traded companies with annual revenues between $1 billion and $6 billion; and (2) companies that report the majority of their revenues using software and technology services industry classifications. The resulting peer group consisted of the following companies:

•	Acxiom Corporation	•	Cadence Design Systems, Inc.	•	McAfee, Inc.
•	Adobe Systems Incorporated	•	Citrix Systems, Inc.	•	Novell, Inc.
•	Autodesk, Inc.	•	Compuware Corporation	•	Symantec Corporation
•	BMC Software, Inc.	•	Intuit, Inc.	•	VeriSign, Inc.

The fiscal 2010 peer group was unchanged from the fiscal 2009 peer group.

The Compensation Committee also considered the Company’s performance and each executive’s individual contribution, experience and potential when comparing compensation data. The Compensation Committee considered this data in establishing target total direct compensation opportunities for our Named Executive Officers and executive leadership team, which is targeted to be within the 50th to 75th percentiles of compensation of executives in the selected peer group. After taking these factors into account, the Compensation Committee exercised its judgment in making compensation decisions. We believe that this approach gives the Compensation Committee the information necessary to make compensation decisions based upon all of the relevant facts and circumstances.

Risk Considerations Relating to Compensation

The Company’s Chief Risk Officer and its EVP-HR presented the Compensation Committee with an analysis of the risks involved in the design and implementation of all of the Company’s incentive compensation programs, including all of the executive compensation plans that cover our Named Executive Officers. Based on that presentation, the Compensation Committee concurred with management’s assessment that our incentive compensation programs should not give rise to risks that are reasonably likely to have a material adverse effect on the Company. Some factors considered in this analysis were the following:

•	The long-term equity awards granted to our executives are subject to long-term performance goals that are linked to the Company’s long-term strategy and have long-term performance cycles or vesting schedules, which links the compensation to long-term stock price performance and to the long-term interests of the Company’s stockholders.

•	The Company’s clawback policy gives the Compensation Committee the ability under certain circumstances to recover executive compensation awards when an executive engages in intentional misconduct or fraud that results in a substantial restatement of the Company’s financial statements.

•	The Compensation Committee has discretion to decrease the amount of any incentive compensation payouts (negative discretion) when determining final payouts of awards, which gives the Compensation Committee the ability to avoid rewarding executives for excessive or inappropriate risk-taking.

Determination of Fiscal Year 2010 Compensation

Elements of Compensation

Our executives’ aggregate compensation includes base salary, annual performance cash incentive, long-term equity incentive compensation, broad-based employee benefit programs and limited perquisites. The Compensation Committee approved aggregate compensation at the beginning of fiscal year 2010 that was generally targeted to be competitive among compensation of a selected peer group of companies in the software and technology services industry, assuming predetermined performance objectives were attained at the target level. See “Processes and Procedures for Determining Executive Compensation — Peer Group,” above.

For fiscal year 2010, our long-term incentive plan (“LTIP”) compensation included: (1) a fiscal year 2010 one-year performance share award for a performance cycle that commenced on April 1, 2009 and ended on March 31, 2010, and which is subject to a three-year prorated vesting schedule; and (2) a three-year performance share award for a performance cycle that commenced on April 1, 2009 and ends March 31, 2012.

The following table briefly summarizes the elements of compensation for our executive officers, which are described in greater detail elsewhere in this Compensation Discussion and Analysis section.

Compensation Element	Description	Purpose	Other Features
Base Salary	Generally, base salary is the smallest element of each executive’s total target direct compensation opportunity (i.e., base salary, target annual performance cash incentive, one-year performance share target value and three-year performance share target value).	To provide a competitive base level of fixed cash compensation, which reflects the executive’s position, responsibilities, skills, contributions and potential in order to attract, retain and motivate superior key executive talent.	Base salaries are reviewed annually and determined based on (i) the responsibilities of the position; (ii) the experience, performance and potential of the executive; and (iii) periodic reference to the competitive marketplace, as described above.

Annual Performance Cash Incentive	The annual performance cash incentive generally represents approximately 20% of the Named Executive Officers’ total target direct compensation opportunity.	To reward performance on key strategic operational and financial goals over the course of a year, as part of focus on both short-term and long-term performance goals serving as the foundation for improved longer-term performance.	The annual performance cash incentive is awarded to executives upon achieving strategic operational and financial performance objectives.

The Compensation Committee retains negative discretion to reduce annual performance cash incentive payouts for any reason.

Compensation Element	Description	Purpose	Other Features
Long-Term Incentive Plan (“LTIP”)	The LTIP has been comprised of two components: (i) a one-year performance share award and (ii) a three-year performance share award.

The LTIP awards are issued upon the achievement of pre-established performance metrics. The value of these equity awards is ultimately determined by the achievement of pre-established goals and our share price.

The one-year performance share awards fully vest in equal installments over a two-year period after the end of the one-year performance cycle.

The three-year performance share awards vest at the conclusion of a three-year performance cycle.	To provide additional motivation to key executive talent to deliver on long-term goals that align with long-term stockholder value.

The predominance of the equity component, along with related vesting and stock ownership requirements, is intended to complement the short-term annual performance cash incentive and focus management on long-term stockholder value.

To provide a long-term performance-based compensation component that is able to attract and retain key executives for sustained performance over long-term performance periods.	The intent of the LTIP is to promote behavior that aligns the interests of executives with the long-term performance of the Company and the long-term interests of our stockholders.

Generally, the LTIP constitutes the largest component of each executive’s total target direct compensation opportunity.

Upon a change in control (as defined in the CA, Inc. 2007 Incentive Plan) one-year and three-year performance share awards will generally vest at 100% of target, prorated for the portion of the performance cycle that has been completed through the date of a change in control.

The Compensation Committee retains negative discretion to reduce LTIP payouts for any reason.

Compensation Element	Description	Purpose	Other Features
Change in Control Severance Policy	The Company’s Change in Control Severance Policy provides severance benefits for certain executives, including some of the Named Executive Officers.

The treatment of equity upon a change in control is addressed separately under the terms of the Company’s broad-based equity plans.	To provide post-change-in-control benefits consistent with current competitive practice.

To provide additional incentive to those key executives most closely connected to a potential change in control to remain focused on the Company’s business priorities and to act more objectively and, therefore, in the best interests of stockholders, despite the fact that such a transaction could result in the executives’ termination.

To encourage key executives to remain with the Company prior to the completion of a change-in-control transaction and to work toward a successful transition.

To provide potential additional non-competition and non-solicitation protection for the Company.	Payments under this policy are payable only after both (1) a change in control and (2) a termination of the executive’s employment within 24 months after the change in control. Payments represent a single multiple of an executive’s base salary and average annual performance cash incentive.

Payments under this policy are contingent upon an executive’s signing a release of claims against the Company.

Employment Agreements	These agreements provide for certain obligations to the Company (e.g., non-compete, non-solicitation, limitation on other outside business activities) and benefits to the employee upon a termination of employment under specified circumstances.	To attract and retain key employees over a specified term.

Compensation Element	Description	Purpose	Other Features
Deferred Compensation Arrangements	The Company sponsors non-qualified deferred compensation plans available to certain executives of the Company, including the Named Executive Officers.	To attract and retain key executive talent by providing a voluntary deferral of earned incentive compensation, which provides a long-term retirement savings opportunity on a tax-efficient basis.

Perquisites	The Company provides limited perquisites to its executives.	To attract and retain key executive talent by providing a limited number of competitive personal benefits that allow executives greater and more focused productivity to serve the business more effectively and balance their lives.

Performance-Based Compensation — Annual and Long-Term Incentives

Annual Performance Cash Incentive

Early in fiscal year 2010, the Compensation Committee approved performance metrics for executive officers, including the Named Executive Officers, which were based on the Company’s annual strategic operational and financial objectives for fiscal year 2010. The annual cash performance metrics for fiscal year 2010 were:

•	Operating Income: Defined as income from continuing operations before interest and income taxes as reported in Item 8, Financial Statements and Supplementary Data, of the Company’s Form 10-K for fiscal year 2010, plus non-GAAP operating adjustments, including purchased software amortization, intangibles amortization, acquired in-process research and development, and hedging gains, net, as reported in the Reconciliation of GAAP Results to Non-GAAP Net Income table of the Company’s fourth quarter fiscal year 2010 financial results press release.

•	Revenue in Constant Currency: Defined as growth in total revenue as reported in Item 8, Financial Statements and Supplementary Data, of the Company’s 10-K for fiscal year 2010 excluding the impact of foreign currency exchange on total revenue as reported in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-K for fiscal year 2010.

Generally, under the terms of the annual performance cash incentive award, if an executive’s employment terminates prior to the end of the fiscal year, the executive ceases to be eligible for any portion of the award. However certain executive contracts may contain terms that provide for an executive to be paid all or a prorated portion of the executive’s annual performance cash incentive bonus at the end of the fiscal year, based on the Company’s actual performance. For further information please see “Other Compensation Arrangements Provided to Our Named Executive Officers.”

The Compensation Committee retains negative discretion to reduce any annual performance cash incentive payout for any reason, including the results of the Compensation Committee’s review of the basis on which the performance goals were achieved. This review includes an examination of, among other things, the quality and long-term strategic alignment of the performance underlying the attainment of the performance goals, as well as the long-term risks associated with the manner in which the performance goals were attained. For further discussion, please see “Other Important Compensation Policies Affecting Named Executive Officers.”

Executive compensation is also tied to the ethical standards of the Company. A failure to complete annual ethics training results in a mandatory 10% reduction of an executive’s annual performance cash incentive. In determining whether to exercise its discretion to reduce payouts on the basis of issues relating to ethical standards, the Compensation Committee considers each executive’s contribution to the establishment and maintenance of high ethical and compliance standards throughout his or her organization and, in general, throughout the Company. The Company’s Ethics Committee also notifies the Compensation Committee whether there were any incidents or reports of unethical behavior or other misconduct. No reductions were made to any Named Executive Officer’s annual performance cash incentive for ethical or other reasons with respect to payouts made for fiscal year 2010.

In May 2010, the Compensation Committee approved the payment of the fiscal year 2010 annual performance cash incentive based on the achievement of the previously established targets. The annual performance cash incentive amounts paid to the Named Executive Officers are reflected in the “Non-Equity Incentive Plan Compensation” column of the Fiscal Year 2010 Summary Compensation Table, below, and in the Performance Targets and Actual Results for Fiscal Year 2010 table, below.

Additional details about the fiscal year 2010 annual performance cash incentives, including results and payouts, are provided in the Performance Targets and Actual Results for Fiscal Year 2010 table, below.

Long-Term Incentive Plan

The Compensation Committee approves the aggregate target amounts of the LTIP awards, their respective apportionment between the components of the program, the applicable performance metrics and the applicable performance targets. The components of the LTIP compensation opportunities awarded in fiscal year 2010 were one-year performance shares and three-year performance shares.

One-Year Performance Shares

•	Represented the opportunity to earn shares of Common Stock that vest 34% at issuance and 33% on each of the first two anniversaries of the issuance date.

•	Granted at the beginning of the fiscal year 2010 performance cycle.

•	Settled by issuance of restricted shares at the end of fiscal year 2010 (after the Compensation Committee considered the results for the fiscal year 2010 performance cycle) based on the achievement of one-year performance goals.

•	Intended to promote retention and align the interests of our executives with the long-term performance of our stock price and the interests of our stockholders as approximately two-thirds of the award vests over the two-year period following completion of the performance cycle, during which the executive must remain employed by the Company.

•	Intended to reward growth in fiscal year 2010 revenue, operating income and cash flow from operations, recognizing the importance of annual operating performance to our business.

The threshold, target, maximum and actual payout factors for fiscal year 2010 one-year performance shares are shown in the Relationship of Actual Performance to Payouts for Performance-Based Compensation for Performance Cycles Ending in Fiscal Year 2010 table. The actual number of shares issued under this award is shown in the Performance Targets and Actual Results for Fiscal Year 2010 table.

Under the LTIP program, the issuance of stock at the conclusion of the one-year performance cycle from April 1, 2009 to March 31, 2010 was dependent on the achievement of specified performance targets set early in fiscal year 2010 by the Compensation Committee. The LTIP performance metrics for fiscal year 2010 were:

•	Operating Income: As defined above under “Annual Performance Cash Incentive,” above.

•	Revenue in Constant Currency: As defined above under “Annual Performance Cash Incentive,” above.

•	Adjusted Cash Flow From Operations (“CFFO”): Defined as Net Cash Provided by Continuing Operating Activities as reported in Item 8, Financial Statements and Supplementary Data, of the Company’s Form 10-K for fiscal year 2010, plus Restructuring and Other Payments for fiscal year 2010, as reported within the Company’s fourth quarter of fiscal year 2010 Supplemental Financial Information Package.

Three-Year Performance Shares

•	Represent the opportunity to earn shares of Common Stock.

•	Granted at the beginning of the three-year performance cycle consisting of fiscal years 2010, 2011 and 2012.

•	To be settled by issuance of shares of Common Stock (after the Compensation Committee considers the results for the fiscal year 2010-2012 performance cycle).

•	Intended to reward growth in cash flow from operations, operating income, and revenue over the performance cycle.

The three-year performance shares are granted exclusively to our executive leadership team which includes our Named Executive Officers, because the Compensation Committee believes that members of the executive leadership team are principally responsible for leading the execution of the Company’s long-term strategy.

The number of three-year performance shares that the Named Executive Officers may earn for the fiscal year 2010-2012 performance cycle are reflected in the “Estimated Future Payouts under Equity Incentive Plan Awards” column of the Fiscal Year 2010 Grants of Plan-Based Awards table. The number of three-year performance shares that the Named Executive Officers actually earned for the fiscal year 2008-2010 performance cycle are reflected in the Base Salary Plus Performance-Based Compensation Earned for Performance Cycles Ending March 31, 2010 table, below, which also identifies the range of shares that could have been earned as well as the achievement of specified performance goals for that performance cycle.

The performance metrics for the fiscal year 2008-2010 three-year performance cycle, which concluded on March 31, 2010, approved by the Compensation Committee, were the following:

•	Average Three-Year Revenue: Defined as average three-year total growth in Revenue in Constant Currency (as defined above under “Annual Performance Cash Incentive”), expressed as a percentage, as reported in the Company’s Form 10-K for fiscal year, 2010.

•	Average Three-Year Adjusted CFFO: Defined as average annual growth rate for Adjusted CFFO (as defined above) for fiscal years 2008, 2009 and 2010.

Effect of Termination of Employment.  If an executive’s employment terminates prior to the end of the applicable LTIP performance cycle, the executive generally ceases to be eligible for any portion of the award. However certain executive contracts may contain terms that provide for an executive to be paid a prorated portion of his or her annual performance cash incentive bonus at the end of the fiscal year, based on the Company’s actual performance. For further information please see “Other Compensation Arrangements Provided to Our Named Executive Officers.” Also, if employment is terminated due to disability or by the Company without “cause,” an executive may be eligible for a prorated portion of the award after the performance cycle, in accordance with the terms of the program. All determinations are at the Compensation Committee’s discretion. Also, in the event of the executive’s death, the executive’s estate would receive a prorated portion of the target award (based on the portion of the period completed through the date of death).

Negative Discretion.  The Compensation Committee retains negative discretion to reduce any LTIP payout for any reason, including the results of the Compensation Committee’s review of the basis on which the performance goals were achieved. This review includes an examination of, among other things, the quality and long-term strategic alignment of the performance underlying the attainment of the performance goals, as well as the long-term risks associated with the manner in which the performance goals were attained. For further discussion please see “Other Important Compensation Policies Affecting Named Executive Officers.”

Supplemental Tables to Illustrate Fiscal Year 2010 Compensation

In effort to illustrate to our stockholders what the performance targets are for our Named Executive Officers and the actual results for compensation payable during fiscal year 2010, as well as how the Compensation Committee views the relationship of performance to executive compensation, we have provided three additional tables in the Compensation Discussion and Analysis portion of this Proxy Statement.

The first table shows the Compensation Committee’s targeted value for base salary, annual performance cash incentive and one-year performance shares for each Named Executive Officer for fiscal year 2010, as well as the value actually earned based on fiscal year 2010 performance. The table also shows the targeted compensation opportunity value for fiscal 2010-2012 three-year performance shares for each Named Executive Officer. In addition, the table illustrates the targeted percentage of total direct compensation represented by each of these components. The table does not show the actual value earned for the fiscal 2010-2012 three-year performance shares, since it will not be earned until after the end of the three-year performance cycle in fiscal year 2012. For more information, including projected performance with respect to the fiscal 2010-2012 three-year performance shares, see “Performance-Based Compensation — Annual and Long-Term Incentives,” above.

Performance Targets and Actual Results for Fiscal Year 2010

Fiscal 2010-
2012
Three-Year
Fiscal 2010	Performance
One-Year Performance Shares(1)	Shares(2)
Annual	Number
Performance	of	Stock
Name	Base Salary	Cash Incentive	Shares(3)	Price(4)(5)	Value	Value(6)

William E. McCracken(7)	Target Allocation(8)	44%	56%
Chief Executive Officer	Target	$1,000,000	$1,250,000
Payout Factor(9)	112.4%
Actual	$41,667	(10)	$242,507	(10)

Nancy E. Cooper	Target Allocation(8)	19%	19%	37%	25%
Executive Vice President &	Target	$600,000	$600,000	66,481	$18.05	$1,199,982	$800,000
Chief Financial Officer	Payout Factor(9)	112.4%	118.25%
Actual	$600,000	$674,400	78,613	$21.47	$1,687,821

James E. Bryant	Target Allocation(8)	16%	22%	37%	25%
Executive Vice President,	Target	$500,000	$700,000	66,481	$18.05	$1,199,982	$800,000
Risk & Chief Administrative	Payout Factor(9)	112.4%	118.25%
Officer	Actual	$500,000	$786,800	78,613	$21.47	$1,687,821

Amy Fliegelman Olli	Target Allocation(8)	23%	23%	32%	22%
Executive Vice President &	Target	$550,000	$550,000	43,213	$18.05	$779,995	$520,000
General Counsel	Payout Factor(9)	112.4%	118.25%
Actual	$550,000	$618,200	51,099	$21.47	$1,097,096

John A. Swainson(11)	Target Allocation(8)	15%	19%	35%	31%
Former Chief Executive Officer	Target	$1,000,000	$1,250,000	125,222	$18.05	$2,260,257	$2,000,000
Payout Factor(9)	112.4%	118.25%
Actual	$958,333	(11)	$941,781	(11)	148,075	$21.47	$3,179,170

Michael J. Christenson(12)	Target Allocation(8)	20%	20%	37%	23%
Former President & Chief	Target	$800,000	$800,000	83,102	$18.05	$1,499,991	$1,000,000
Operating Officer	Payout Factor(9)	112.4%	118.25%
Actual	$800,000	$899,200	98,268	$21.47	$2,109,814

(1)	The performance cycle for the fiscal year 2010 one-year performance shares began on April 1, 2009 and ended on March 31, 2010.

(2)	The performance cycle for the fiscal year 2010-2012 three-year performance shares began on April 1, 2009 and ends on March 31, 2012. For additional information on the projected performance share award attainments for this and other outstanding performance cycles, please refer to the Outstanding Equity Awards at Fiscal Year End table.

(3)	Reflects the number of shares of our Common Stock issuable at 100% performance (“target”) or issued based on actual performance (“actual”) to the Named Executive Officer upon settlement of the one-year performance shares after completion of the performance cycle. For Mr. Christenson and Mss. Cooper and Fliegelman Olli, 34% of these shares vested upon issuance and the remaining shares vest 33% on each of the first two anniversaries of the date of issuance, provided the executive remains employed by the Company. With respect to Mr. Swainson’s fiscal year 2010 one-year performance shares, he was issued a prorated portion of the performance shares for the period of time he served the Company as Chief Executive Officer, of which 70% vested upon issuance in accordance with special retirement vesting approved by the Compensation Committee. The remainder of the award was forfeited upon his termination of employment. Mr. Bryant has informed the Company that he expects to retire from the Company during fiscal year 2011. Accordingly, Mr. Bryant’s one-year performance share award vested 70% upon issuance, in accordance with the special retirement vesting as approved by the Compensation Committee, and the remainder will be forfeited upon his termination of employment.

(4)	Stock price of $18.05 is the closing price for our Common Stock on May 19, 2009, the date that the targets were set by the Compensation Committee.

(5)	Stock price of $21.47 is the closing price of our Common Stock on May 11, 2010, the date that actual performance for the performance cycle was certified by the Compensation Committee.

(6)	The actual value of the fiscal year 2010-2012 three-year performance share awards is not shown because it cannot be determined until the conclusion of the fiscal year 2010-2012 three-year performance cycle on March 31, 2012.

(7)	Mr. McCracken became CEO on January 28, 2010. He served as Interim Executive Chairman of the Board of the Company from September 1, 2009 to January 28, 2010, and as executive Chairman of the Board from January 28, 2010 to May 6, 2010.

(8)	Target Allocation represents the percentage of each component of the Named Executive Officer’s total direct compensation (i.e., base salary, target annual performance cash incentive, one-year performance share target value and three-year performance share target value) that the Compensation Committee targeted to deliver to the Named Executive Officer at the beginning of fiscal year 2010.

(9)	Payout Factor is the percentage of target actually earned by each Named Executive Officer based on performance cycles that concluded in fiscal year 2010.

(10)	For a description of the components of Mr. McCracken’s fiscal year 2010 base salary, see Fiscal Year 2010 Summary Compensation Table, below. Pursuant to the terms of Mr. McCracken’s employment agreement, with respect to fiscal year 2010, Mr. McCracken was eligible to receive a target annual performance cash incentive of $1,250,000, which was prorated to reflect his service as Chief Executive Officer from January 28 to March 31, 2010, based on the Company’s actual performance.

(11)	Mr. Swainson retired as CEO on December 31, 2009 and his employment terminated on March 15, 2010. Pursuant to the terms of Mr. Swainson’s employment agreement, he received a portion of his annual performance cash incentive for the year in which his termination as CEO occurred, prorated for the portion of the fiscal year during which he served as CEO, based on the Company’s actual performance. See “Other Compensation Arrangements Provided to our Named Executive Officers — Employment Agreements,” below.

(12)	Mr. Christenson’s employment with the Company terminated on May 31, 2010.

The second table in this Compensation Discussion and Analysis reflects the relationship of (i) actual performance against the Company’s performance goals to (ii) payouts for the annual performance cash incentive and LTIP awards, including the one-year performance shares for fiscal year 2010 and the three-year performance shares for fiscal years 2008-2010. For each of these components of the LTIP awards, total payouts are based on a weighted average of each performance metric (each component of the LTIP has performance metrics as indicated in the table below). The fiscal year 2010 one-year performance cycle measures for each metric range from “threshold” (the minimum level at which an executive may earn the relevant portion of the award) to “maximum” (150% of the targeted value of the relevant portion of the award, as shown below). The fiscal year 2008-2010 three-year performance cycle measures for each metric range from “threshold” (the minimum level at which an executive may earn the relevant portion of the award) to “maximum” (200% of the targeted value of the relevant portion of the award, as shown below). These measurements are weighted and averaged to produce a “Total Payout Factor,” which is shown in the following table. The Total Payout Factor is multiplied by each executive’s target award value (in dollars or number of shares) to produce the executive’s final award. For more information, see the Base Salary Plus Performance-Based Compensation Earned for Performance Cycles Ending March 31, 2010 table, below.

Relationship of Actual Performance to Payouts for Performance-Based Compensation for
Performance Cycles Ending in Fiscal Year 2010

	Percentage of Performance/Payout Relationship (dollars in millions)							Target Award Earned
	Threshold		Target		Maximum
								Payout
Award and	Performance	Payout	Performance	Payout	Performance	Payout	Actual	Percentage	Weighting	Factor
Performance Metric	Goal	(%)	Goal	(%)	Goal	(%)	Performance	Credited	of Result	(%)
Annual Performance Cash Incentive
Operating Income(1)	1,175	25%	1,302	100%	1,387	150%	1,360	134%	40%	53.60%
Revenue (Constant Currency)(2)	(2.0)%	25%	2.9%	100%	6.1%	150%	2.7%	98%	60%	58.80%

Total Payout Factor										112.40%

2010 One-Year Performance Shares
Operating Income(1)	1,175	25%	1,302	100%	1,387	150%	1,360	134%	25%	33.50%
Adjusted Cash Flow From Operations(3)	1,161	25%	1,321	100%	1,428	150%	1,413	143%	25%	35.75%
Revenue (Constant Currency)(2)	(2.0)%	25%	2.9%	100%	6.1%	150%	2.7%	98%	50%	49.00%

Total Payout Factor										118.25%

2008-2010 Three-Year Performance Shares*
Average Three-Year Revenue in Constant Currency growth(4)	2.6%	50%	3.1%	100%	4.1%	200%	2.6%	50%	50%	25.00%
Average Three-Year Adjusted CFFO growth(5)	2.0%	50%	5.0%	100%	8.0%	200%	6.5%	150%	50%	75.00%

Total Payout Factor										100.00%

*	Performance cycle — April 1, 2007 to March 31, 2010

(1)	Defined as income from continuing operations before interest and income taxes as reported in Item 8, Financial Statements and Supplementary Data, of the Company’s Form 10-K for fiscal year 2010, plus non-GAAP operating adjustments, including purchased software amortization, intangibles amortization, acquired in-process research and development, and hedging gains net. A reconciliation of this non-GAAP financial measure to its comparable GAAP financial measure is included in “Supplemental Financial Information,” below.

(2)	Defined as growth in total revenue as reported in Item 8, Financial Statements and Supplementary Data, of the Company’s 10-K for fiscal year 2010, excluding the impact of foreign currency exchange on total revenue as reported in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-K for fiscal year 2010. A reconciliation of this non-GAAP financial measure to its comparable GAAP financial measure is included in “Supplemental Financial Information,” below.

(3)	Defined as Net Cash Provided by Continuing Operating Activities as reported in Item 8, Financial Statements and Supplementary Data, of the Company’s Form 10-K for the fiscal year 2010, plus Restructuring and Other Payments for fiscal year 2010, as reported within the Company’s fourth quarter of fiscal year 2010 Supplemental Financial Information Package. See “Supplemental Financial Information,” below.

(4)	Defined as average three-year total growth in Revenue in Constant Currency (as defined above), expressed as a percentage, as reported in the Company’s Form 10-K for fiscal year 2010. See “Supplemental Financial Information,” below.

(5)	Defined as average annual growth rate for Adjusted CFFO (as defined above) for fiscal years 2008, 2009 and 2010. See “Supplemental Financial Information,” below.

Because the performance cycle for fiscal year 2010-2012 three-year performance share awards ends with fiscal year 2012, the results for that performance cycle are not yet available and no payout will occur until after fiscal year 2012. The financial objectives for the fiscal year 2010-2012 three-year performance cycle reflected our internal, confidential business plan at the time the awards were established. The Company believes that the disclosure of these objectives and targets could result in competitive harm, particularly since disclosure may provide insight to our competitors about our capital allocation strategy and cash flow and income growth objectives. At the time the fiscal year 2010-2012 three-year performance objectives were formulated, there was a substantial degree of difficulty with respect to achieving those objectives, since the threshold payout level would require performance above the level of our results for the fiscal year that ended immediately prior to the beginning of the three-year performance cycle.

The third table in this Compensation and Discussion Analysis summarizes total base salary plus performance-based compensation earned by each Named Executive Officer for performance cycles ending in fiscal year 2010, as determined by the Compensation Committee. This table also includes the market value of shares earned for performance in fiscal year 2010, including the three-year performance shares for the fiscal year 2008-2010 performance cycle. This table is a meaningful representation of the LTIP compensation earned and the manner in which the Compensation Committee determines compensation opportunities. A significant portion of this compensation continues to be at risk because it is paid in shares of our Common Stock, which remain subject to vesting or is subject to our stock ownership requirements.

Base Salary Plus Performance-Based Compensation Earned for Performance Cycles
Ending March 31, 2010

				Fiscal Year 2010
				One-Year		Fiscal Year 2008-2010
				Performance Shares(1)		Three-Year Performance Shares(2)
			Annual
			Performance	Actual		Target #		Actual
Named Executive		Status	Cash	# of		of	Payout	# of
Officer	Base Salary	of Award	Incentive	Shares(3)	Value(4)	Shares(3)	Factor	Shares(3)	Value(4)	Total(5)

W.E. McCracken(6)	$41,667	Vested	$242,507							$284,174
		Unvested

	$41,667	Total	$242,507							$284,174

N.E. Cooper	$600,000	Vested	$674,400	26,729	$573,872	29,652	100.0%	29,652	$636,628	$2,484,900
		Unvested		51,884	$1,113,949					$1,113,949

	$600,000	Total	$674,400	78,613	$1,687,821	29,652	100.0%	29,652	$636,628	$3,598,849

J.E. Bryant	$500,000	Vested	$786,800	55,030	$1,181,494	39,016	100.0%	39,016	$837,674	$3,305,968
		Unvested		23,583	$506,327					$506,327

	$500,000	Total	$786,800	78,613	$1,687,821	39,016	100.0%	39,016	$837,674	$3,812,295

A. Fliegelman Olli	$550,000	Vested	$618,200	17,374	$373,020	20,288	100.0%	20,288	$435,583	$1,976,803
		Unvested		33,725	$724,076					$724,076

	$550,000	Total	$618,200	51,099	$1,097,096	20,288	100.0%	20,288	$435,583	$2,700,879

J.A. Swainson	$958,333	Vested	$941,781	103,653	$2,225,430	71,625	100.0%	71,625	$1,537,789	$5,663,333
		Unvested		44,422	$953,740					$953,740

	$958,333	Total	$941,781	148,075	$3,179,170	71,625	100.0%	71,625	$1,537,789	$6,617,073

M.J. Christenson	$800,000	Vested	$899,200	33,412	$717,356	31,213	100.0%	31,213	$670,143	$3,086,699
		Unvested		64,856	$1,392,458					$1,392,458

	$800,000	Total	$899,200	98,268	$2,109,814	31,213	100.0%	31,213	$670,143	$4,479,157

(1)	One-year performance shares relate to the fiscal year 2010 performance cycle beginning April 1, 2009 and ending March 31, 2010.

(2)	Three-year performance shares relate to the fiscal year 2008-2010 three-year performance cycle beginning April 1, 2007 and ending March 31, 2010.

(3)	Reflects the number of shares of our Common Stock issuable at 100% performance (“target”) or issued based on actual performance (“actual”) to the Named Executive Officer upon settlement of one-year or three-year performance shares after completion of the performance cycle. With respect to the fiscal year 2010 one-year performance shares, the target number of shares, payout factor and actual number of shares are set forth in the Performance Targets and Actual Results for Fiscal Year 2010 table, above.

(4)	Based on the closing market price of $21.47 for our Common Stock on May 11, 2010, the date the Compensation Committee certified attainment of performance goals for this performance cycle. For Mr. Christenson and Mss. Cooper and Fliegelman Olli, 34% of these shares vested upon issuance and the remaining shares vest 33% on each of the first two anniversaries of the date of issuance, provided the executive remains employed by the Company. Mr. Swainson was issued fiscal year 2010 one-year performance shares that were prorated for the portion of the performance cycle during which he served as CEO, of which 70% vested upon issuance in accordance with special retirement vesting as approved by the Compensation Committee and the remainder were forfeited on the date of termination of his employment. Mr. Bryant’s one-year performance share award vested 70% upon issuance, in accordance with special retirement vesting, as approved by the Compensation Committee, since Mr. Bryant has informed the Company that he expects to retire from the Company during fiscal year 2011. The remainder of Mr. Bryant’s grant will be forfeited on the date of termination of his employment. See “Performance-Based Compensation — Annual and Long-Term Incentives,” above.

(5)	This column represents the total value of total direct compensation earned by the Named Executive Officers in respect of fiscal year 2010.

(6)	For a description of the components of Mr. McCracken’s fiscal year 2010 base salary, see Fiscal Year 2010 Summary Compensation Table. Pursuant to the terms of Mr. McCracken’s employment agreement, with respect to fiscal year 2010, Mr. McCracken was eligible to receive a target annual performance cash incentive of $1,250,000, which was prorated to reflect his service as Chief Executive Officer from January 28 to March 31, 2010, based on the Company’s actual performance.

Other Important Compensation Policies Affecting Named Executive Officers

Negative Discretion of the Compensation Committee

The Compensation Committee retains discretion to reduce the amount of any incentive compensation payout (including annual performance cash incentive and LTIP) for any reason, including the results of the Compensation Committee’s review of the basis on which the performance goals were achieved. This review includes an examination of, among other things, the quality and long-term strategic alignment of the performance underlying the attainment of the performance goals, as well as the long-term risks associated with the manner in which the performance goals were attained. For example, the Compensation Committee did not pay any fiscal year 2006 annual performance cash incentive to the CEO and many other senior executives due to the Company’s overall performance in that fiscal year, notwithstanding formulaic outcomes of performance goals.

Policy on Adjustments or Recovery of Compensation

In April 2007, the Compensation Committee approved a compensation recovery policy that is applicable in the event of a substantial restatement of our financial statements that is a direct result of the intentional misconduct or fraud of an executive officer or other senior executive. Under this policy, the Compensation Committee can, in its discretion, direct that we recover all or a portion of any award (which includes any cash or equity based bonus or incentive compensation award) made to any executive officer or other senior executive who engaged in such intentional misconduct and/or fraud for any fiscal year that is negatively affected by such restatement. The amount the Compensation Committee can seek to recover is the amount by which the affected award exceeds the amounts that would have been payable to such person had the financial statements been initially filed as restated, or any greater or lesser amount (but not greater than the entire affected awards in the given period). The Compensation Committee will determine how we may recover this compensation, including by seeking repayment, reduction of any potential future payments and/or an adjustment of what otherwise might have been a future increase in compensation or a compensatory grant.

Tax Deductibility of Incentive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to the CEO and to the other three highest-paid executive officers (other than the Chief Financial Officer) unless this compensation qualifies as “performance-based.” For purposes of Section 162(m), compensation derived from the exercise of stock options generally qualifies as performance-based. In addition, we generally intend that incentive compensation paid in cash or in the form of restricted stock or restricted stock units or performance shares qualifies as performance-based and we believe that, for fiscal year 2010, incentive compensation paid to the Named Executive Officers in cash and equity qualified as performance-based. However, the Compensation Committee retains discretion to approve or revise annual, long-term or other compensation arrangements in a manner that does not permit the compensation to qualify for tax deductibility under Section 162(m).

Executive Stock Ownership Requirements

The objective of our Executive Stock Ownership Requirements is to align certain executives’ interests with those of stockholders and encourage growth in stockholder value. In 2006, the Compensation Committee adopted Executive Stock Ownership Guidelines, which are applicable to executives including the Named Executive Officers. In order to maintain a strong alignment between the interests of management and stockholders of the Company, effective as of July 28, 2009, the Company amended its Executive Stock Ownership Guidelines to incorporate a minimum retention ratio requirement. The Compensation Committee believes that the minimum retention ratio requirement strongly reinforces our executive compensation philosophy by aligning the interests of executives with stockholder value.

Under the Executive Stock Ownership Requirements, the amount of Common Stock each executive is targeted to own, which is stated as a multiple of the executive’s base salary, reflects each executive’s role and level of responsibility at the Company. The multiples applicable to the Named Executive Officers are as follows: (i) CEO — four times, (ii) the President and Chief Operating Officer and the Chief Financial Officer — three times and (iii) the other Named Executive Officers — two times. A Named Executive Officer who equals or exceeds the applicable stock ownership requirement may dispose of shares of Company stock only so long as such Named Executive Officer’s remaining ownership of Company stock equals or exceeds the applicable stock ownership requirement. However, if a Named Executive Officer is not in compliance with the applicable stock ownership requirement, the Named Executive Officer must maintain a minimum retention ratio of 75% of the after tax value of any Company stock that the Named Executive Officer receives upon vesting of any Company incentive award. Additionally, the Compensation Committee may, among other things, elect to reduce future equity awards or require cash incentives to be paid in shares of Company stock for executives who do not meet the minimum stock ownership requirement.

Other Important Compensation Matters

Three of the Named Executive Officers — Mr. McCracken and Mss. Cooper and Fliegelman Olli — have employment agreements with the Company. In each of these cases, the use of employment agreements was deemed to be necessary to recruit or retain the executive. Generally, these employment agreements provide for severance upon a termination of employment without “cause” or a resignation for “good reason” (as defined in the agreements) equal to one times base salary, although this can vary depending on specific circumstances.

The Company also maintains an Executive Deferred Compensation Plan, under which our executive officers may be eligible to defer a portion of their annual performance cash incentive. In addition, at the time of the hiring of Mr. Swainson and Ms. Cooper, the Company credited certain amounts to deferred compensation accounts for the benefit of these executives to make up for retirement and other benefits that were being forfeited with their prior employers.

Our Change in Control Severance Policy is intended to maintain continuity of management in the event of a change in control. The Board has broad latitude to amend this policy and to add or remove executives as participants under the policy, as it deems appropriate.

During fiscal year 2010, the Company entered into retention agreements with Messrs. Bryant and Christenson and Mss. Cooper and Fliegelman Olli. The purpose of these agreements was to retain these members of management during the transition from the former CEO, the search for a new CEO and the initial period of employment of a new CEO by providing those executives with the opportunity to earn cash payments generally equivalent to a year’s base salary should the executives remain employed through certain milestone dates. The executives will not receive the retention payment if their employment is terminated for any reason other than termination without cause or resignation for good reason or, in some instances, non-renewal of their employment agreement prior to the milestone date. If the executive is terminated prior to the milestone date, the executive is required to sign a release of claims against the Company in order to receive the retention payment.

Details about the compensation arrangements discussed in this section are provided below under “Other Compensation Arrangements Provided to Our Named Executive Officers.”

COMPENSATION AND OTHER INFORMATION CONCERNING EXECUTIVE OFFICERS

Fiscal Year 2010 Summary Compensation Table

The following table includes information concerning compensation paid to or earned by our Chief Executive Officer, former Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers (the “Named Executive Officers”) for the fiscal year ended March 31, 2010.

							Non-Equity
					Stock	Option	Incentive Plan	All Other
Name and Principal	Fiscal	Salary	Bonus		Awards	Awards	Compensation	Compensation	Total
Position	Year	($)	($)		($)(1)	($)(2)	($)(3)	($)(4)	($)
William E. McCracken(5)(6)	2010	1,114,584	1,300,000	(7)	561,879	492,621	242,507	36,627	3,748,218
Chief Executive Officer

Nancy E. Cooper	2010	600,000	—		2,386,153	—	674,400	46,778	3,707,331
EVP & Chief Financial Officer	2009	600,000	—		1,878,198	—	394,740	42,982	2,915,920
	2008	575,000			1,963,773		1,033,200	54,314	3,626,287

James E. Bryant, EVP, Risk &	2010	500,000	—		1,968,553	—	786,800	24,314	3,279,667
Chief Administrative Officer(6)

Amy Fliegelman Olli(6)	2010	550,000	—		1,697,154	—	618,200	162,398	3,027,752
EVP & General Counsel

John A. Swainson	2010	958,333	—		4,921,417	—	941,781	4,718,109	11,539,640
Former Chief Executive Officer	2009	1,000,000	—		4,942,701	—	822,375	336,854	7,101,930
	2008	1,000,000	—		4,923,505	—	2,152,500	341,196	8,417,201

Michael J. Christenson(8)	2010	800,000	—		2,460,700	—	899,200	51,304	4,211,204
Former President &	2009	800,000	—		2,471,326	—	526,320	35,311	3,832,957
Chief Operating Officer	2008	762,500	—		5,683,597	—	1,377,600	64,411	7,888,108

(1)	This column represents the aggregate grant date fair value in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation — Stock Compensation,” for all restricted stock, restricted stock units and performance shares granted in fiscal years 2010, 2009 and 2008. These award fair values have been determined based on the assumptions set forth in Note 11, “Stock Plans,” in the Notes to the Consolidated Financial Statements in the Company’s fiscal year 2010 Annual Report on Form 10-K ( “Form 10-K”) and Note 10 in the Company’s fiscal years 2009 and 2008 Form 10-Ks, respectively. Additional information about the awards reflected in this column is set forth in the notes to the Fiscal Year 2010 Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End tables, below. The following amounts represent the grant date fair value of the fiscal year 2010 one-year performance share awards authorized for issuance at the conclusion of the fiscal year 2010 performance cycle: Ms. Cooper $600,800; Mr. Bryant, $790,541; Ms. Fliegelman Olli, $345,438; Mr. Swainson, $1,581,100; and Mr. Christenson, $790,541. The following amounts represent the grant date fair value of the fiscal year 2010-2012 three-year performance share awards assuming maximum payouts: Ms. Cooper, $1,168,802; Mr. Bryant, $1,168,802; Ms. Fliegelman Olli, $759,710; Mr. Swainson, $2,922,033; and Mr. Christenson, $1,460,999. Mr. McCracken was not granted a fiscal year 2010 one-year award or a fiscal year 2010-2012 three-year performance share award. The grant date fair value of the deferred stock units granted to Mr. McCracken for his service as a non-employee director and as non-executive Chairman of the Board was $72,917. See Note (5) below.

(2)	This column represents the grant date fair value in accordance with FASB ASC Topic 718 for all stock option awards granted in fiscal year 2010. These award fair values have been determined based on the assumptions set forth in Note 11, “Stock Plans,” in the Notes to the Consolidated Financial Statements in the Company’s fiscal year 2010 Form 10-K.

(3)	The amounts in this column for fiscal year 2010 represent the annual performance cash incentives described under “Compensation Discussion and Analysis — Determination of Fiscal Year 2010 Compensation — Elements of Compensation — Annual Performance Cash Incentive,” above. These annual performance cash incentive amounts were paid early in fiscal years 2011,

2010 and 2009 for performance in fiscal years 2010, 2009 and 2008, respectively. We also accrued these amounts for financial reporting purposes in fiscal years 2010, 2009 and 2008, respectively. The receipt of these awards may be partially deferred at the election of the recipient under our Executive Deferred Compensation Plan. Pursuant to the terms of his employment agreement, Mr. McCracken was paid a prorated portion of his annual performance cash incentive based on actual attainment of the Company’s performance goals.

(4)	The “All Other Compensation” column includes perquisites and other personal benefits detailed below, as well as contributions we made under our 401(k) plan and related supplemental defined contribution retirement plans:

	McCracken	Cooper	Bryant	F. Olli	Swainson	Christenson
	($)	($)	($)	($)	($)	($)
Company-provided automobile transportation(a)	0	13,197	0	0	844	18,004

Personal Company aircraft use(b)	26,427	0	751	26,620	106,589	7,112

Tax reimbursement for personal aircraft use(c)	0	0	0	0	36,619	0

Company-provided housing(d)	0	2,975	0	45,590	23,505	0

Executive financial planning service(e)	0	8,500	8,500	9,000	0	0

Employer contributions to defined contribution plans and deferred compensation plans(f)	0	22,106	15,063	21,188	21,749	21,188

Matching charitable contributions(g)	10,200	0	0	0	799	5,000

Annual stipend(h)	0	0	0	60,000	0	0

Severance(i)	0	0	0	0	4,528,004	0

(a)	In order to help maintain the confidentiality of business matters and to increase productivity when traveling, certain Named Executive Officers had personal use of Company provided automobile transportation in fiscal year 2010 or reimbursement for personal automobile transportation. The amounts reflected in the table represent the incremental cost related to the executives’ personal use.

(b)	Mr. McCracken and Mr. Swainson used the Company’s corporate aircraft for personal travel in fiscal year 2010 in accordance with our Aircraft Use Policy. The Policy required Mr. McCracken and Mr. Swainson to use the corporate aircraft for personal travel for security reasons and permits other executives to use corporate aircraft for personal purposes. We determined that the value of such use for Mr. McCracken, based on the incremental cost to the Company, was $15,510, plus additional charges for family members of $10,917, for a total value of $26,427. We determined that the value of such use for Mr. Swainson, based on the incremental cost to the Company, was $35,465, plus additional charges for family members of $71,124, for a total value of $106,589. We determined the value of such use for Ms. Fliegelman Olli, based on the incremental cost to the Company, was $26,340, plus additional charges for family members of $280. With respect to Messrs. Christenson and Bryant, the amounts above represent the cost for family members’ use of the corporate aircraft. The incremental cost is based on the “direct operating cost” as calculated by a third party provider, based on a number of variables, including fuel, fuel additives, maintenance, labor, parts and landing and parking fees. Although we believe there is no incremental cost for use by family members who travel with an executive, for purposes of this table, we assume and reflect charges comparable to first-class airfare (or in the case of helicopter use, charter fares) for family members. This incremental cost valuation of aircraft use is different from the standard industry fare level (“SIFL”) valuation used to impute income to the executives for tax purposes.

(c)	The Company reimbursed Mr. Swainson for the tax effect of the amount imputed as income to him (which differs from the incremental cost) until December 31, 2009. At the regular meeting of the Compensation Committee held on July 28, 2009, the Committee reviewed the personal use of corporate aircraft by Mr. Swainson and his family. Mr. Swainson agreed to waive the tax reimbursement of the effect of the income imputed to him for future personal use of corporate aircraft by him and his family and the Compensation Committee agreed that the Company would no longer reimburse Mr. Swainson for that tax effect commencing with personal use on and after January 1, 2010, the start of the 2010 tax year.

(d)	Reflects the amount the Company paid in fiscal year 2010 for corporate housing. The Company defrays corporate housing expense in lieu of relocation of the executive to the vicinity of the Company’s corporate headquarters.

(e)	Effective January 1, 2010, the Company offers financial planning services from a third party to certain executives of the Company to assist executives in managing complex investment, tax, legal and estate planning matters so the executives remain focused on business priorities rather than personal financial concerns.

(f)	The amount reflects Company matching contributions under our tax-qualified 401(k) retirement plan and related nonqualified supplemental retirement plans. The amount also reflects the Company’s annual discretionary contribution under the tax-qualified 401(k) plan, which was made in fiscal year 2011, but relates to fiscal year 2010. The Company offers a tax-qualified 401(k) plan, related non-qualified supplemental plans and a non-qualified deferred compensation plan for our executives to promote retention of key executives by providing a competitive long-term retirement savings opportunity on a tax-efficient basis.

(g)	The amount shown for Mr. Swainson represents the Company’s matching contributions made in fiscal year 2010 with respect to charitable contributions made by Mr. Swainson. Under our charitable gift matching program for U.S. employees, we match up to $5,000 of contributions for each employee per calendar year. The amount shown for Mr. McCracken represents the Company’s matching contributions of $10,200 made in fiscal year 2010 with respect to charitable contributions made by Mr. McCracken in his capacity as a non-employee director. For a description of our matching gift program for non-employee directors, please refer to “Compensation of Directors.” above.

(h)	Ms. Fliegelman Olli receives a $5,000 stipend per month pursuant to her employment agreement. See “Other Compensation Arrangements Provided to Our Named Executive Officers — Employment Agreements,” below.

(i)	Mr. Swainson retired as CEO on December 31, 2009 and his employment terminated on March 15, 2010. Upon his retirement from the Company, he received a severance payment of $4,528,004. See “Other Compensation Arrangements Provided to Our Named Executive Officers — Employment Agreements,” below.

(5)	Mr. McCracken became CEO on January 28, 2010. He served as Interim Executive Chairman of the Board of the Company from September 1, 2009 to January 28, 2010, and as executive Chairman of the Board from January 28, 2010 to May 6, 2010. On September 1, 2009, Mr. McCracken ceased being compensated as a non-employee director and as non-executive Chairman of the Board and began being compensated as an employee of the Company. From April 2009 to August 2009, Mr. McCracken received compensation as a non-employee director and as non-executive Chairman of the Board at the rates described under “Compensation of Directors.” Under the 2003 Directors Plan, Mr. McCracken elected to receive his director fees 50% in cash ($72,917) and 50% in deferred stock units ($72,917). For his service from September 1, 2009 to March 15, 2010, Mr. McCracken received $1,000,000 as salary, as well as a stock option grant of 72,323 shares of Common Stock and a restricted stock unit award of 23,957 shares under the CA, Inc. 2007 Incentive Plan. On March 16, 2010, Mr. McCracken began to receive an annual base salary of $1,000,000 as CEO ($41,667 during fiscal year 2010).

(6)	Information for Messrs. McCracken and Bryant and Ms. Fliegelman Olli is shown only for fiscal year 2010 because they were not Named Executive Officers before fiscal year 2010.

(7)	Mr. McCracken received a sign-on bonus of $1,300,000 intended to reflect a discretionary bonus for the portion of fiscal year 2010 during which he served as Interim Executive Chairman and to compensate him for increased personal living expenses he incurred during 2009 and expects to incur in his capacity as a full-time employee of the Company.

(8)	Mr. Christenson’s employment with the Company terminated on May 31, 2010.

Fiscal Year 2010 Grants of Plan-Based Awards

The following table provides additional information about stock and option awards, equity incentive plan awards and non-equity incentive plan awards granted to the Named Executive Officers during the fiscal year ended March 31, 2010. The compensation plans under which the grants in the following table were made are described in the Compensation Discussion and Analysis section above.

								All
								Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant Date
								Number of	Number of	or Base	Fair Value
								Shares of	Securities	Price of	of Stock
								Stock or	Underlying	Option	and Option
		Estimated Future Payouts Under			Estimated Future Payouts Under			Units	Options	Awards	Awards
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards(1)			(#)	(#)	($/Sh)	($)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)

W.E. McCracken	9/3/2009(2)								72,323	20.87	492,621
	9/3/2009(3)							23,957			488,962
	1/28/2010(4)	312,500	1,250,000	1,875,000

N.E. Cooper	5/19/2009(5)				16,620	66,481	99,721				1,189,345
	5/19/2009(6)				11,080	44,321	66,481				779,208
	5/19/2009(7)	150,000	600,000	900,000
	7/28/2009(8)							20,000			417,600

J.E. Bryant	5/19/2009(5)				16,620	66,481	99,721				1,189,345
	5/19/2009(6)				11,080	44,321	66,481				779,208
	5/19/2009(7)	175,000	700,000	1,050,000

A. Fliegelman Olli	5/19/2009(5)				10,803	43,213	64,819				773,081
	5/19/2009(6)				7,202	28,808	43,212				506,473
	5/19/2009(7)	137,500	550,000	825,000
	7/28/2009(8)							20,000			417,600

J.A. Swainson	5/19/2009(5)				41,551	166,204	249,306				2,973,390
	5/19/2009(6)				27,700	110,803	166,204				1,948,028
	5/19/2009(7)	312,500	1,250,000	1,875,000

M.J. Christenson	5/19/2009(5)				20,775	83,102	124,653				1,486,695
	5/19/2009(6)				13,850	55,401	83,101				974,005
	5/19/2009(7)	200,000	800,000	1,200,000

(1)	The amounts shown represent shares of our Common Stock. The following shares of restricted stock were issued early in fiscal year 2010 in payment of the fiscal year 2009 one-year and the fiscal year 2007-2009 three-year performance shares: Ms. Cooper, 33,583/33,567; Mr. Bryant, 44,189/55,947; Ms. Fliegelman Olli, 22,978/19,309; Mr. Swainson, 88,379/111,894; and Mr. Christenson, 44,189/55,947. 34% of the fiscal year 2009 one-year performance share awards vested upon issuance and 33% will vest upon each of the first two anniversaries of the date of issuance, provided the executive remains employed by the Company. These shares are not reflected in the table above, because performance share awards were not granted in fiscal year 2010. The fiscal year 2007-2009 three-year performance share awards vested 100% upon issuance to the Named Executive Officers.

(2)	The amounts in this row represent the grant date fair value of stock options awarded to Mr. McCracken on September 3, 2009 in connection with his service as Interim Executive Chairman. The award, which was granted to him as compensation for his services as Interim

Executive Chairman, vested upon grant and becomes exercisable at the rate of 20% on each anniversary of the date of grant.

(3)	The amounts in this row represent the grant date fair value of a restricted stock unit awarded to Mr. McCracken on September 3, 2009 in connection with his service as Interim Executive Chairman. The award vests 20% on each anniversary of the grant date and is not payable until one year after the award is fully vested.

(4)	Pursuant to the terms of Mr. McCracken’s employment agreement, he was eligible to receive a target annual performance cash incentive of $1,250,000, which was prorated to reflect his service as CEO from January 28, 2010 through March 31, 2010.

(5)	The amounts in this row represent the one-year performance share award threshold, target and maximum payout set under the fiscal year 2010 LTIP by the Compensation Committee on May 19, 2009, as described in the Compensation Discussion and Analysis, and the amounts reported in the last column represent the fair value as of the date the targets were set, computed in accordance with FASB ASC Topic 718 based on probable outcome, assuming target. See Note 11, “Stock Plans,” in the Notes to the Consolidated Financial Statements in our fiscal year 2010 Form 10-K for an explanation of the methodology and assumptions used in the FASB ASC Topic 718 valuations.

(6)	The amounts in this row represent the fiscal 2010-2012 three-year performance share award threshold, target and maximum payout set under the fiscal year 2010 LTIP by the Compensation Committee on May 19, 2009, as described in the Compensation Discussion and Analysis, and the amounts reported in the last column represent the fair value as of the date the targets were set, computed in accordance with FASB ASC Topic 718 based on probable outcome, assuming target. See Note 11, “Stock Plans,” in the Notes to the Consolidated Financial Statements in our fiscal year 2010 Form 10-K for an explanation of the methodology and assumptions used in the FASB ASC Topic 718 valuations.

(7)	The amounts in this row represent the threshold, target and maximum payouts under the annual performance cash incentive for fiscal year 2010. Payout of the annual performance cash incentive was made early in fiscal year 2011 and is reflected in the Non-Equity Incentive Plan Compensation Column of the Fiscal Year 2010 Summary Compensation Table, above, and is discussed in the Compensation Discussion and Analysis, above.

(8)	The amounts in this row represent restricted shares granted to Mss. Cooper and Fliegelman Olli as retention stock awards that vest 100% on the third anniversary of the grant date.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards at March 31, 2010 with respect to the Named Executive Officers.

	Option Awards				Stock Awards
										Equity
								Equity		Incentive Plan
								Incentive Plan		Awards: Market
								Awards:		or Payout
	Number of	Number of					Market Value	Number of		Value of
	Securities	Securities					of	Unearned		Unearned Shares,
	Underlying	Underlying			Number of		Shares or	Shares, Units		Units or
	Unexercised	Unexercised	Option		Shares or		Units of Stock	or Other		Other Rights
	Options	Options	Exercise	Option	Units of Stock		That Have	Rights		That Have
	Exercisable	Unexercisable	Price	Expiration	That Have		Not Vested	That Have Not		Not Vested
Name	(#)(1)	(#)(1)	($)	Date	Not Vested (#)		($)(2)	Vested (#)		($)(3)
W.E. McCracken	0	72,323	20.87	9/3/2015
					23,957	(1)	562,271

Total					23,957		562,271

N.E. Cooper	71,804		23.24	8/15/2016
					1,155	(4)	27,108
					20,000	(5)	469,400
					51,883	(6)	1,217,694
					11,082	(7)	260,095
								66,481	(8)	1,560,309
								62,192	(9)	1,459,646

Total					84,120		1,974,297	128,673		3,019,955

J.E. Bryant	119,674		21.77	8/2/2016
	25,000		21.77	8/2/2016
					23,583	(6)	553,493
					14,582	(7)	342,240
								66,481	(8)	1,560,309
								81,832	(9)	1,920,597

Total					38,165		895,733	148,313		3,480,906

A. Fliegelman Olli	41,876		23.88	10/15/2016
					20,000	(5)	469,400
					33,724	(6)	791,502
					7,582	(7)	177,950
								43,212	(8)	1,014,186
								42,552	(9)	998,695

Total					61,306		1,438,852	85,764		2,012,881

J.A. Swainson	350,000		30.11	4/14/2010
	170,700		28.98	4/14/2010
	69,348		21.77	4/14/2010
					100,000	(10)	2,347,000
								41,701	(8)	978,722
								95,658	(9)	2,245,093

Total					100,000		2,347,000	137,359		3,223,815

M.J. Christenson	75,100		28.98	5/20/2015(11)
	119,674		21.77	8/2/2016(11)
					64,855	(5)(11)	1,522,147
					14,582	(6)(11)	342,240
								83,101	(8)(12)	1,950,380
								81,832	(9)(12)	1,920,597

Total					79,437		1,864,387	164,933		3,870,977

(1)	Mr. Swainson’s (i) 350,000 stock option award vested 34%, 33% and 33% on November 22, 2005, 2006 and 2007, (ii) 170,700 stock option award vested 34%, 33% and 33% on May 20, 2006, 2007 and 2008 and (iii) 69,348 stock option award vested on August 2, 2009. Ms. Cooper’s 71,804 stock option award vested 34%, 33% and 33% on August 15, 2007, 2008 and 2009. Mr. Christenson’s 75,100 stock option award vested 34%, 33% and 33% on May 20, 2006, 2007 and 2008 and his 119,674 stock option award vested 34%, 33% and 33% on August 2, 2007, 2008 and 2009. Mr. Bryant’s 119,674 stock option award and 25,000 stock option award vested 34%, 33% and 33% on August 2, 2007, 2008 and 2009. Ms. Fliegelman Olli’s 41,876 stock option award vested 34%, 33% and 33% on October 15, 2007, 2008 and 2009. Mr. McCracken’s award of 23,957 restricted stock units, which was granted on September 3, 2009, vests 20% on each anniversary of the grant date and is not payable until one year after the award is fully vested. Mr. McCracken’s 72,323 stock option award, which was granted to him on September 3, 2009 as compensation for his service as Interim Executive Chairman, vested upon grant and becomes exercisable at the rate of 20% on each anniversary of the date of grant.

(2)	Represents the market value, based on the closing price of the Common Stock on March 31, 2010 ($23.47), for the following: (i) actual shares issued in fiscal year 2010; and (ii) actual shares issued early in fiscal year 2011 that relate to one- and three-year performance shares for the performance cycles ending on March 31, 2010.

(3)	Represents the market value, based on the closing price of the Common Stock on March 31, 2010 ($23.47), for shares projected to be issuable in settlement of performance shares for those performance cycles that have not concluded as of March 31, 2010.

(4)	Represents a one-time special award to Ms. Cooper of 3,500 restricted shares that vest 34%, 33% and 33% on the first three anniversaries of May 31, 2007, the grant date.

(5)	Represents retention equity awards granted to Mss. Cooper and Fliegelman Olli, which vest 100% on the third anniversary of July 28, 2009, the grant date.

(6)	Represents the unvested portion of the stock issued in fiscal year 2011 on May 11, 2010 under the one-year performance share component of the fiscal year 2010 LTIP. The portion that vested upon issuance is shown below in the Fiscal Year 2010 Option Exercises and Stock Vested table.

(7)	Represents the unvested portion of the stock issued in fiscal year 2010 on May 19, 2009 with respect to the one-year performance share component of the fiscal year 2009 LTIP. This portion is scheduled to vest in equal installments in fiscal years 2011 and 2012.

(8)	Represents the number of shares that may be issued under the three-year performance share component of the fiscal year 2010-2012 LTIP if performance shares are earned at the maximum level (the projected earnings level at which the Company expensed this award at the end of fiscal year 2010 was 131.25%). No shares have been issued under this award to date and the number of shares earned, if any, will depend on performance and the Compensation Committee’s discretion. Any shares earned will be vested immediately upon issuance early in fiscal year 2013.

(9)	Represents the number of shares that may be issued under the three-year performance share component of the fiscal year 2009-2011 LTIP if performance shares are earned at the maximum level (the projected earnings level at which the Company expensed this award at the end of fiscal year 2010 was 116%). No shares have been issued under this award to date and the number of shares earned, if any, will depend on performance and the Compensation Committee’s discretion. Any shares earned will be immediately vested on issuance early in fiscal year 2012.

(10)	Represents a sign-on award of 100,000 restricted stock units granted to Mr. Swainson at the commencement of his employment. These restricted stock units will vest and be paid out in shares of Common Stock six months after his termination of employment, which occurred on March 15, 2010.

(11)	Mr. Christenson’s employment with the Company terminated on May 31, 2010 and the expiration dates for his stock options then outstanding were determined in accordance with the plans under which they were granted.

(12)	Mr. Christenson’s employment with the Company terminated on May 31, 2010 and his outstanding awards were forfeited on that date.

Fiscal Year 2010 Option Exercises and Stock Vested

The following table presents information about each stock option exercise and vesting of stock during fiscal year 2010 for each of the Named Executive Officers on an aggregated basis.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized
	Exercise	Exercise	Vesting	on Vesting
Name	(#)	($)	(#)(1)	($)(2)
W.E. McCracken	—	—	—	—

N.E. Cooper	—	—	112,890	2,588,496

J.E. Bryant	—	—	177,659	3,953,111

A. Fliegelman Olli	—	—	68,488	1,580,602

J.A. Swainson	170,000	283,733	311,248	7,128,315

M.J. Christenson	—	—	252,425	5,016,502

(1)	Shares included in this column that relate to performance cycles that concluded in fiscal year 2010 are shown as having vested in fiscal year 2010 because they relate to performance cycles that concluded in fiscal year 2010. These shares actually vested early in fiscal year 2011, when the Compensation Committee certified the attainment of the performance goals for those performance cycles.

(2)	In fiscal year 2010, the Value Realized on Vesting for the performance share awards described in footnote (1) above was calculated using $23.47, the closing market price of the Common Stock on March 31, 2010. For the fiscal year 2010 one-year performance shares, shares of Common Stock were issued in settlement on May 11, 2010 to the Named Executive Officers, in the following numbers of shares and market values, based on $21.47, the closing market price of the Common Stock on the date of issuance: Mr. Bryant 55,029/$1,181,473; Ms. Cooper 26,729/$573,872; Ms. Fliegelman Olli 17,374/$373,020; Mr. Swainson 103,652/$2,225,408; and Mr. Christenson 33,411/$717,334. For the fiscal year 2008-2010 three-year performance shares, whose performance cycle concluded on March 31, 2010, unrestricted shares of Common Stock were issued in settlement on May 11, 2010 to the Named Executive Officers in the following numbers of shares and market values, based on the closing market price of the Common Stock $21.47 on the date of issuance: Mr. Bryant 39,016/$837,674; Ms. Cooper 29,652/$636,628; Ms. Fliegelman Olli 20,288/$435,583; Mr. Swainson 71,625/$1,537,789; and Mr. Christenson 31,213/$670,143.

Fiscal Year 2010 Non-Qualified Deferred Compensation

The following table summarizes our Named Executive Officers’ compensation under our Executive Deferred Compensation Plan, including our supplemental 401(k) plan and the executive deferred compensation arrangements.

In addition to the deferred compensation arrangements for Mr. Swainson and Ms. Cooper described in the table below and in the next section under “Deferred Compensation Arrangements,” we maintain a voluntary Executive Deferred Compensation Plan for certain key employees, including the Named Executive Officers. Executives are entitled to defer up to 90% of their annual performance cash incentive. Once income is deferred, participants in the plan have the opportunity to index deferred amounts (on a notional basis) to various investment vehicles available under our 401(k) plan.

		Registrant	Aggregate		Aggregate
	Executive	Contributions	Earnings/Losses	Aggregate	Balance
	Contributions in	in Last Fiscal	in Last Fiscal	Withdrawals/	at Last Fiscal
	Last Fiscal Year	Year	Year	Distributions	Year End
Name	($)(1)	($)(2)	($)(3)(4)	($)	($)(4)
W.E. McCracken	0	0	0	0	0

N.E. Cooper	0	5,875	1,945	0	422,042

J.E. Bryant	0	5,875	45	0	11,909

A. Fliegelman Olli	0	15,063	32,488	0	115,180

J.A. Swainson	235,445	5,875	907,224	0	3,399,601

M.J. Christenson	0	15,063	178	0	43,661

(1)	This contribution reflects the 25% deferral that Mr. Swainson elected in respect of his fiscal year 2010 annual performance cash incentive, which was credited to his account when the annual performance cash incentive was paid in fiscal year 2011. This contribution was a part of Mr. Swainson’s 2010 annual performance cash incentive as reported in the “Non-Equity Incentive Compensation Plan” column of the Fiscal Year 2010 Summary Compensation Table for fiscal year 2010. A further description of Mr. Swainson’s deferred compensation plan and related “rabbi trust” is provided under “Other Compensation Arrangements Provided to Our Named Executive Officers — Deferred Compensation Arrangements,” below.

(2)	As reflected and described above in footnote (4) of the Fiscal Year 2010 Summary Compensation Table, we made a discretionary contribution in fiscal year 2011 to our 401(k) Supplemental Plans in respect of fiscal year 2010 performance and, therefore, that contribution is reflected in the table above, including in the March 31, 2010 balance. In addition, we made discretionary contributions in respect of fiscal year 2010 to the 401(k) plan in the following amounts: $16,231 for Ms. Cooper; $9,188 for Mr. Bryant; $6,125 for Ms. Fliegelman Olli; $15,874 for Mr. Swainson; and $6,125 for Mr. Christenson. For additional information, please see “Other Compensation Arrangements Provided to Our Named Executive Officers — 401(k) Supplemental Plans,” below.

(3)	Represents earnings during fiscal year 2010 under the individual deferred compensation account for Mr. Swainson, the Executive Deferred Compensation Plan, and the 401(k) Supplemental Plans. For additional information, please see “Other Compensation Arrangements Provided to Our Named Executive Officers — Deferred Compensation Arrangements” and “401(k) Supplemental Plans,” below.

(4)	With respect to Mr. Swainson and Ms. Cooper, the balance includes $2,835,000 and $500,000, respectively, which amounts were initially credited to their deferred compensation accounts pursuant to their employment agreements. Ms. Cooper’s balance has decreased below this amount due to notional investment losses. These amounts were previously reported as “All Other Compensation” in our Summary Compensation Table for fiscal year 2008 (for Mr. Swainson) and fiscal year 2009 (for Ms. Cooper). For additional information, please see “Other Compensation Arrangements Provided to Our Named Executive Officers,” below.

Other Compensation Arrangements Provided to Our Named Executive Officers

Deferred Compensation Arrangements

Executive Deferred Compensation Plan.  We offer to senior executives, including the Named Executive Officers, the Executive Deferred Compensation Plan, under which they may defer a portion of their annual performance cash incentive payouts. Compensation that is deferred is credited to a participant’s account, which is indexed to one or more investment options chosen by the participant. The amount credited is adjusted for, among other things, hypothetical investment earnings, expenses and gains or losses to the investment options. The investment options generally track those options available to our U.S. employees under the tax-qualified 401(k) plan.

Under the Executive Deferred Compensation Plan, a participant receives a lump sum distribution of the value of his or her deferral account after the earliest of death, disability, six months after “separation from service,” a termination in connection with a “change in control” (as each term is defined in the plan document) or a date specified by the participant (generally 5, 10 or 15 years following the deferral.

Deferred Compensation Plan for John Swainson.  On April 29, 2005, we entered into a deferred compensation plan and related “rabbi trust” for the benefit of Mr. Swainson. The plan and trust fulfill our obligation under Mr. Swainson’s employment agreement entered into on November 22, 2004, to provide him with the present value of certain benefits he would have received had he remained employed with his prior employer plus interest on such amount since the execution of Mr. Swainson’s employment agreement, which totaled $2,835,000. Mr. Swainson had an initial deferred compensation account balance of $2,835,000 and is entitled to allocate his account balance notionally among various investment options (generally those options available to our U.S. employees under the tax-qualified 401(k) plan) for the purpose of determining the value of his account. The plan provides for Mr. Swainson to receive in cash the lump sum value of his deferred compensation balance upon the earliest of his death, six months after his “separation from service” or a “change in control” (as each term is defined in the plan document). The trust is in the form of a so-called “rabbi trust” whose assets are subject to the claims of our creditors. Mr. Swainson retired as CEO from the Company on December 31, 2009; therefore, the balance of his deferred compensation plan account will be distributed in accordance with his distribution elections.

401(k) Supplemental Plans

The CA, Inc. Restoration Plan and the CA, Inc. Excess Benefit Plan (the “401(k) Supplemental Plans”) are unfunded plans that were created for the purpose of benefiting participants in the CA Savings Harvest Plan, our tax-qualified 401(k) plan, who are unable to receive a full allocation of employer contributions due to limitations imposed under the applicable tax rules. Pursuant to each of these plans, we set up an account that is credited with an amount, if any, that would have been credited to the participant’s 401(k) plan account absent those tax limitations. In addition, we credited these accounts with an interest-equivalent amount equal to the interest that would have been earned if the accounts had been invested in the money market fund investment alternative under our tax-qualified 401(k) plan. The amounts credited to the accounts under the 401(k) Supplemental Plan vest in accordance with the same schedule that employer contributions vest under the tax-qualified 401(k) plan, except that upon termination of the plan or a change in control of the Company, the accounts become fully vested. Following a termination of employment, the vested portion of the accounts are distributed in the form of a lump sum.

Employment Agreements

Below are summaries of the employment agreements for Mr. McCracken and Mss. Cooper and Fliegelman Olli. Mr. Bryant did not have employment agreement with the Company during fiscal year 2010, and the employment agreements for Messrs. Swainson and Christenson expired during fiscal year 2010.

We also note that each of our employees, including the Named Executive Officers, has signed a confidentiality agreement that, among other things, generally prohibits the employees from competing and soliciting employees and customers from the Company for one year following a termination of employment.

Our employment agreements with our Named Executive Officers generally contain similar definitions for “good reason” and “cause.” “Good reason” is generally defined as: (1) any material and adverse change in the Named Executive Officer’s authorities and responsibilities; (2) any material reduction by the Company of the Named Executive Officer’s base salary or target incentive compensation; or (3) any material breach by the Company of the Named Executive Officer’s employment agreement. “Cause” is generally defined as: (1) willful failure to perform duties; (2) conduct that materially harms the reputation or financial position of the Company; (3) conviction of, or plea of guilty or nolo contendere to, a felony; or (4) the commission of any other crime involving dishonesty, breach of fiduciary duties, or failure to cooperate with the Company in any investigation, or impeding any investigation.

William E. McCracken (Chief Executive Officer)

Effective January 28, 2010, the Board of Directors elected William E. McCracken as the Chief Executive Officer of the Company.

On May 6, 2010, the Company entered into an Employment Agreement with Mr. McCracken. The employment agreement has an initial term that ends on March 31, 2012. Thereafter, on each anniversary of March 31, 2012, the agreement will automatically extend for one year unless either the Company or Mr. McCracken gives at least 90 days’ notice of non-extension.

Mr. McCracken’s employment agreement provides for compensation approved annually by the Board of Directors, including an initial annual base salary of $1,000,000. With respect to the fiscal year 2010, Mr. McCracken was eligible to receive a target annual cash bonus of $1,250,000, which was prorated to reflect his service as Chief Executive Officer from January 28, 2010 through March 31, 2010. Details regarding those programs and payouts to Mr. McCracken are set forth above in the Compensation Discussion and Analysis, the Fiscal Year 2010 Summary Compensation Table and the Fiscal Year 2010 Grants of Plan-Based Awards table, above. With respect to fiscal year 2011, Mr. McCracken is eligible to receive: (1) a target annual cash bonus of $1,500,000; and (2) a target long-term performance bonus of $5,000,000.

In addition, under his employment agreement, Mr. McCracken was granted a sign-on bonus of $1,300,000 intended to reflect a discretionary bonus for the portion of the fiscal year during which Mr. McCracken served as Interim Executive Chairman and to compensate him for increased personal living expenses he incurred during 2009 and expects to incur in his capacity as a full time employee of the Company.

Pursuant to his employment agreement, Mr. McCracken is eligible to participate in all employee benefit and welfare plans on a basis that is at least as favorable as other senior employees.

Mr. McCracken’s employment agreement also provides that if Mr. McCracken’s employment is terminated by the Company without “cause” or by Mr. McCracken for “good reason” (as those terms are defined in his employment agreement), he will receive: (1) his annual performance cash incentive for the year in which termination occurred, based on actual performance; (2) have accelerated vesting of any outstanding awards of stock options; and (3) if his termination occurs prior to March 31, 2012, salary continuation through March 31, 2012. In addition to the amounts above: (1) if Mr. McCracken is terminated prior to April 1, 2011, he will receive a one-time grant of 270,000 severance restricted stock units (“RSUs”) and an additional cash payment equal to his annual bonus for the year in which termination occurred, based on actual performance and (2) if he is terminated after March 31, 2011, but prior to April 1, 2012, he will receive a one-time grant of 91,000 severance RSUs. If the Company chooses not to extend Mr. McCracken’s employment agreement, he will: (1) receive his annual bonus for the year in which he received notice of non-extension, based on actual performance; and (2) have accelerated vesting of any outstanding awards of stock options. If the Company elects not to extend Mr. McCracken’s employment for the one-year period beginning April 1, 2012, he will also be granted a one-time grant of 91,000 severance RSUs.

The severance RSUs received in connection with a termination by the Company without “cause” or by Mr. McCracken for “good reason,” or in the case of non-extension of Mr. McCracken’s agreement, each as described above, are to be awarded in recognition of the lost value of his long-term performance awards that will be forfeited as a result of his termination. These severance RSU awards will be fully vested at the time of grant, but will not be settled or transferable, until 34%, 33% and 33% of the underlying shares of the Company’s Common Stock are delivered to him on the first, second and third anniversaries of his termination date, respectively. All other equity awards will be governed by the terms of the Company’s equity and long-term performance programs.

Mr. McCracken is subject to standard non-compete and non-solicitation covenants during, and for the 12-month period following, his employment with us.

Mr. McCracken is also a participant in our Change in Control Severance Policy and is entitled to a lump-sum severance payment equal to 2.99 times his annual base salary and annual performance cash incentive target, and to certain other benefits, in the event of a termination without “cause” or resignation for “good reason” following a “change in control” of the Company (as those terms are defined in that policy).

We will also indemnify and hold Mr. McCracken harmless for acts and omissions in connection with Mr. McCracken’s employment to the maximum extent permitted under applicable law.

Nancy E. Cooper (Executive Vice President and Chief Financial Officer)

Ms. Cooper entered into an amended and restated employment agreement with the Company on September 30, 2009, the initial term of which will expire on September 30, 2010. On each anniversary of that date, the agreement will automatically extend for one year unless either the Company or Ms. Cooper gives at least 90 days’ notice of non-extension.

Ms. Cooper’s employment agreement provides for: (1) an initial annual base salary of $600,000; (2) an initial annual performance cash incentive target of $600,000; and (3) an initial target LTIP award equal to $2,000,000. Details regarding those programs and payouts to Ms. Cooper are set forth above in the Compensation Discussion and Analysis, the Fiscal Year 2010 Summary Compensation Table and the Fiscal Year 2010 Grants of Plan-Based Awards table, above.

Under the employment agreement, Ms. Cooper is eligible to participate in all retirement, welfare and benefit plans and perquisites generally made available to our other senior employees.

If Ms. Cooper resigns for “good reason” or is terminated by us without “cause,” (as generally defined above) other than on account of death or “disability” (as defined in her employment agreement), subject to her execution and delivery of a valid and effective release and waiver of claims against the Company, we will pay her a lump sum cash amount equal to her annual base salary and a prorated portion of her target amount under the annual performance cash incentive.

Additionally, Ms. Cooper is a participant in our Change in Control Severance Policy, and is entitled to a lump-sum severance payment equal to 2.99 times her annual base salary and annual performance cash incentive target and certain other benefits, in the event of a termination without “cause” or for “good reason” following a “change in control” of the Company (as those terms are defined in that policy).

Amy Fliegelman Olli (Executive Vice President and General Counsel)

Ms. Fliegelman Olli entered into an amended and restated employment agreement with the Company on September 30, 2009, the initial term of which will expire on September 30, 2010. On each anniversary of that date, the employment agreement will automatically extend for one year unless either the Company or Ms. Fliegelman Olli gives at least 90 days’ notice of non-extension.

Ms. Fliegelman Olli’s employment agreement provides for: (1) an initial annual base salary of $550,000; (2) an initial annual performance cash incentive target of $550,000; and (3) an initial target LTIP award equal to $1,300,000. Details regarding those programs and payouts to Ms. Fliegelman Olli are set forth above in the Compensation Discussion and Analysis, the Fiscal Year 2010 Summary Compensation Table and the Fiscal Year 2010 Grants of Plan-Based Awards table, above.

Under the employment agreement, Ms. Fliegelman Olli is eligible to participate in all retirement, welfare and benefit plans and perquisites generally made available to our other senior employees. Also, Ms. Fliegelman Olli is entitled to receive a $5,000 per month stipend to assist with her transportation between our offices and her home in North Carolina in lieu of relocation.

If Ms. Fliegelman Olli resigns for “good reason” or is terminated by us without “cause,” (as generally defined above) other than on account of death or “disability” (as defined in her employment agreement), subject to her execution and delivery of a valid and effective release and waiver, we will pay her a lump sum cash amount equal to her annual base salary and a prorated portion of her target amount under the annual performance cash incentive.

Additionally, Ms. Fliegelman Olli is a participant in our Change in Control Severance Policy, and is entitled to a lump-sum severance payment equal to 2.00 times her annual base salary and annual performance cash incentive target and certain other benefits, in the event of a termination without “cause” or for “good reason” following a “change in control” of the Company (as those terms are defined in that policy).

John A. Swainson (Former Chief Executive Officer)

On September 1, 2009, Mr. Swainson notified the Company of his plan to retire as CEO effective on the earlier of December 31, 2009 or the appointment of a successor. At the time Mr. Swainson announced his retirement he agreed to assist in the transition to a new CEO. From January 1, 2010 through March 15, 2010, Mr. Swainson continued to perform services for the Company in the role of Distinguished Engineer.

In connection with Mr. Swainson’s retirement from the Company, the Company entered into a Separation and Release Agreement to confirm the payments and benefits that Mr. Swainson was entitled to receive under his employment agreement upon his termination of employment with the Company. These payments and benefits, which were also in consideration for his execution and delivery of a valid and effective release and waiver of claims against the Company, consisted of (1) a lump-sum severance payment equivalent to two times annual base salary and target annual bonus; (2) a lump-sum payment equal to 18 months’ COBRA continuation coverage; and (3) accelerated vesting of his outstanding equity awards that would have vested, absent the termination of employment, during the 24-month period following termination. Mr. Swainson remains subject to standard non-compete and non-solicitation covenants for the 12-month period following his termination of employment.

The Compensation Committee prorated Mr. Swainson’s one-year LTIP award for for the portion of fiscal year 2010 during which he served as CEO and approved special retirement vesting of the restricted shares granted under which he received 70% of the shares earned upon completion of the performance cycle. The remaining shares were forfeited on the date of Mr. Swainson’s termination of employment.

Michael J. Christenson (Former President and Chief Operating Officer)

Mr. Christenson entered into an employment agreement with the Company on May 31, 2007, which was subsequently amended in February 2008, appointing Mr. Christenson President of the Company. The employment agreement was then amended and restated on December 29, 2009. The term of Mr. Christenson’s employment agreement would have automatically renewed for a one year period on May 31, 2010 unless the Company provided 60 days advance notice of non-extension. On March 30, 2010, the Company informed Mr. Christenson of its intent not to extend the term of his contract beyond May 31, 2010. Mr. Christenson’s employment with the Company terminated voluntarily on May 31, 2010.

Mr. Christenson’s employment agreement provided for compensation approved annually by the Company, including (1) an initial annual base salary of $800,000; (2) an initial annual performance cash incentive target equal to $800,000; (3) an initial target LTIP award equal to $2,000,000. For fiscal year 2010, Mr. Christenson’s target annual performance cash incentive was $800,000 and his target LTIP award was $2,500,000. Details regarding those programs and payouts to Mr. Christenson are set forth in the Compensation Discussion and Analysis, the Fiscal Year 2010 Summary Compensation Table and the Fiscal Year 2010 Grants of Plan-Based Awards table, above.

Pursuant to his agreement, Mr. Christenson was also eligible to participate in all retirement, welfare and benefit plans and perquisites generally made available to other senior employees.

Pursuant to his agreement, if Mr. Christenson were to have resigned for “good reason” or were terminated by us other than for “cause,” (as generally defined above) other than on account of death or “disability” (as defined in the agreement), subject to Mr. Christenson’s execution and delivery of a release and waiver, we would have been obligated to pay him a lump-sum payment equal to his base salary and a prorated portion of his target amount under the annual performance cash incentive.

Retention Agreements

During fiscal year 2010, the Company entered into retention agreements with Messrs. Bryant and Christenson and Mss. Cooper and Fliegelman Olli. The purpose of these agreements was to retain members of management during the transition from the former CEO, the search for a new CEO and the initial period of employment of a new CEO by providing those executives with the opportunity to earn cash payments generally equivalent to a year’s base salary should the executives remained employed through certain milestone dates. The executives would not receive the retention payment if their employment terminated for any reason other than termination without cause or resignation for good reason or, in some instances, non-renewal of their employment agreement prior to the milestone date. If a participating executive is terminated prior to a milestone date, the executive is required to sign a release of claims against the Company in order to receive the retention payment.

Change in Control Severance Policy

We maintain a Change in Control Severance Policy, which was approved by the Board in October 2004. This policy covers such senior executives as the Board of Directors may designate from time to time, including the Named Executive Officers discussed below.

The Policy provides for certain payments and benefits in the event that, following a change in control or potential change in control of the Company, a covered executive’s employment is terminated either without “cause” by the Company or for “good reason” by the executive. The amount of the severance payment would range from 1.00 to 2.99 times an executive’s annual base salary and bonus (“bonus” is generally defined under the Policy as the higher of the target annual performance cash incentive for the fiscal year in which the termination occurs or the average annual performance cash incentives earned during the last three completed fiscal years of the Company immediately preceding the date of termination) as determined from time to time by the Board of Directors. Mr. McCracken and Ms. Cooper would be entitled to cash severance payments equal to 2.99 times their respective annual base salaries and bonuses and Mr. Bryant and Ms. Fliegelman Olli would be entitled to cash severance payments equal to 2.00 times their respective annual base salaries and bonuses, to be paid no later than 60 days following such termination of employment.

The Policy also provides the following additional benefits: (1) prorated target bonus payments for the year of termination; (2) a payment equal to the cost of 18 months’ continued healthcare coverage; (3) one year of outplacement services; (4) if applicable, certain relocation expenses; and (5) payments to make the executive whole with respect to excise taxes under Section 280G of the Internal Revenue Code (“Section 280G”). To the extent payment under the Policy would give rise to an excess parachute excise tax, the Policy provides that the payment will be reduced to an amount that would not give rise to an excise tax under Section 280G, provided that the reduction will not be more than 10%. If a reduction of greater than 10% would be required such that the payment would not give rise to an excise tax, no reduction will be required and we will gross up the executive to keep the executive whole.

Under the Policy, a “change in control” would include, among other things, each of the following events: (1) the acquisition of 35% or more of our voting power; (2) a change in a majority of the incumbent members of our Board of Directors; (3) the sale of all or substantially all our assets; (4) the consummation of certain mergers or other business combinations; and (5) stockholder approval of a plan of liquidation or dissolution.

Estimated Payments in the Event of Termination of Employment or Following a Change in Control

Upon certain types of terminations of employment not related to a change in control of the Company, the Company may pay severance benefits to the Named Executive Officers. With regard to Mr. McCracken and Mss. Cooper and Fliegelman Olli, severance in certain situations is provided in their employment agreements and special retention bonus agreements. Mr. Bryant’s special retention bonus agreement also describes severance arrangements available to him in certain situations. See discussion under “Other Compensation Arrangements Provided to Our Named Executive Officers,” above.

Our Change in Control Severance Policy is intended to provide post change in control severance benefits consistent with current competitive practice. These benefits are intended: (1) to provide additional incentive to those key executives most closely connected to a potential change in control to remain focused on the Company’s business priorities and to act more objectively and, therefore, in the best interests of stockholders, despite the fact that such a transaction could result in the executives’ termination; (2) to encourage key executives to remain with the Company prior to completion of a change in control and to work toward a successful transition; and (3) to provide potential additional non-competition and non-solicitation protection. In addition, pursuant to the equity incentive plans under which equity-based awards are granted — such as options, restricted stock, restricted stock units and performance shares — those equity-based awards generally vest upon a change in control. As a condition to receiving a payment under the Change in Control Severance Policy, an executive must sign a separation and release agreement that, among other things, requires the executive to acknowledge that their confidentiality agreement (described above under “Other Compensation Arrangements Provided to Our Named Executive Officers — Employment Agreements”), including with respect to non-competition and non-solicitation provisions, continues to be in full force and effect.

The following table shows the potential payments to our Named Executive Officers under existing agreements, plans or arrangements, under various scenarios involving a change in control or termination of employment, assuming a March 31, 2010 termination date and using the closing price of the Common Stock on March 31, 2010 of $23.47.

Estimated Payments in the Event of Termination of Employment
or Following a Change in Control

				Certain
			Termination Without	Terminations
			Cause / Resignation	Following a
	Termination	Termination Due	for Good Reason	Change in
	Due to Death(1)	To Disability(1)	(2)(3)	Control(4)
Name	($)	($)	($)	($)
W.E. McCracken(5)
Cash Severance	—	—	4,500,000	6,727,500
Interrupted Performance Cycles	—	—	—	1,250,000
Acceleration of Unvested Equity(6)	750,311	750,311	6,524,940	750,311
Other Benefits	—	—	—	4,429,111

Total Payments	750,311	750,311	11,024,940	13,156,922

N.E. Cooper
Cash Severance	—	—	1,200,000	3,772,822
Interrupted Performance Cycles	832,114	823,117	823,117	1,432,114
Acceleration of Unvested Equity(6)	2,556,418	2,556,418	469,400	2,556,418
Other Benefits	—	—	—	32,367

Total Payments	3,388,533	3,379,535	2,492,517	7,793,721

J.E. Bryant(7)
Cash Severance	—	—	1,000,000	2,400,000
Interrupted Performance Cycles	985,694	975,521	975,521	1,685,694
Acceleration of Unvested Equity(6)	2,381,939	2,381,939	—	2,381,939
Other Benefits	—	—	—	10,000

Total Payments	3,367,633	3,357,460	1,975,521	6,477,633

A. Fliegelman Olli
Cash Severance	—	—	1,050,000	2,212,563
Interrupted Performance Cycles	557,503	551,528	551,528	1,107,503
Acceleration of Unvested Equity(6)	1,843,231	1,843,231	469,400	1,843,231
Other Benefits	—	—	—	39,875

Total Payments	2,400,734	2,394,758	2,070,928	5,203,172

M.J. Christenson(8)
Cash Severance	—	—	1,600,000	5,011,908
Interrupted Performance Cycles	1,072,139	1,060,648	1,060,648	1,872,139
Acceleration of Unvested Equity(6)	2,510,553	2,510,553	—	2,510,553
Other Benefits	—	—	—	35,223

Total Payments	3,582,692	3,571,201	2,660,648	9,429,823

(1)	Upon termination due to an executive’s death or disability, stock options become immediately exercisable and can be exercised within one year of such death or disability, but not later than the normal expiration date of the option. Restricted stock awards that have not vested immediately vest upon death or disability. This column includes the intrinsic value (i.e., the value based upon our stock price, and in the case of options, less the exercise price) of equity awards that would become exercisable or vested if the Named Executive Officer had died or become disabled as of March 31, 2010. With regard to the three-year performance component of the LTIP described above, promptly after death, the executive’s estate would receive a prorated portion of the target share award based on the portion of the performance cycle that lapsed prior to the death. In the event of a disability, the executive would be eligible to receive a prorated number of shares based on the actual results after the end of the performance cycle, based on the portion of the performance cycle that lapsed prior to the disability. For purposes of this calculation, we determined the value of the prorated amount of the outstanding performance awards under the fiscal year 2009 and 2010 LTIPs using the closing market price of the Common Stock ($23.47) on March 31, 2010 based achievement of “target” performance under those awards.

(2)	Assuming a March 31, 2010 termination date, Mr. Christenson and Mss. Cooper and Fliegelman Olli would be entitled to the following cash severance payments upon termination without “cause” or resignation for “good reason” (as defined in their respective employment agreements): Mr. Christenson is entitled to one times his annual base salary and annual performance cash incentive based on actual performance of the Company at the end of the March 31, 2010 performance cycle, payable in a lump sum; and Mss. Cooper and Fliegelman Olli are each entitled to one times her annual base salary, payable in a lump sum. Messrs. Bryant and Christenson and Mss. Cooper and Fliegelman Olli are also entitled to their retention payments of $500,000, $800,000, $600,000 and $500,000, respectively. Mr. McCracken and the Company had not yet entered into an employment agreement on March 31, 2010.

(3)	With regard to the three-year performance share component of the fiscal year 2009-2011 and 2010-2012 LTIPs, the Compensation Committee reserves discretion, in the event of a termination without “cause,” to pay a prorated portion of any award the executive would have received had the executive remained employed through the payment date. Eligibility and amount would be determined at the conclusion of the applicable performance cycle. With respect to the one-year performance share component for fiscal year 2010 the calculations assume amounts payable at target with only 34% vesting immediately and the remaining two-thirds forfeited upon termination of employment in accordance with the terms of the LTIP. See also description of the LTIP and the three-year performance share component in the Compensation Discussion and Analysis.

(4)	Represents cash payment and value of benefits payable upon a termination without “cause” or resignation for “good reason” within the two-year period following a change in control, under our Change in Control Severance Policy (described above). Messrs. McCracken and Christenson and Ms. Cooper are entitled to 2.99 times their annual base salaries and annual performance cash incentive. In addition, this calculation includes (i) the payment of the fiscal year 2010 annual performance cash incentive, assuming achievement of target levels, payable in a lump sum; (ii) the value of the accelerated vesting of each executive’s equity calculated as described in footnote (3) above; (iii) the value of one year of outplacement services; (iv) an amount equal to 18 months of COBRA premium payments (paid in a lump sum); and (v) for Mr. McCracken, an estimated gross-up amount of approximately $4,429,111 to make him whole with respect to certain excise taxes. The excise tax gross up is intended to preserve a competitive level of change in control severance benefits. With regard to outstanding equity, our 2002 Incentive Plan and 2007 Incentive Plan, pursuant to which, respectively, options and restricted stock are currently outstanding, provide for the immediate acceleration of such awards upon a change in control. For purposes of this table, the Company assumes the fiscal year 2010 performance cycle concluded on March 31, 2010 and that one-third of the performance awards vested and that the vesting of the remaining two-thirds accelerated upon the change in control.

(5)	The estimated payments shown for Mr. McCracken reflect the terms of his employment agreement, which was entered into after March 31, 2010, as described in “Other Compensation Arrangements Provided to Our Named Executive Officers — Employment Agreements,” above.

(6)	The amounts in this row represent acceleration of unvested equity: Mr. McCracken’s 72,323 stock options and 23,957 restricted stock units. Also represents the aggregate outstanding equity awards for Messrs. Bryant and Christenson and Mss. Cooper and Fliegelman Olli, respectively, as follows: 101,489, 106,969, 108,923, and 78,536.

(7)	Mr. Bryant does not have an employment agreement. Absent any special arrangements approved by the Compensation Committee or the Board of Directors for an executive officer, he would be eligible for severance under our U.S. broad-based discretionary severance policy, which is capped at 52 weeks of salary. For purposes of this calculation, we assume payment of severance equal to one times annual base salary. The actual amount paid for an executive officer, however, will be at the discretion of the Compensation Committee.

(8)	As required by SEC rules, this table assumes a change in control as of the last day of the most recently completed fiscal year (March 31, 2010). Although Mr. Christenson is no longer entitled to any of the amounts shown in the table because his employment terminated voluntarily on May 31, 2010, he is included in the table in accordance with SEC rules.

Mr. Swainson is not shown in the above table because he was no longer employed by the Company on March 31, 2010. The severance payments to Mr. Swainson are described in “Other Compensation Arrangements Provided to Our Named Executive Officers — Employment Agreements,” above.

In addition to the payments summarized above, upon any termination of employment (including the scenarios described above, or a termination for cause or resignation without good reason), whether or not in connection with a change in control, the Named Executive Officers would be entitled to the balance of their vested accounts under our tax-qualified 401(k) plan, the 401(k) Supplemental Plans and the deferred compensation arrangements and vested equity, in accordance with their terms. Without regard to vesting, the balances of these accounts for the Named Executive Officers as of March 31, 2010 (except for the 401(k) plan) are disclosed in the last column of the Fiscal Year 2010 Non-Qualified Deferred Compensation table, above.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes share and exercise price information about our equity compensation plans as of March 31, 2010. All of our equity compensation plans pursuant to which grants are being made have been approved by our stockholders. Our 2007 Incentive Plan was approved by stockholders in August 2007; and all equity awards to employees after the date of stockholder approval will be granted under the 2007 Incentive Plan; however, awards already granted under the 2002 Incentive Plan, including awards for which performance targets have been established under that plan, will remain outstanding and be satisfied under the 2002 Incentive Plan. Payment of fees to non-executive directors will continue to be paid under the 2003 Compensation Plan for Non-Employee Directors.

Equity Compensation Plan Information

Number of Securities
Remaining Available
		Weighted Average	for Future Issuance
	Number of Securities	Exercise Price of	Under Equity
	Issuable Upon	Outstanding	Compensation Plans
	Exercise of	Options, Warrants	(Excluding Securities
	Outstanding Options,	and Rights	Reflected
Plan Category	Warrants and Rights	($)(1)	in the First Column)
Equity compensation plans approved by security holders	16,152,865 (2)	$24.65	46,012,767 (3)

Equity compensation plans not approved by security holders	—	—

Total	16,152,865	$24.65	46,012,767

(1)	The calculation of the weighted average exercise price includes only stock options and does not include the outstanding deferred stock units, restricted stock units, performance-based awards/targets and stock units reflected in the first column.

(2)	Includes all stock options outstanding under the 1993 Stock Option Plan for Non-Employee Directors, 2002 Compensation Plan for Non-Employee Directors, 2001 Stock Option Plan, 2002 Incentive Plan and 2007 Incentive Plan, all restricted stock units outstanding under the 2002 Incentive Plan and the 2007 Incentive Plan, and all deferred stock units outstanding under the 2002 Compensation Plan for Non-Employee Directors and the 2003 Compensation Plan for Non-Employee Directors. Although shares were not awarded as of March 31, 2010 for the performance-based targets set under the fiscal year 2008 2009 and 2010 LTIP programs (see description of the LTIP in the “Compensation Discussion and Analysis” section above), we have assumed the following for purposes of this table: with regard to (i) the three-year performance components of the fiscal year 2009-2011 and 2010-2012 LTIPs (for which the performance cycles will end after fiscal years 2011 and 2012, respectively), we have assumed a payout at the maximum level and note that payouts under these arrangements could range respectively from 0-200% and 0-150% of target at the end of the applicable performance cycle, depending on performance; and (ii) the one-year performance component of the fiscal year 2010 LTIP and the three-year component of the fiscal year 2008-2010 LTIP, the actual grants occurred in fiscal year 2010 (as indicated in the Outstanding Equity Awards at 2010 Fiscal Year End table, above) and we have reflected the actual number of shares awarded with respect to this component in this column. This also includes 366,301 options with a weighted average exercise price of $21.38 assumed by us in connection with acquisitions. No additional options or rights will be granted under these assumed equity rights plans.

(3)	Fiscal year 2010 is the last year that the Company will issue three- year LTIP awards under the 2002 Incentive Plan which consists of 26,023,387 shares. Respectively under the 2007 Incentive Plan 19,561,143 shares are available and 428,237 shares are available under the 2003 Compensation Plan for Non-Employee Directors. Effective July 1, 2009, the Company’s Board of Directors terminated the Company’s Employee Stock Purchase Plan.

LITIGATION INVOLVING DIRECTORS AND EXECUTIVE OFFICERS

Stockholder Derivative Litigation

In June and July 2004, three purported derivative actions were filed in the United States District Court for the Eastern District of New York (the “Federal Court”) by Ranger Governance, Ltd. (“Ranger”), Bert Vladimir and Irving Rosenzweig against certain current or former employees and/or directors of the Company. In November 2004, the Federal Court issued an order consolidating the three actions into Computer Associates International, Inc., Derivative Litigation, No. 04 Civ. 2697 (E.D.N.Y.) (the Derivative Action). The derivative plaintiffs filed a consolidated amended complaint (the Consolidated Complaint) on January 7, 2005. The Consolidated Complaint names as defendants Charles Wang, Sanjay Kumar, Ira Zar, Charles McWade, Peter Schwartz, William de Vogel, Richard Grasso, Roel Pieper, Russell Artzt, Alfonse D’Amato, Lewis Ranieri, Stephen Richards, Steven Woghin, David Kaplan, David Rivard, Lloyd Silverstein, Michael A. McElroy, Gary Fernandes, Robert E. La Blanc, Jay W. Lorsch, Kenneth Cron, Walter P. Schuetze, KPMG LLP, and Ernst & Young LLP. The Company is named as a nominal defendant. The Consolidated Complaint seeks from one or more of the defendants (1) contribution towards the consideration the Company had previously agreed to provide then current and former stockholders in settlement of certain class action litigation commenced against the Company and certain officers and directors in 1998 and 2002; (2) compensatory and consequential damages in an amount not less than $500 million in connection with the investigations giving rise to the Deferred Prosecution Agreement (“DPA”) entered into between the Company and the United States Attorney’s Office in 2004 and a consent to enter into a final judgment (“Consent Judgment”) in a parallel proceeding brought by the SEC regarding certain of the Company’s past accounting practices, including its revenue recognition policies and procedures during certain periods prior to the adoption of the Company’s new business model in October 2000 (In May 2007, based upon the Company’s compliance with the terms of the DPA, the Federal Court ordered dismissal of the charges that had been filed against the Company in connection with the DPA, and the DPA expired. The injunctive provisions of the Consent Judgment permanently enjoining the Company from violating certain provisions of the federal securities laws remain in effect.); (3) unspecified relief for violations of Section 14(a) of the Exchange Act for alleged false and material misstatements made in the Company’s proxy statements issued in 2002 and 2003; (4) relief for alleged breach of fiduciary duty; (5) unspecified compensatory, consequential and punitive damages based upon allegations of corporate waste and fraud; (6) unspecified damages for breach of duty of reasonable care; (7) restitution and rescission of the compensation earned under the Company’s executive compensation plan; and (8) pursuant to Section 304 of the Sarbanes-Oxley Act, reimbursement of bonus or other incentive-based equity compensation and alleged profits realized from sales of securities issued by the Company. Although no relief is sought from the Company, the Consolidated Complaint seeks monetary damages, both compensatory and consequential, from the other defendants, including current or former employees and/or directors of the Company, Ernst & Young LLP and KPMG LLP in an amount totaling not less than $500 million.

On February 1, 2005, the Company established a Special Litigation Committee of members of its Board of Directors who are independent of the defendants to, among other things, control and determine the Company’s response to the Derivative Action. On April 13, 2007, the Special Litigation Committee issued its reports, which announced the Special Litigation Committee’s conclusions, determinations, recommendations and actions with respect to the claims asserted in the Derivative Action. The Special Litigation Committee also served a motion which seeks to dismiss and realign the claims and parties in accordance with the Special Litigation Committee’s recommendations. As summarized below, the Special Litigation Committee concluded as follows:

•	The Special Litigation Committee has concluded that it would be in the best interests of the Company to pursue certain of the claims against Messrs. Wang and Schwartz.

•	The Special Litigation Committee has concluded that it would be in the best interests of the Company to pursue certain of the claims against the former Company executives who have pled guilty to various charges of securities fraud and/or obstruction of justice — including Messrs. Kaplan, Richards, Rivard, Silverstein, Woghin and Zar. The Special Litigation Committee has determined and directed that these claims be pursued by the Company using counsel retained by the Company, unless the Special Litigation Committee is able to successfully conclude its ongoing settlement negotiations with these individuals.

•	The Special Litigation Committee has reached a settlement (subject to court approval) with Messrs. Kumar, McWade and Artzt.

•	The Special Litigation Committee believes that the claims against current and former Company directors Messrs. Cron, D’Amato, de Vogel, Fernandes, Grasso, La Blanc, Lorsch, Pieper, Ranieri and Schuetze should be dismissed. The Special Litigation Committee has concluded that these directors did not breach their fiduciary duties and the claims against them lack merit.

•	The Special Litigation Committee has concluded that it would be in the best interests of the Company to seek dismissal of the claims against Ernst & Young LLP, KPMG LLP and Mr. McElroy.

By letter dated July 19, 2007, counsel for the Special Litigation Committee advised the Federal Court that the Special Litigation Committee had reached a settlement of the Derivative Action with two of the three derivative plaintiffs — Bert Vladimir and Irving Rosenzweig. In connection with the settlement, both of these plaintiffs have agreed to support the Special Litigation Committee’s motion to dismiss and to realign. The Company has agreed to pay the attorney’s fees of Messrs. Vladimir and Rosenzweig in an amount up to $525,000 each. If finalized, this settlement would require approval of the Federal Court. On July 23, 2007, Ranger filed a letter with the Federal Court objecting to the proposed settlement. On October 29, 2007, the Federal Court denied the Special Litigation Committee’s motion to dismiss and realign, without prejudice to renewing following a decision by the United States Court of Appeals for the Second Circuit on an appeal brought by Ranger in other derivative litigation.

On December 14, 2009, the Company and the Special Litigation Committee renewed the motion to dismiss and realign. That motion is pending.

Texas Litigation

On August 9, 2004, a petition was filed by Sam Wyly and Ranger against the Company in the District Court of Dallas County, Texas, seeking to obtain a declaratory judgment that plaintiffs did not breach two separation agreements they entered into with the Company in 2002 (the 2002 Agreements). On February 18, 2005, Mr. Wyly filed a separate lawsuit in the United States District Court for the Northern District of Texas alleging that he is entitled to attorneys’ fees in connection with the original litigation filed in the District Court of Dallas County, Texas. The two actions have been consolidated and transferred to the Federal Court. On March 31, 2005, the plaintiffs amended their complaint to allege a claim that they were defrauded into entering the 2002 Agreements and to seek rescission of those agreements and damages. On September 29, 2009, the Federal Court entered an order granting the Company’s motion for summary judgment, and dismissing the action in its entirety. That order was appealed to the Second Circuit on October 28, 2009. Although the ultimate outcome cannot be determined, the Company believes that the claims are unfounded and that the Company has meritorious defenses.

General

The Company is obligated to indemnify its officers and directors under certain circumstances to the fullest extent permitted by Delaware law. As a part of that obligation, the Company has advanced and will continue to advance certain attorneys’ fees and expenses incurred by current and former officers and directors in various litigations and investigations arising out of similar allegations, including the litigation described above under the caption “Litigation Involving Directors and Executive Officers.”

Additional information about litigation involving the Company’s directors and executive officers is contained in our periodic and other reports filed with the SEC.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has been the Company’s independent registered public accounting firm since the fiscal year ended March 31, 2000 and has been appointed by the Audit Committee to serve in that capacity for the fiscal year ending March 31, 2011, subject to ratification by our stockholders. Our agreement with KPMG LLP contains procedures for the resolution of disputes between us and KPMG LLP. These procedures provide for the submission of a dispute to mediation if requested by us or if we agree to KPMG LLP’s request for mediation. If we do not agree to KPMG LLP’s request for mediation, if a dispute is not resolved by mediation within 90 days of the commencement of the mediation (or by the end of a longer period if agreed to by the parties) or if one of the parties declares that mediation is inappropriate to resolve the dispute, the agreement provides that arbitration will be used to resolve the dispute. In such an arbitration, the agreement provides that the panel of arbitrators will have no power to award non-monetary or equitable relief. The agreement provides that damages that are punitive in nature, or that are not measured by the prevailing party’s actual damages, will not be available in arbitration or any other forum. The agreement provides that all aspects of such an arbitration shall be treated as confidential.

Although our By-laws do not require the submission of the selection of our independent registered public accounting firm to our stockholders for approval or ratification, the Audit Committee considers it desirable to obtain the views of the stockholders on that appointment. If our stockholders fail to ratify the appointment of KPMG LLP, the Audit Committee may reconsider its selection of the firm as our independent registered public accounting firm for the fiscal year ending March 31, 2011.

A representative of KPMG LLP will be present at the annual meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2).

Audit and Other Fees Paid to KPMG LLP

The fees billed by KPMG LLP for professional services rendered for the fiscal years ended March 31, 2010 and March 31, 2009 are reflected in the following table:

Fee Category	Fiscal Year 2010 Fees	Fiscal Year 2009 Fees
Audit Fees	$13,662,000	$12,991,000

Audit-Related Fees	1,231,000	145,000

Tax Fees	1,059,000	500,000

All Other Fees	125,000	—

Total Fees	$16,077,000	$13,636,000

Audit Fees

Audit fees relate to: audit work performed in connection with the audit of our financial statements for the fiscal years ended March 31, 2010 and 2009 included in our Annual Reports on Form 10-K; the audit of the effectiveness of our internal control over financial reporting at March 31, 2010 and 2009; the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for the fiscal years ended March 31, 2010 and 2009; as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters to underwriters and lenders, statutory audits of foreign subsidiaries, consent letters, SEC filings and comment letters, and discussions surrounding the proper application of financial accounting and reporting standards.

Audit-Related Fees

Audit-related fees are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including employee benefit plan audits and special procedures required to meet certain regulatory requirements. The audit-related fees for fiscal year 2010 primarily include services in connection with business combinations ($972,000), benefit plan audits ($55,000), XBRL Reporting ($92,000) and an engagement under Statement on Auditing Standards (SAS) No. 70, Service Organizations ($90,000). The audit-related fees for fiscal year 2009 primarily include services in connection with employee benefit plan audits ($53,000) and an engagement under SAS No. 70 ($87,000).

Tax Fees

Tax fees reflect all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including assisting with tax planning; supporting other tax-related regulatory requirements; and assisting with tax compliance and reporting matters. The tax fees for fiscal year 2010 primarily include services in connection with international and U.S. tax compliance matters, preparation of U.S. income tax forms, as well as consulting on business combinations. The tax fees for fiscal year 2009 reflect services in connection with international and U.S. tax compliance matters and the preparation of U.S. income tax forms.

All Other Fees

All other fees represent fees for services related to certain of the Company’s compliance programs and the Company’s accounting and procedures manual, of which there were $125,000 in fiscal year 2010 and none in fiscal year 2009.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of KPMG LLP.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures requiring Audit Committee pre-approval of the performance of all audit, audit-related and non-audit services (including tax services) by our independent registered public accounting firm. The Audit Committee may consult with management in determining which services are to be performed, but may not delegate to management the authority to make these determinations. The Committee has also delegated to its Chairman the authority to pre-approve the performance of audit, audit-related and non-audit services by our independent registered public accounting firm (provided that tax services may be pre-approved only up to $100,000), if such approval is necessary or desirable in between meetings, provided that the Chairman must advise the Committee no later than its next scheduled meeting.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements and internal controls for the fiscal year ended March 31, 2010 with management.

The Audit Committee has discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended March 31, 2010 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Raymond J. Bromark, Chair
Arthur F. Weinbach
Ron Zambonini

PROPOSAL 3 — RATIFICATION OF
STOCKHOLDER PROTECTION RIGHTS AGREEMENT

General

The Board of Directors has authorized, and we have entered into, a Stockholder Protection Rights Agreement dated as of November 5, 2009 (the “Rights Agreement”) with Mellon Investor Services LLC, as Rights Agent. The Rights Agreement is substantially similar to our expired Stockholder Protection Rights Agreement, which was voted on by, and received the favorable support of, our stockholders in 2007. As with the prior rights plan, the Board has directed that our stockholders be given the opportunity to vote on the Rights Agreement at the annual meeting of stockholders.

In addition to seeking stockholder ratification, the Rights Agreement includes all of the “stockholder-friendly” features that were part of the expired rights plan ratified by stockholders in 2007, including setting the threshold for triggering exercise of the Rights Agreement at 20% of the outstanding shares of Common Stock; a fixed term for the Rights Agreement of only three years; and a provision requiring a committee of independent directors to assess annually whether the Rights Agreement remains in the best interests of our stockholders. Like the expired rights plan, the Rights Agreement also includes a provision that states that the Rights Agreement will not be triggered by a Qualifying Offer (described below) if holders of at least 10% of the outstanding shares of Common Stock request that a special meeting of stockholders be convened for the purpose of exempting such offer from the Rights Agreement, and thereafter the stockholders vote at such meeting to exempt such Qualifying Offer from the Rights Agreement.

The Board believes that the Rights Agreement is in the best interests of our stockholders and strikes an appropriate balance between allowing the Board to use a rights plan to increase its negotiating leverage to maximize stockholder value and current best practices giving stockholders a voice in such process. In the case of offers that the Board considers to be coercive, abusive or opportunistic, the Rights Agreement should provide time for the Board to evaluate such offer, to seek out and secure potentially superior financial alternatives, if available, and ultimately to negotiate the best price for our stockholders if a change of control transaction is to occur. The following is a summary of the material terms of the Rights Agreement. The statements below are only a summary, and we refer you to the full text of the Rights Agreement, which is attached as Exhibit B to this Proxy Statement. Each statement in this summary is qualified in its entirety by reference to the Rights Agreement.

Under the terms of the Rights Agreement, holders of our Common Stock as of November 16, 2009 received one stockholder protection right for every share of our Common Stock held after the close of business on November 16, 2009. Each share of our Common Stock issued after the close of business on November 16, 2009 also will be issued one corresponding right. The rights are evidenced by our Common Stock certificates. After the separation time, which is described below, the rights may separate and each right will entitle the holder to purchase from us 0.001 shares of participating preferred stock at a purchase price of $100 per share, subject to adjustment, or, after a flip-in date (described below), to purchase shares of our Common Stock equal in value (as calculated under the terms of the Rights Agreement) to twice the exercise price (as adjusted). The rights would also entitle their holders to acquire common stock of an acquiror in the circumstances described below.

The rights serve as an anti-takeover device and encourage third parties who may be interested in acquiring us to negotiate directly with the Board. The rights will not prevent a takeover of us. However, as described below, the rights may cause substantial dilution to a person or group that acquires 20% or more of the outstanding Common Stock unless the rights are first redeemed by the Board. Nevertheless, the rights should not interfere with a transaction that is in the best interests of our stockholders because the rights may be redeemed at any time prior to the flip-in date that is described below. The Board’s decision to enter into the Rights Agreement was not made in response to, or in anticipation of, any acquisition proposal.

Events Causing the Exercisability of the Rights

The rights will become exercisable upon the occurrence of the “separation time,” which is defined in the Rights Agreement as the next business day following the earlier to occur of:

•	the “flip-in date,” which is

•	the first date of a public announcement by us that any person has become an Acquiring Person under the Rights Agreement, which generally means a person or group that has become the beneficial owner of 20% or more of the outstanding Common Stock (Walter Haefner and his affiliates and associates are “grandfathered” under this provision so long as their aggregate ownership of Common Stock does not exceed approximately 130,000,000 shares); or

•	the date and time on which any Acquiring Person becomes the beneficial owner of more than 50% of the outstanding shares of Common Stock; or

•	the tenth business day (or such later date as determined by resolution of the Board) after the date on which any person commences a tender or exchange offer that, if consummated, would result in that person becoming an Acquiring Person.

Until the separation time, the rights may be transferred only with shares of our Common Stock.

Effect of “Flip-In Date”

In the event that a flip-in date occurs prior to the expiration of the rights, each right (other than rights owned by an Acquiring Person, its affiliates or transferees, which will become void) will thereafter constitute the right to receive, upon exercise for the exercise price of $100, subject to adjustment, that number of shares of our Common Stock (or, in certain circumstances, cash, property or other securities) having a value equal to two times the exercise price, as determined pursuant to the terms of the Rights Agreement. However, the Board may exchange the rights (other than rights that have become void) at any time after a flip-in date and prior to the time that an Acquiring Person becomes the beneficial owner of more than 50% of the outstanding shares of Common Stock in whole or in part, at an exchange ratio of one share of our Common Stock per right. Before effecting such an exchange, the Board may direct us to enter into a trust agreement establishing a trust into which we shall issue all or some of the shares of our Common Stock (or other securities) issuable pursuant to the exchange, and all holders of rights entitled to receive shares pursuant to the exchange shall only be entitled to receive these shares from the trust upon compliance with the relevant terms of the trust agreement.

Until a right is exercised or exchanged, the holder of the right, by virtue of being a right holder, will have no rights as a stockholder of ours, including, for example, the right to vote or to receive dividends.

The Board May Redeem or Exchange the Rights

The Board may, at its option, at any time prior to the flip-in date, redeem all (but not less than all) of the then outstanding rights at a price of $0.001 per right. The rights will then terminate immediately and each right, whether or not previously exercised, will thereafter represent only the right to receive the redemption price in cash or securities, as determined by the Board.

Exercise of Rights for Shares of an Acquiring Company

If, on or after a flip-in date, an Acquiring Person controls the Board or beneficially owns 90% or more of our Common Stock, and we are involved in (i) a merger, consolidation or statutory share exchange (or enter into an agreement to undertake any of the foregoing) and either (A) such merger, consolidation, or statutory share exchange is with such Acquiring Person (or any affiliate or associate thereof) or (B) any term of such merger, consolidation or share exchange relating to the treatment of capital stock that is beneficially owned by the Acquiring Person is not identical to the terms of such transaction relating to capital stock beneficially owned by other holders or (ii) a sale of more than 50% of our assets or earning power, proper provision will be made so that the holders of the rights will then each have the right to receive, upon the exercise thereof at the then current exercise price, common stock of the acquiring company having a market value at the time of such transaction equal to two times the exercise price of the right.

Qualifying Offer

In the event we receive a Qualifying Offer (that has not been terminated prior thereto and which continues to be a Qualifying Offer), stockholders representing at least 10% of the shares of Common Stock then outstanding may request that the Board call a special meeting of stockholders to vote to exempt the Qualifying Offer from the operation of the Rights Agreement not earlier than 90, nor later than 120, business days following the commencement of such offer. The Board must then call and hold such a meeting to vote on exempting such offer from the terms of the Rights Agreement within the 90th business day following receipt of the stockholder demand for such meeting; provided that such period may be extended if, prior to such vote, we enter into an agreement (that is conditioned on the approval by the holders of not less than a majority of the outstanding shares of Common Stock) with respect to a merger, recapitalization, share exchange, or a similar transaction involving us or the direct or indirect acquisition of more than 50% of our consolidated total assets (a “Definitive Acquisition Agreement”), until the time of the meeting at which the stockholders will be asked to vote on the Definitive Acquisition Agreement. If no person has become an Acquiring Person, the offer continues to be a Qualifying Offer and stockholders representing at least a majority of the shares of Common Stock represented at the meeting at which a quorum is present vote in favor of redeeming the rights, then such Qualifying Offer shall be deemed exempt from the Rights Agreement on the date that the vote results are certified. If no person has become an Acquiring Person and no special meeting is held by the date required, the rights will be redeemed at the close of business on the tenth business day following that date.

A Qualifying Offer, in summary terms, is an offer determined by the Board to have the following characteristics, which are generally intended to preclude offers that are coercive, abusive, or highly contingent:

•	is a fully financed all-cash tender offer or an exchange offer offering shares of common stock of the offeror, or a combination thereof, for any and all of the outstanding shares of Common Stock at the same per-share consideration;

•	is an offer that has commenced within the meaning of Rule 14d-2(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is made by an offeror (including its affiliates or associates) that beneficially owns no more than 5% of the outstanding Common Stock as of the date of such commencement;

•	is an offer not subject to any financing, funding or similar conditions or any requirements with respect to the offeror or its agents being permitted any due diligence on us;

•	is an offer pursuant to which we and our stockholders have received an irrevocable written commitment of the offeror that the offer will remain open for not less than 120 business days and, if a stockholder demand is duly delivered to the Board at least ten business days after the date of the special meeting or, if no special meeting is held within the required period, at least ten business days following the end of such period, subject to certain exceptions set forth in the Rights Agreement;

•	is an offer pursuant to which we have received an irrevocable written commitment by the offeror that the offer, if it is otherwise to expire prior thereto, will be extended for at least 15 business days after any increase in the price offered, and after any bona fide alternative offer is commenced, subject to certain exceptions set forth in the Rights Agreement;

•	if an offer includes stock of the offeror, offeror must allow our investment bank, legal counsel and accountants to perform appropriate due diligence on the offeror’s business;

•	is an offer conditioned on a minimum of at least a majority of the outstanding shares of Common Stock being tendered and not withdrawn as of the offer’s expiration date, which condition shall not be waivable;

•	is an offer pursuant to which we and our stockholders have received an irrevocable written commitment of the offeror to consummate as promptly as practicable upon successful completion of the offer a second-step transaction whereby all shares of Common Stock not tendered into the offer will be acquired at the same consideration per share actually paid pursuant to the offer, subject to any stockholders’ statutory appraisal rights;

•	is an offer pursuant to which we and our stockholders have received an irrevocable written commitment of the offeror that no amendments will be made to the offer to reduce the offer consideration, or otherwise change the terms of the offer in a way that is materially adverse to a tendering stockholder (other than extensions of the offer consistent with the terms thereof); and

•	if an offer includes stock of the offeror, (i) the stock portion of consideration must consist solely of common stock of the offeror, which must be a U.S. corporation whose stock is freely and publicly traded and is listed on the New York Stock Exchange or the NASDAQ National Market System, (ii) no stockholder approval is required or if required, has been obtained, (iii) no person beneficially owns more than 20% of the voting stock of the offeror, (iv) no other class of voting stock of the offeror is outstanding and the offeror may register securities on Form S-3, and (v) we have received written representations and certification of the offeror and the offeror’s chief executive officer and chief financial officer that all material facts about the offeror have been fully and accurately disclosed and new facts will be fully and accurately disclosed during the period during which the offer remains open, and all required Exchange Act reports will be filed by the offeror in a timely manner during the offer period.

Adjustments to Exercise Price

The exercise price for each right and the number of shares of participating preferred stock (or other securities or property) issuable upon exercise of the rights are subject to adjustment from time to time.

Amendments to Terms of the Rights; Suspension of Exercisability or Exchangeability

Except for any extension of the expiration date (or any change in the definition thereof), which may only be done by action of our stockholders, any of the terms or provisions of the Rights Agreement may be amended by the Board prior to the flip-in date. After the rights are no longer redeemable, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, defect or inconsistency, or to make changes that do not materially adversely affect the interests of holders of rights (other than the Acquiring Person or its affiliates or associates).

If the Board determines that some action needs to be taken under certain terms and provisions of the Rights Agreement, or in order to properly give effect to those terms and provisions, or to comply with federal or state securities laws or applicable regulations of the exchange on which the rights are traded, we may suspend the exercisability or exchangeability of the rights for a reasonable period sufficient to allow us to take such action or comply with such laws or regulations. In the event of any such suspension, we will promptly make a public announcement stating that the exercisability or exchangeability of the rights has been temporarily suspended. Upon such suspension, any rights of action vested in a rights holder will also be temporarily suspended.

Annual Review by Independent Directors

A committee of our independent directors will evaluate the Rights Agreement annually to determine whether it continues to be in the best interests of our stockholders, or, rather, if the rights should be redeemed.

Term

The rights will expire at the close of business on November 30, 2012, unless earlier redeemed, exercised or exchanged by us as described above, or unless an extension is approved by our stockholders prior to that date.

Stockholder Ratification

Stockholders are being asked to vote to ratify the Rights Agreement in an effort to determine the viewpoint of stockholders on the advisability of the Rights Agreement. If the Rights Agreement is not ratified by stockholders as proposed, the Board intends to reevaluate the Rights Agreement and determine whether it believes the Rights Agreement in its current form continues to be in the stockholders’ best interests. The Board may, as a result of such reevaluation and determination, terminate the Rights Agreement, modify the terms of the Rights Agreement or allow the Rights Agreement to remain in place without change, among other actions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE STOCKHOLDER PROTECTION RIGHTS AGREEMENT (PROPOSAL 3).

PROPOSAL 4 — STOCKHOLDER PROPOSAL

AFSCME Employees Pension Plan, 1625 L Street, N.W., Washington, DC 20036-5687, has informed us that it is the beneficial owner of 31,603 shares of our Common Stock and that it intends to introduce the following resolution at the Annual Meeting:

RESOLVED, that stockholders of CA, Inc. (“CA”), urge the Compensation Committee (“Committee”) to make the following changes to any short-term incentive plans (“STIP”) in which senior executives participate as applied to senior executives, in order to promote a longer-term perspective:

1. An award to a senior executive under the APBP (a “Bonus”) that is based on one or more financial measurements (each, a “Financial Metric”) whose performance measurement period (“PMP”) is one year or shorter shall not be paid in full for a period of three years (the “Deferral Period”) following the end of the PMP;

2. The Committee shall develop a methodology for (a) determining what proportion of a Bonus should be paid immediately, (b) adjusting the remainder of the Bonus over the Deferral Period to reflect performance on the Financial Metric(s) during the Deferral Period and (c) paying out the remainder of the Bonus, adjusted if required, during and at the end of the Deferral Period; and

3. The adjustment described in 2(b) should not require achievement of new performance goals but should focus on the quality and sustainability of performance on the Financial Metric(s) during the Deferral Period.

The policy should be implemented in a way that does not violate any existing contractual obligation or the terms of any compensation or benefit plan currently in effect. CA should submit for stockholder approval any change where such approval is required under any law, regulation or plan.

SUPPORTING STATEMENT

As long-term stockholders, we support compensation policies that promote the creation of sustainable value. We are concerned that short-term incentive plans, can encourage senior executives to manage for the short term and take on excessive risk. The current financial crisis illustrates what can happen when executives are rewarded for short-term performance without any effort to ensure that the performance is sustainable.

This proposal urges that STIPs be changed, as they apply to senior executives, to encourage a longer-term orientation on the part of those executives. Specifically, the proposal asks that the Committee develop a system for retaining some portion of each bonus based on short-term financial metrics for three years and adjusting the unpaid portion to the account for performance during that period. The proposal gives the Committee discretion to set the terms and mechanics of this process.

A bonus deferral system is gaining significant support internationally. In September 2009, the G-20 endorsed the Principles for Sound Compensation Practices, which recommend that a substantial portion of variable compensation be deferred over a period of at least three years.

France already requires that at least 50% of bankers’ bonuses be deferred for three years. The U.K.’s Financial Services Authority has adopted a remuneration code [that] mandates that two-thirds of senior employees’ bonuses be deferred over three years.

We urge support FOR this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE STOCKHOLDER PROPOSAL.

BOARD OF DIRECTORS’ RESPONSE TO THE STOCKHOLDER PROPOSAL

The Board of Directors believes that the Company’s total executive incentive compensation program already accomplishes substantially what the stockholder proposal seeks. The substance of the stockholder proposal recommends that a portion of annual incentive compensation be deferred in order to encourage a management focus on long-term performance.

Our total executive compensation program already encourages a longer-term perspective by:

•	paying a competitive portion of total incentive compensation in cash for the achievement of annual performance goals, and

•	paying a substantial portion of total incentive compensation in the form of equity (including restricted stock) and deferring the vesting of a significant portion of that stock after the performance goals have been attained.

The following table compares the apparent philosophy behind the stockholder proposal with the design of our current incentive compensation plan, and demonstrates that adoption of the stockholder proposal is not necessary or desirable.

The stockholder proposal’s
apparent philosophy	Our incentive compensation plan design
A portion of incentive compensation based on a performance measurement period of one year or less should be paid on a deferred basis, after the completion of the performance measurement period.	Our total incentive compensation plan includes two elements that are based on a performance measurement period:
•   A portion of our executive management’s incentive compensation that is based on an annual performance measurement period is paid promptly after the attainment of the performance goals: i.e., the annual performance cash incentive, which is paid in cash promptly after the completion of the performance measurement period.
•   A portion of our executive management’s incentive compensation that is based on annual performance is paid on a deferred basis: i.e., one-year performance shares, which are settled as follows:
•   34% in stock promptly after the completion of the performance measurement period, and
•   66% in stock that does not vest until each of the first two anniversaries of the grant date.
For additional information, please see “Compensation Discussion and Analysis — Determination of Fiscal Year 2010 Compensation — Elements of Compensation,” above.

The stockholder proposal’s
apparent philosophy	Our incentive compensation plan design
The Compensation Committee should have discretion at the end of the deferral period to adjust the payout of the deferred portion of annual incentive compensation after a review of the quality and sustainability of performance on the financial metrics on which the annual incentive compensation was based.
Any lack of sustainability of performance should be reflected in the Company’s stock price, which automatically reduces the value of the equity that executive management received in settlement of the one-year performance shares.
In addition, our Compensation Committee may exercise discretion to adjust the payout of the annual performance bonus and the one-year performance shares for any reason, including the results of the Committee’s review of the basis on which the performance goals were achieved. This review includes an examination of, among other things, the quality and long-term strategic alignment of the performance underlying the attainment of the performance goals, as well as the long-term risks associated with the manner in which the performance goals were attained. Our Compensation Committee has previously exercised their discretion to reduce incentive compensation with respect to fiscal year 2006 incentive compensation. For additional information, please see “Compensation Discussion and Analysis — Determination of Fiscal Year 2010 Compensation — Performance-Based Compensation-Annual and Long-Term Incentives,” above.
Also, the Compensation Committee may exercise discretion to claw back compensation in the case of a substantial restatement of our financial statements. For additional information, please see “Compensation Discussion and Analysis — Other Important Compensation Policies Affecting Named Executive Officers — Policy on Adjustments or Recovery of Compensation,” above.

The stockholder proposal’s
apparent philosophy	Our incentive compensation plan design
The deferral of a portion of annual incentive compensation should encourage a longer-term orientation on the part of senior executives.	Our total incentive compensation plan design encourages a longer-term focus by executive management by:
• Paying a substantial portion of target total incentive compensation opportunity (up to approximately 69%) in Common Stock, including the one-year performance shares and three-year performance shares. Three-year performance shares require the attainment of performance goals over a three-year period, and are settled 100% in Common Stock upon the attainment of those goals. For additional information, please see “Compensation Discussion and Analysis — Determination of Fiscal Year 2010 Compensation — Elements of Compensation,” above.

•   Requiring executive management to accumulate and retain a substantial investment in the Company’s stock. For additional information, please see “Compensation Discussion and Analysis — Other Important Compensation Policies Affecting Named Executive Officers — Executive Stock Ownership Requirements,” above.
Stock payment and retention requirements align our executives’ interests with the long-term interests of all stockholders.

AFSCME Employees Pension Plan has submitted a similar stockholder proposal to a number of other companies, most of which are in the financial services industry. Our Compensation Committee believes that the Company’s total incentive compensation design is significantly different from, and more conservative than, the compensation model that was recently prevalent in the financial services industry, which is considered to have contributed to excessive risk taking and the recent financial crisis. Our Compensation Committee believes that our Company’s payment of a substantial portion of an executive’s incentive compensation in equity and the deferral of a portion of that compensation through vesting requirements, combined with stock ownership guidelines and the Compensation Committee’s discretion to reduce any incentive compensation award for any reason, strike the appropriate balance for the Company and adequately encourages a longer-term perspective and provides a disincentive against excessive risk-taking. The Board of Directors believes that the Company’s incentive compensation program appropriately aligns the interests of management with the long-term interests of stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE STOCKHOLDER PROPOSAL (PROPOSAL 4).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of the Common Stock to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Directors, executive officers and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of such copies of Section 16(a) reports received by us, or written representations from each reporting person for the fiscal year ended March 31, 2010, we believe that each of our directors, executive officers and 10% stockholders complied with all applicable filing requirements during the fiscal year ended March 31, 2010.

STOCKHOLDER PROPOSALS FOR OUR 2011 ANNUAL MEETING

The submission deadline for stockholder proposals to be included in our proxy materials for the 2011 annual meeting pursuant to Rule 14a-8 of the Exchange Act is February 8, 2011, except as may otherwise be provided in Rule 14a-8. All such proposals must be received by the Corporate Secretary at CA, Inc., One CA Plaza, Islandia, New York 11749 by the required deadline in order to be considered for inclusion in the Company’s 2011 proxy materials.

ADVANCE NOTICE PROCEDURES FOR OUR 2011 ANNUAL MEETING

Under our By-laws, director nominations and other business may be brought at the annual meeting only by or at the direction of the Board of Directors or by a stockholder entitled to vote who has delivered notice to us containing certain information specified in the By-laws (1) not less than 90 days nor more than 120 days prior to the anniversary date of the preceding year’s annual meeting, or (2) if the meeting date is changed by more than 30 days from such anniversary date, not later than the close of business on the tenth day following the date notice of such meeting is mailed or made public, whichever is earlier. Accordingly, the notice for nominating directors at, or bringing other business before, the 2011 annual meeting must be submitted no earlier than March 29, 2011 and no later than April 28, 2011 (unless the date of the meeting is changed by more than 30 days). A copy of the full text of the By-law provisions discussed above may be obtained by writing to the Corporate Secretary at CA, Inc., One CA Plaza, Islandia, NY 11749. If the stockholder does not also comply with the requirements of Rule 14a-4 of the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote in accordance with our best judgment on any such nomination or other business submitted by a stockholder.

OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the meeting. However, if any other business properly comes before the meeting or any adjournment or postponement, it is the intention of the persons named in the Company’s proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

FORM 10-K

A COPY OF OUR ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER WHO REQUESTS IN WRITING, ADDRESSED TO:

CA, INC.
ATTN.: INVESTOR RELATIONS DEPARTMENT
ONE CA PLAZA, ISLANDIA, NEW YORK 11749

OUR ANNUAL REPORT ON FORM 10-K MAY ALSO BE OBTAINED VIA THE INTERNET AT INVESTOR.CA.COM.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled “Compensation and Human Resources Committee Report on Executive Compensation,” and “Audit Committee Report” (to the extent permitted by the rules of the SEC), as well as the exhibits to this Proxy Statement, will not be deemed incorporated, unless specifically provided otherwise in such filing.

Dated: June 8, 2010
Islandia, New York

SUPPLEMENTAL FINANCIAL INFORMATION

CA, Inc.

Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Fiscal Year Ended
	March 31,
Revenue	2010	2009

Subscription and maintenance revenue	$3,887	$3,772
Professional services	292	358
Software fees and other	174	141

Total revenue	4,353	4,271

Expenses
Costs of licensing and maintenance	298	298
Cost of professional services	261	307
Amortization of capitalized software costs	140	125
Selling and marketing	1,225	1,214
General and administrative	479	464
Product development and enhancements	476	486
Depreciation and amortization of other intangible assets	161	149
Other expenses (gains), net	14	(1)
Restructuring and other	52	102

Total expenses before interest and income taxes	3,106	3,144

Income before interest and income taxes	1,247	1,127
Interest expense, net	76	62

Income before income taxes	1,171	1,065
Income tax expense	400	394

NET INCOME	$771	$671

Basic income per common share(1)	$1.48	$1.29
Basic weighted average shares used in computation(1)	515	513
Diluted income per common share(1)	$1.47	$1.29
Diluted weighted average shares used in computation(1)	533	537

(1)	Certain balances and the calculations of income per common share and weighted average shares of common stock have been revised to reflect the retrospective adoption of recent accounting pronouncements. For further information, refer to the Company’s Form 8-K dated November 9, 2009.

CA, Inc.

Reconciliation of GAAP Results to Non-GAAP Income Before Interest and Income Taxes (Operating Income)
(in millions)
(unaudited)

	Fiscal Year Ended
	March 31,
	2010	2009

Total revenue	$4,353	$4,271
Total expenses before interest and income taxes	3,106	3,144

Income before interest and income taxes(1)	1,247	1,127
Non-GAAP operating adjustments:
Purchased software amortization	55	57
Intangibles amortization	56	53
Restructuring and other(2)	2	102

Total non-GAAP operating adjustments	113	212

Non-GAAP income before interest and income taxes	$1,360	$1,339

(1)	See the Condensed Consolidated Statements of Operations on the previous table for a bridge from income before interest and income taxes to net income.

(2)	Excludes $50 million in costs related to the Fiscal 2010 restructuring plan for the fiscal year ended March 31, 2010. (See Note 3, “Restructuring and Other,” in the Notes to the Consolidated Financial Statements in the Company’s Form 10-K for the fiscal year ended March 31, 2010.)

Refer to the discussion of non-GAAP financial measures included below for additional information.

CA, Inc.

Reconciliation of GAAP Results to Non-GAAP Revenue in Constant Currency(1)
(in millions, except percentages)
(unaudited)

				Percent
	Fiscal Year Ended			Change
	March 31,		Percent	in Constant
	2007	2008	Change	Currency

Revenue	$3,943	$4,277	8.5%	4.0%

				Percent
	Fiscal Year Ended			Change
	March 31,		Percent	in Constant
	2008	2009	Change	Currency

Revenue	$4,277	$4,271	-0.1%	0.7%

				Percent
	Fiscal Year Ended			Change
	March 31,		Percent	in Constant
	2009	2010	Change	Currency

Revenue	$4,271	$4,353	1.9%	2.7%
Three-year average growth			3.4%	2.6%

(1)	Constant currency information is presented to provide a framework to assess how the underlying businesses performed excluding the effect of foreign currency rate fluctuations. Beginning in fiscal year 2010, the Company enhanced the manner in which it calculates constant currency. Under the current methodology, to present this information, current and comparative prior period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the exchange rate in effect on March 31, 2009, which was the last day of fiscal year 2009. Previously, constant currency calculations were performed by applying prior period foreign exchange rates to current period local currency balances. For all periods presented, constant currency excludes the impacts from the Company’s hedging program.

CA, Inc.

Reconciliation of GAAP Results to Non-GAAP Adjusted Cash Flow From Operations
(in millions, except percentages)
(unaudited)

	Fiscal Year Ended
	March 31,
	2010	2009	2008	2007

Net cash provided by operating activities	$1,360	$1,212	$1,103	$1,068
Restructuring and other	53	106	101	103

Adjusted cash flow from operations	$1,413	$1,318	$1,204	$1,171
y/y change	7.2%	9.5%	2.8%
Three-year average growth	6.5%

Net cash used in investing activities	$(888)	$(284)	$(219)	$(202)
Net cash used in financing activities	$(705)	$(759)	$(572)	$(515)

Non-GAAP Financial Measures

This proxy statement includes certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP metrics for operating income exclude the following items: non-cash amortization of purchased software and other intangibles, pre-fiscal year 2010 restructuring and other charges and include the gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter. Non-GAAP adjusted cash flow excludes restructuring and other payments. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results and cash flows, to competitors’ operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this proxy statement to their most directly comparable GAAP financial measures, which are also included in this proxy statement.

EXHIBIT A

CA, INC.

CORPORATE GOVERNANCE PRINCIPLES

General

These Corporate Governance Principles (these “Principles”) have been approved by the Board of Directors of CA, Inc. (the “Company”) and provide the basic outline of the Company’s corporate governance.

Role and Functions of the Board

The Board is elected by the stockholders to oversee the business and affairs of the Company, to oversee management, to build long-term value for the stockholders, and to sustain the Company’s vitality for its stockholders and other constituencies, including its employees.

In addition to these general roles, the Board performs a number of more specific functions, including:

•	selecting and overseeing the evaluation of the Chief Executive Officer (the “CEO”);

•	overseeing CEO and senior management succession planning;

•	providing counsel and oversight on the selection, evaluation and development of senior management;

•	reviewing and approving corporate strategy on an annual basis;

•	advising and counseling the CEO and senior management on relevant topics;

•	reviewing, monitoring and, where appropriate, approving fundamental financial and business strategies and major corporate actions;

•	assessing major risks facing the Company and considering strategies for their management and mitigation; and

•	overseeing and evaluating processes designed to maintain the integrity of the Company, including the integrity of its financial statements, its compliance with law and ethics, and its relationships with its employees, customers, suppliers and other stakeholders.

Director Qualifications

Directors should possess the highest personal and professional ethics, integrity and values, and must be committed to representing the long-term interests of the Company and its stockholders. They must have an inquisitive and objective perspective, practical wisdom and mature judgment, as well as an understanding of the Company’s business and the willingness to question what they do not understand.

Each director should be free of any conflict of interest which would interfere with the proper performance of the responsibilities of a director.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively. To ensure that a director has sufficient time to devote, no director may serve on more than three boards of directors of public companies in addition to the Company’s Board.

To enable the Corporate Governance Committee to monitor compliance with the criteria for service as a director, as well as for service on a particular Board Committee, a director shall notify the Chair of the Corporate Governance Committee promptly of: (1) the director’s retirement from his or her principal occupation or a material change in his or her principal occupation or business association; (2) the proposed election of the director to the board of directors (or similar body) or any board committee of another entity (other than not-for-profit entities); (3) the director’s removal or other cessation of service as a member of any such board or committee; or (4) any other development that could affect the director’s ability to serve on the Board or any Board Committee. The Corporate Governance Committee shall determine whether to recommend to the Board that any action be taken as a result of any such event.

Director Independence

A majority of the directors must be independent directors, as determined by the Board on the recommendation of the Corporate Governance Committee, based on the guidelines set forth below. The Board believes that the CEO should serve on the Board. At no time shall more than two employees of the Company (including the CEO) serve on the Board; provided, that if the total number of directors exceeds twelve, no more than 25% of the total number of directors may be employees of the Company.

For a director to be considered independent, the Board must determine that the director does not have any relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has established guidelines to assist it in determining director independence in conformity with The NASDAQ Stock Market LLC (“NASDAQ”) listing requirements. In addition, the Board will consider all relevant facts and circumstances in making an independence determination, not only from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

A director will not be independent if:

•	the director is, or at any time during the past three years was, employed by the Company (provided that employment by a director as an executive officer on an interim basis for a period no longer than one year will not disqualify that director from being considered independent following such employment);

•	a family member of the director is, or at any time during the past three years was, employed by the Company as an executive officer;

•	the director or a family member of the director accepted any compensation from the Company in excess of $120,000 during any period of 12 consecutive months within the past three years (provided that compensation received by the director for former service as an executive officer on an interim basis for a period no longer than one year will not be considered in determining independence following such service), other than (i) compensation for Board or Board committee service, (ii) compensation paid to a family member of the director who is an employee (other than an executive officer) of the Company or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•	the director or a family member of the director is a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received payments for property or services in the current or any of the past three fiscal years that exceed 2% of the recipient’s consolidated gross revenues for that year or $200,000, whichever is more, other than (i) payments arising solely from investments in the Company’s securities or (ii) payments under non-discretionary charitable contribution matching programs;

•	the director or a family member of the director is an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity; or

•	the director or a family member of the director is a current partner or employee of the Company’s outside auditor, or was a partner or an employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

Any one or more of the following relationships, whether individually or in any combination, will be considered immaterial and will not, in and of themselves, impair the director’s independence:

Payments To/From the Company

1. the director or a family member of the director is a partner in or an executive officer of another company or entity to which the Company made or from which the Company received payments for property or services in an amount that does not exceed, in the current or any of the past three fiscal years 2% of the recipient’s consolidated gross revenues for that year or $200,000, whichever is more, other than (i) payments arising solely from investments in the Company’s securities or (ii) payments under non-discretionary charitable contribution matching programs;

2. the director and family members of the director directly or indirectly own, in the aggregate, a 10% or greater equity interest in another company or entity to which the Company made or from which the Company received payments for property or services in an amount that does not exceed, in the current or any of the past three fiscal years 2% of the recipient’s consolidated gross revenues for that year or $200,000, whichever is more, other than (i) payments arising solely from investments in the Company’s securities or (ii) payments under non-discretionary charitable contribution matching programs;

Indebtedness

1. the director or a family member of the director is a partner in or an executive officer of another company or entity that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s (or entity’s) indebtedness to the other at the end of the last completed fiscal year is less than 2% of the other company’s or entity’s total consolidated assets;

2. the director and family members of the director directly or indirectly own, in the aggregate, a 10% or greater equity interest in another company or entity that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s (or entity’s) indebtedness to the other at the end of the last completed fiscal year is less than 2% of the other company’s or entity’s total consolidated assets;

Charitable Contributions

1. the director or a family member of the director is an executive officer, of a charitable organization, and the Company’s discretionary charitable contributions to the organization (i.e., other than contributions made under the Company’s matching grant program) do not exceed, in the current or any of the past three fiscal years, 2% of the charitable organization’s consolidated gross revenues for that year or $200,000 whichever is more;

Directorships

1. the director or a family member of the director is a director, advisory director or trustee (or serves in a similar position) of another company, entity or charitable organization that engages in any transactions (including indebtedness transactions), or has any other relationships, with the Company (including any contributions by the Company to any such charitable organization);

Less Than 10% Equity Interest

1. the director and the family members of the director directly or indirectly own, in the aggregate, less than a 10% equity interest in another company or entity that engages in any transactions (including indebtedness transactions), or has any other relationships, with the Company;

Other

1. the director or a family member of the director is an employee (but not an executive officer) of another company, entity or charitable organization that engages in any transactions (including indebtedness transactions), or has any other relationships, with the Company (including any contributions by the Company to any such charitable organization);

2. a member of the director’s family (other than a family member) serves in any capacity with the Company; or

3. a member of the director’s family (other than a family member) serves in any capacity with, or owns any equity interest in, another company, entity or charitable organization that engages in any transactions (including indebtedness transactions), or has any other relationships, with the Company (including any contributions by the Company to any such charitable organization).

Notwithstanding the foregoing, the Board (on the recommendation of the Corporate Governance Committee) may determine that a director who has a relationship that exceeds the limits described in the immediately preceding paragraph (but only to the extent that the Board determines that the director does not have any direct or indirect material relationship with the Company and any such relationship does not constitute a bar to independence under NASDAQ listing requirements) is nonetheless independent.

For purposes of these Principles, the term “family member” means a person’s spouse, parents, children, and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.

The ownership of stock in the Company by directors is encouraged and the ownership of a substantial amount of stock in the Company shall not in itself be a basis for a determination that a director is not independent.

The Board will undertake an annual review of the independence of all non-employee directors, based on the recommendation of the Corporate Governance Committee.

Size of Board

The Corporate Governance Committee considers and makes recommendations to the Board concerning the appropriate size and needs of the Board, taking into account the Board’s ability to function effectively and with appropriate diversity and expertise.

The Corporate Governance Committee shall be responsible for selecting and recommending to the Board candidates to fill vacancies on the Board that occur as a result of expansion of the size of the Board, by resignation, by retirement or for any other reason.

Period of Board Service

A non-employee director shall serve until the annual meeting after his or her 75th birthday and for a maximum of ten years; provided, however, that the Board, on the recommendation of the Corporate Governance Committee, may waive such age and/or term limitation if circumstances warrant.

Director Selection Process

All directors shall stand for election by the stockholders each year at the Company’s Annual Meeting of Stockholders. The Board, on the recommendation of the Corporate Governance Committee, shall propose a slate of nominees for election at each such meeting. In addition, between such meetings, the Board, on the recommendation of the Corporate Governance Committee, may elect directors to serve until the next such meeting.

Stockholders may propose nominees for consideration by the Corporate Governance Committee in accordance with procedures developed by that Committee and disclosed in the Company’s Proxy Statement each year. Each director shall submit his or her Irrevocable Resignation (as defined below) in writing to the Chairman of the Corporate Governance Committee. The Board shall nominate for re-election as a director only an incumbent candidate who has tendered, prior to the mailing of the proxy statement for the annual meeting at which he or she is to be re-elected as a director, an irrevocable resignation authorized by Section 141(b) of the Delaware General Corporation Law that will be effective upon (i) the failure to receive the required vote at any annual meeting at which such candidate is nominated for re-election and (ii) Board acceptance of such resignation (an “Irrevocable Resignation”). In addition, the Board shall fill director vacancies and new directorships only with candidates who tender, at or prior to the time of their appointment to the Board, the same form of Irrevocable Resignation tendered by other directors in accordance herewith.

The Corporate Governance Committee (or such other committee comprised of independent directors as the Board may appoint) shall consider the Irrevocable Resignation submitted by any director not receiving the requisite number of votes to be elected pursuant to Section 7 of Article II of the By laws and shall recommend to the Board the action to be taken with respect to such tendered resignation. If no independent directors received the required majority vote, the Board shall act on the resignation offers. Any director whose Irrevocable Resignation is under consideration pursuant to this provision shall not participate in the committee recommendation regarding whether to accept the resignation offer. The Board shall take action within 90 days following certification of the vote, unless such action would cause the Company to fail to comply with any requirement of NASDAQ or any rule or regulation promulgated under the Securities Exchange Act of 1934, in which event the Company shall take action as promptly as is practicable while continuing to meet such requirements. The Board will promptly disclose its decision and the reasons therefore in a Form 8-K furnished to the Securities and Exchange Commission. After accepting a director’s resignation, the Board may fill any resulting vacancy or may decrease the size of the Board.

Former CEOs and Other Employee’s Board Membership

The Board believes that the Board membership of the CEO and other employees of the Company following their resignation or retirement from the Company is a matter to be decided in each individual instance. When the CEO no longer holds that position or an employee director resigns or retires as an employee of the Company, resignation from the Board should be offered at the same time.

Meetings

The Board should have at least five scheduled meetings each year. There shall be an agenda for each meeting, focusing on relevant issues for the Board’s consideration. Directors are expected to attend all scheduled meetings of the Board and the Committees on which they serve, as well as meetings of the Company’s stockholders.

The independent directors will have regularly scheduled meetings at least twice a year at which only independent directors are present. The Chairman of the Board (if he or she is an independent director) or the Lead Independent Director (described below), if any, shall preside at those meetings.

Agendas and other meeting materials should be distributed in advance of Board and Committee meetings so as to provide the directors sufficient time to review such materials; the directors are expected to review such materials. Directors are encouraged to make suggestions as to agenda items and to ask that additional information be provided to the Board or any Committee to facilitate its performance.

On an annual basis, the Secretary of the Company shall prepare and distribute to the directors a detailed calendar of the meetings scheduled to be held by the Board and each of its Committees during the ensuing year. The calendar shall also specify the matters to be considered and acted upon at each such meeting, to the extent known at such time.

Board Leadership

The Board has no policy with respect to separation of the positions of Chairman and CEO or with respect to whether the Chairman should be a member of management or a non-management director, and believes that these are matters that should be discussed and determined by the Board from time to time. When the Chairman of the Board is a member of management or is otherwise not independent, the non-employee directors shall elect annually, on the recommendation of the Corporate Governance Committee, a Lead Independent Director. The duties of the Lead Independent Director (or the Chairman, if he or she is independent) shall include presiding at executive sessions of the non-employee and independent directors.

Board Self-Assessment

The Board shall conduct an annual self-assessment of its performance to determine whether the Board and its Committees are functioning effectively.

Board Compensation

Directors who are employees shall not receive any compensation, directly or indirectly, for their services as directors. The Corporate Governance Committee shall be responsible for recommending to the Board the compensation and any benefits for non-employee directors, which shall be subject to the full discussion and approval by the Board. In discharging this duty, the Corporate Governance Committee shall be guided by three goals: (1) compensation should fairly pay directors for the work they perform; (2) compensation should include a significant equity component to align directors’ interests with the long-term interests of stockholders; and (3) the structure of the compensation should be simple, transparent and easy for stockholders to understand.

Stock Ownership Guideline for Non-Employee Directors

Consistent with our director compensation programs, each non-employee director receives at least 50% of his or her director compensation in the form of equity in the Company, which may not be transferred until after the director’s retirement.

Counsel and Other Advisors; Company Funding Obligations

The Board shall have the authority, to the extent deemed necessary or appropriate, to retain and terminate independent legal counsel or other advisors to assist the Board in carrying out its responsibilities. The Company shall provide for appropriate funding, as determined by the Board, to pay any such counsel or other advisors retained by the Board.

Access to Management and Outside Counsel and Auditors

Non-employee directors may contact senior managers of the Company and the Company’s outside counsel and auditors without the permission of senior corporate management, and without such management being present. To facilitate such contact, non-employee directors are encouraged to periodically visit Company locations without senior corporate management being present.

Director Orientation and Education

The Company shall provide orientation for new directors. Such orientation shall include information concerning the Company’s business and operations, as well as its corporate governance and other relevant matters, and shall be coordinated by the Secretary, under the guidance of the Corporate Governance Committee. The Company shall also provide continuing education for directors, which may include programs concerning topics of interest to directors, meetings with key management and visits to Company facilities.

Board Committees

The Board has established the following committees to assist the Board in discharging its responsibilities: the Audit Committee; the Compensation and Human Resources Committee; the Corporate Governance Committee; and the Compliance and Risk Committee. The Board may from time to time modify any of these Committees or establish new Committees.

The composition, responsibilities and other attributes of each Committee shall be specified in a Charter that shall be adopted by such Committee and approved by the Board. The Charters provide that each Committee will annually evaluate its performance.

Upon the recommendation of the Corporate Governance Committee, the Board of Directors shall appoint the Chairs and members of the Committees, each of whom shall serve at the discretion of the Board. In designating members of the Committees, the Board shall consider the extent to which Committee assignments should be rotated from time to time. While rotating Committee members should be considered periodically, the Board does not believe rotation should be mandated as a policy since there are significant benefits attributable to continuity, experience gained in service on particular committees and utilizing most effectively the individual talents of the directors.

The frequency, length and agenda of meetings of each Committee are determined by the Chair of the Committee, who may consult with members of the Committee and appropriate officers of the Company. Board members who are not members of a particular Committee are welcome to attend meetings of that Committee.

Each Committee’s duties may be described briefly as follows:

•	Audit Committee. The Audit Committee’s general purpose is to assist the Board in fulfilling its oversight responsibilities with respect to (1) the audits of Company’s financial statements and the integrity of the Company’s financial statements and internal controls; (2) the qualifications and independence of the Company’s independent auditor (including the Committee’s direct responsibility for the engagement of the independent auditor); (3) the performance of the Company’s internal audit function and independent auditor; (4) the Company’s accounting and financial reporting processes; and (5) the activity of the Company’s internal control function, including reviewing decisions with respect to scope, risk assessment, testing plans, and organizational structure.

•	Compensation and Human Resources Committee. The Compensation and Human Resources Committee’s general purpose is to assist the Board in fulfilling its responsibilities with respect to executive compensation and human resources matters, including (1) reviewing and approving corporate goals and objectives relevant to the compensation of the CEO; in coordination with the Corporate Governance Committee, evaluating his or her performance in light of those goals and objectives; and determining and approving his or her compensation based upon such evaluation; and (2) determining the compensation of senior executives other than the CEO, including determinations regarding equity-based and other incentive compensation awards.

•	Corporate Governance Committee. The Corporate Governance Committee’s general purpose is to assist the Board in fulfilling its responsibilities with respect to the governance of the Company, and includes making recommendations to the Board concerning (1) the size and composition of the Board, the qualifications and independence of the directors, and the recruitment and selection of individuals to stand for election as directors; (2) the organization and operation of the Board, including the nature, size and composition of Committees, the designation of Committee Chairs, the designation of a Lead Independent Director, Chairman of the Board or similar position, and the process for distribution of information to the Board and its Committees; and (3) the compensation of non-employee directors.

•	Compliance and Risk Committee. The Compliance and Risk Committee’s general purposes are (i) to provide general oversight to the Company’s Risk and Compliance functions; (ii) to provide input to management in the identification, assessment and mitigation of enterprise-wide risks faced by the Company both internally and externally; and (iii) to provide recommendations to the Board with respect to its review of the Company’s business practices and compliance activities and enterprise risk management.

It is the policy of the Board that all of the members of the Audit Committee, the Compensation and Human Resources Committee and the Corporate Governance Committee will be independent directors.

Communications with Stockholders and Other Interested Parties

The Board is interested in receiving communications from stockholders and other interested parties, which would include customers, suppliers and employees. Such parties may contact any member (or members) of the Board or any Committee, the non-employee directors as a group, or the Chair of any committee, by mail or electronically. In addition, the Audit Committee is interested in receiving communications from employees and other interested parties, which would include stockholders, customers and suppliers, on issues regarding accounting, internal accounting controls or auditing matters. Any such correspondence should be addressed to the appropriate person or persons, either by name or title, and sent by regular mail to the office of the Corporate Secretary at One CA Plaza, Islandia, New York 11749, or by e-mail to directors@ca.com.

The Board has determined that the following types of communications are not related to the duties and responsibilities of the Board and its committees and are, therefore, not appropriate: spam and similar junk mail and mass mailings; product complaints, product inquiries and new product suggestions; résumés and other job inquiries; surveys; business solicitations or advertisements; and any communication that is unduly hostile, threatening, illegal or similarly unsuitable. Each communication received as described above will be forwarded to the directors, unless the Corporate Secretary determines said communication is not appropriate. Regardless, certain of these communications will be forwarded to others in the Company for review and action, when appropriate, or to the directors upon request.

Management Development and Succession Planning

The Board, with recommendations from the Corporate Governance Committee and the Compensation and Human Resources Committee, shall approve and maintain a succession plan for the CEO. On an annual basis, the Corporate Governance Committee and the Compensation and Human Resources Committee shall present to the Board a report on succession planning for senior management and a report on management development.

Stock Ownership Requirements for Executives

Stock ownership requirements have been adopted under which all members of the Senior Leadership Team must achieve ownership thresholds based on a multiple of their base salary.

These Principles

These Principles shall be subject to review, at least annually, by the Board or the Corporate Governance Committee, and any changes deemed appropriate shall be adopted by the Board, on the recommendation of the Corporate Governance Committee.

Last amended effective: May 2010

EXHIBIT B

STOCKHOLDER PROTECTION RIGHTS AGREEMENT
dated as of
November 5, 2009
between
CA, INC.
and
MELLON INVESTOR SERVICES LLC,
as Rights Agent

STOCKHOLDER PROTECTION RIGHTS AGREEMENT

EXHIBITS

Exhibit A	Form of Rights Certificate (Together with Form of Election to Exercise)
Exhibit B	Form of Certificate of Designation and Terms of Participating Preferred Stock

B-i

STOCKHOLDER PROTECTION RIGHTS AGREEMENT

STOCKHOLDER PROTECTION RIGHTS AGREEMENT (as amended from time to time, this “Agreement”), dated as of November 5, 2009, between CA, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”, which term shall include any successor Rights Agent hereunder).

WITNESSETH:

WHEREAS, the Stockholder Protection Rights Agreement (the “Existing Rights Agreement”), dated as of October 16, 2006, between the Company and Mellon Investor Services LLC is scheduled to expire on the Close of Business of November 30, 2009;

WHEREAS, the Company desires to enter into this Agreement to become effective immediately upon the expiration of the Existing Rights Agreement;

WHEREAS, the Board of Directors of the Company has (a) authorized and declared a dividend of one right (“Right”) in respect of each share of Common Stock (as hereinafter defined) held of record as of the Close of Business (as hereinafter defined) on November 16, 2009 (the “Record Time”), payable in respect of each such share upon the later of (i) certification by the NASDAQ Stock Market to the SEC (as hereinafter defined) that the Rights have been approved for listing and registration and (ii) immediately following the expiration of the Existing Rights Agreement (the “Payment Time”) and (b) as provided in Section 2.4, authorized the issuance of one Right in respect of each share of Common Stock issued after the Payment Time and prior to the Separation Time (as hereinafter defined) and, to the extent provided in Section 5.3, each share of Common Stock issued after the Separation Time;

WHEREAS, subject to the terms and conditions hereof, each Right entitles the holder thereof, after the Separation Time, to purchase securities or assets of the Company (or, in certain cases, securities of certain other entities) pursuant to the terms and subject to the conditions set forth herein; and

WHEREAS, the Company desires to appoint the Rights Agent to act on behalf of the Company, and the Rights Agent is willing so to act, in connection with the issuance, transfer, exchange and replacement of Rights Certificates (as hereinafter defined), the exercise of Rights and other matters referred to herein;

NOW THEREFORE, in consideration of the premises and the respective agreements set forth herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.  For purposes of this Agreement, the following terms have the meanings indicated:

“Acquiring Person” shall mean any Person who is or becomes the Beneficial Owner of 20% or more of the outstanding shares of Common Stock; provided, however, that the term “Acquiring Person” shall not include (a) the Company; (b) any Subsidiary of the Company; (c) any employee stock ownership or other employee benefit plan of the Company or a Subsidiary of the Company (or any entity or trustee holding shares of Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company); or (d) any Person (i) who is the Beneficial Owner of 20% or more of the outstanding shares of Common Stock prior to the time of public announcement of the adoption of this Agreement and who has continuously been since such time the Beneficial Owner of 20% or more of the outstanding shares of Common Stock until such time thereafter as such

Person shall become the Beneficial Owner (other than by means of a stock dividend, stock split or reclassification) of an additional .1% of the outstanding shares of Common Stock, (ii) who becomes the Beneficial Owner of 20% or more of the outstanding shares of Common Stock solely as a result of an acquisition by the Company of shares of Common Stock until such time thereafter as such Person shall become the Beneficial Owner (other than by means of a stock dividend, stock split or reclassification) of an additional .1% of the outstanding shares of Common Stock while such Person is or as a result of which such Person becomes the Beneficial Owner of 20% or more of the outstanding shares of Common Stock, (iii) who becomes the Beneficial Owner of 20% or more of the outstanding shares of Common Stock but who (in the good faith determination of the Board of Directors of the Company) acquired Beneficial Ownership of shares of Common Stock without any plan or intention to seek or affect control of the Company, if such Person promptly divests, or promptly enters into an agreement with, and satisfactory to, the Board of Directors of the Company, in the Board’s sole discretion, to divest, and subsequently divests in accordance with the terms of such agreement (without exercising or retaining any power, including voting power, with respect to such shares), sufficient shares of Common Stock (or securities convertible into, exchangeable into or exercisable for, Common Stock) so that such Person ceases to be the Beneficial Owner of 20% or more of the outstanding shares of Common Stock or (iv) who Beneficially Owns shares of Common Stock consisting solely of one or more of (A) shares of Common Stock Beneficially Owned pursuant to the grant or exercise of an option granted to such Person (an “Option Holder”) by the Company in connection with an agreement to merge with, or acquire, the Company entered into prior to a Flip-in Date, (B) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for, Common Stock) Beneficially Owned by such Option Holder or its Affiliates or Associates at the time of grant of such option and (C) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for, Common Stock) acquired by Affiliates or Associates of such Option Holder after the time of such grant which, in the aggregate, amount to less than 1% of the outstanding shares of Common Stock. For the avoidance of doubt, (x) Walter Haefner (“Haefner”) and his Affiliates and Associates shall not be or become an Acquiring Person on account of the Beneficial Ownership of Common Stock by any of them, so long as Haefner and his Affiliates and Associates (other than the Company and its Subsidiaries) do not, in the aggregate, Beneficially Own more than the sum of 126,562,500 shares of Common Stock and that number of shares constituting .1% of the outstanding shares of Common Stock; provided, however, that to the extent at any time after the Record Time the Company shall (I) declare a dividend on the Common Stock payable in shares of Common Stock, (B) subdivide the outstanding Common Stock, (C) combine the outstanding shares of Common Stock or (D) issue any shares of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the surviving corporation), the number of shares of Common Stock or capital stock, as the case may be, which Haefner, together with his Affiliates and Associates, is entitled to Beneficially Own without being deemed an “Acquiring Person” hereunder shall be proportionately increased or decreased; and (y) no Successor of Haefner or any Affiliate or Associate of such Successor, shall become an Acquiring Person on account of Common Stock received directly or indirectly from Haefner, so long as such Successor, Affiliate or Associate does not, in the aggregate, Beneficially Own more than the sum of 126,562,500 shares of Common Stock and .1% of the outstanding shares of Common Stock and does not thereafter acquire Beneficial Ownership of, any additional shares of the Company’s Common Stock (other than pursuant to stock dividends, stock splits and reclassifications of Common Stock as provided for above).

“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act, as such Rule is in effect on the date of this Agreement.

“Agreement” shall have the meaning set forth in the Preamble.

A Person shall be deemed the “Beneficial Owner” of, and to have “Beneficial Ownership” of, and to “Beneficially Own”, any securities (i) as to which such Person or any of such Person’s Affiliates or Associates is or may be deemed to be, directly or indirectly, the beneficial owner pursuant to

Rule 13d-3 and Rule 13d-5 under the Exchange Act, as such Rules are in effect on the date of this Agreement, and (ii) as to which such Person or any of such Person’s Affiliates or Associates has the right to become the beneficial owner (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner” or to have “Beneficial Ownership” of, or to “Beneficially Own”, any security (i) solely because such security has been tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered security is accepted for payment or exchange, (ii) acquired by a Person engaged in business as an underwriter of securities through participation as an underwriter or selling group member in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition or (iii) solely because such Person or any of such Person’s Affiliates or Associates has or shares the power to vote or direct the voting of such security pursuant to a revocable proxy or consent given in response to a public proxy or consent solicitation made to more than ten holders of shares of a class of stock of the Company registered under Section 12 of the Exchange Act and pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act, except if such power (or the arrangements relating thereto) is then reportable under Item 6 of Schedule 13D under the Exchange Act (or any similar provision of a comparable or successor statement). Notwithstanding the foregoing, no officer or director of the Company shall be deemed to Beneficially Own any securities of any other Person solely by virtue of any actions such officer or director takes in such capacity. For purposes of this Agreement, in determining the percentage of the outstanding shares of Common Stock with respect to which a Person is the Beneficial Owner, all shares as to which such Person is deemed the Beneficial Owner shall be deemed outstanding.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York or New Jersey are authorized or obligated by law or executive order to close.

“Close of Business” on any given date shall mean 5:00 p.m. New York City time on such date or, if such date is not a Business Day, 5:00 p.m. New York City time on the next succeeding Business Day.

“Common Stock” shall mean the shares of Common Stock, par value $0.10 per share, of the Company.

“Company” shall have the meaning set forth in the Preamble.

“Definitive Acquisition Agreement” shall mean any agreement entered into by the Company that is conditioned on the approval by the holders of not less than a majority of the outstanding shares of Common Stock at an annual or special meeting called for such purpose with respect to (i) a merger, consolidation, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or (ii) the acquisition in any manner, directly or indirectly, of more than 50% of the consolidated total assets (including, without limitation, equity securities of its subsidiaries) of the Company.

“Election to Exercise” shall have the meaning set forth in Section 2.3(d).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” shall have the meaning set forth in Section 3.1(c).

“Exchange Time” shall mean the time at which the right to exercise the Rights shall terminate pursuant to Section 3.1(c).

“Exemption Date” shall have the meaning set forth in Section 5.1(c).

“Exercise Price” shall mean, as of any date, the price at which a holder may purchase the securities issuable upon exercise of one whole Right. Until adjustment thereof in accordance with the terms hereof, the Exercise Price shall equal $100.

“Existing Rights Agreement” shall have the meaning set forth in the Recitals.

“Expansion Factor” shall have the meaning set forth in Section 2.4(a).

“Expiration Time” shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time and (iii) the Close of Business on November 30, 2012.

“Flip-in Date” shall mean any Stock Acquisition Date or such later date and time as the Board of Directors of the Company may from time to time fix by resolution adopted prior to the Flip-in Date that would otherwise have occurred.

“Flip-over Entity,” for purposes of Section 3.2, shall mean (i) in the case of a Flip-over Transaction or Event described in clause (i) of the definition thereof, the Person issuing any securities into which shares of Common Stock are being converted or exchanged and, if no such securities are being issued, the other Person that is a party to such Flip-over Transaction or Event and (ii) in the case of a Flip-over Transaction or Event referred to in clause (ii) of the definition thereof, the Person receiving the greatest portion of the (A) assets or, if (A) is not readily determinable, (B) operating income or cash flow being transferred in such Flip-over Transaction or Event, provided in all cases if such Person is a Subsidiary of another Person, the ultimate parent entity of such Person shall be the Flip-over Entity.

“Flip-over Stock” shall mean the capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or other Persons similarly responsible for the direction of the business and affairs) of the Flip-over Entity.

“Flip-over Transaction or Event” shall mean a transaction or series of transactions, on or after a Flip-in Date, in which, directly or indirectly, (i) the Company shall consolidate or merge or participate in a statutory share exchange with any other Person if, at the time of consummation of the consolidation, merger or statutory share exchange or at the time the Company enters into any agreement with respect to any such consolidation, merger or statutory share exchange, the Acquiring Person is the Beneficial Owner of 90% or more of the outstanding shares of Common Stock or controls the Board of Directors of the Company and either (A) any term of or arrangement concerning the treatment of shares of capital stock in such consolidation, merger or statutory share exchange relating to the Acquiring Person is not identical to the terms and arrangements relating to other holders of the Common Stock or (B) the Person with whom the transaction or series of transactions occurs is the Acquiring Person or an Affiliate or Associate of the Acquiring Person or (ii) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer) assets (A) aggregating more than 50% of the assets (measured by either book value or fair market value) or (B) generating more than 50% of the operating income or cash flow, of the Company and its Subsidiaries (taken as a whole) to any Person (other than the Company or one or more of its wholly owned Subsidiaries) or to two or more such Persons which are Affiliates or Associates or are otherwise acting in concert, if, at the time of the entry by the Company (or any such Subsidiary) into an agreement with respect to such sale or transfer of assets, the Acquiring Person is the Beneficial Owner of 90% or more of the outstanding shares of Common Stock or controls the Board of Directors of the Company. For purposes of the foregoing description, the term “Acquiring Person” shall include any Acquiring Person and its Affiliates and Associates, counted together as a single Person. An Acquiring Person shall be deemed to control the Company’s Board of Directors when, on or following a Stock Acquisition Date, the persons who were directors of the Company (or persons nominated and/or appointed as directors by vote of a majority of such persons) before the Stock Acquisition Date shall cease to constitute a majority of the Company’s Board of Directors.

“Haefner” shall have the meaning set forth in the definition of Acquiring Person.

“Market Price” per share of any securities on any date shall mean the average of the daily closing prices per share of such securities (determined as described below) on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date; provided, however, that if any event described in Section 2.4, or any analogous event, shall have caused the closing prices used to determine the Market Price on any Trading Days during such period of 20 Trading Days not to be fully comparable with the closing price on such date, each such closing price so used shall be appropriately adjusted in order to make it fully comparable with the closing price on such date. The closing price per share of any securities on any date shall be the last reported sale price, regular way, or, in case no such sale takes place or is quoted on such date, the average of the closing bid and asked prices, regular way, for each share of such securities, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange, Inc. (“NYSE”) or, if the securities are not listed on the NYSE, as reported on the NASDAQ Stock Market or, if the securities are not listed on the NASDAQ Stock Market, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the securities are listed or admitted to trading, or, if the securities are not listed or admitted to trading on any national securities exchange, as reported by such other quotation system then in use, or, if on any such date the securities are not listed or admitted to trading on any national securities exchange or quoted by any such quotation system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the securities selected by the Board of Directors of the Company; provided, however, that if on any such date the securities are not listed or admitted to trading on a national securities exchange or traded in the over-the-counter market, the closing price per share of such securities on such date shall mean the fair value per share of such securities on such date as determined in good faith by the Board of Directors of the Company, after consultation with a nationally recognized investment banking firm, and set forth in a certificate delivered to the Rights Agent.

“NYSE” shall have the meaning set forth in the definition of Market Price.

“Option Holder” shall have the meaning set forth in the definition of Acquiring Person.

“Outside Meeting Date” shall have the meaning set forth in Section 5.1(c).

“Payment Time” shall have the meaning set forth in the Recitals.

“Person” shall mean any individual, firm, partnership, limited liability company, trust, association, group (as such term is used in Rule 13d-5 under the Exchange Act, as such Rule is in effect on the date of this Agreement), corporation or other entity, including any successor (by merger or otherwise) thereof.

“Preferred Stock” shall mean the Series Two Participating Preferred Stock, Class A, without par value, of the Company created by a Certificate of Designation and Terms in substantially the form set forth in Exhibit B hereto appropriately completed.

“Qualifying Offer” shall mean an offer determined by a majority of independent directors of the Company to have, to the extent required for the type of offer specified, each of the following characteristics:

(a) a fully financed all-cash tender offer or an exchange offer, offering shares of common stock of the offeror, or a combination thereof, in each such case for any and all of the outstanding shares of Common Stock at the same per-share consideration;

(b) an offer that has commenced within the meaning of Rule 14d-2(a) under the Exchange Act and is made by an offeror (including Affiliates and/or Associates of such offeror) that Beneficially Owns no more than 5% of the outstanding Common Stock as of the date of such commencement;

(c) if the offer includes shares of common stock of the offeror, an offer pursuant to which the offeror shall permit representatives of the Company, including, without limitation, a nationally recognized investment banking firm retained by the Board of Directors of the Company, legal counsel and an accounting firm designated by the Company to have access to such offeror’s books, records, management, accountants and other appropriate outside advisers for the purposes of permitting such representatives to conduct a due diligence review of the offeror in order to allow the Board of Directors of the Company to evaluate the offer and make an informed recommendation to the stockholders;

(d) an offer that is subject only to the minimum tender condition described below in item (g) of this definition and other customary terms and conditions, which conditions shall not include any financing, funding or similar conditions or any requirements with respect to the offeror or its agents being permitted any due diligence with respect to the books, records, management, accountants or any other outside advisers of the Company;

(e) an offer pursuant to which the Company and its stockholders have received an irrevocable written commitment of the offeror that the offer will remain open for not less than 120 Business Days and, if a Special Meeting Demand is duly delivered to the Board of Directors in accordance with Section 5.1(c), for at least 10 Business Days after the date of the Special Meeting or, if no Special Meeting is held within the Special Meeting Period (as defined in Section 5.1(c)), for at least 10 Business Days following the last day of such Special Meeting Period (the “Qualifying Offer Period”);

(f) an offer pursuant to which the Company has received an irrevocable written commitment by the offeror that, in addition to the minimum time periods specified in item (e) of this definition, the offer, if it is otherwise to expire prior thereto, will be extended for at least 15 Business Days after (i) any increase in the price offered, or (ii) any bona fide alternative offer is commenced by another Person within the meaning of Rule 14d-2(a) of the Exchange Act; provided, however, that such offer need not remain open, as a result of clauses (e) and (f) of this definition, beyond (1) the time for which any other offer satisfying the criteria for a Qualifying Offer is then required to be kept open under such clauses (e) and (f), or (2) the expiration date, as such date may be extended by public announcement (with prompt written notice to the Rights Agent) in compliance with Rule 14e-1 of the Exchange Act, of any other tender offer for the Common Stock with respect to which the Board of Directors has agreed to redeem the Rights immediately prior to acceptance for payment of Common Stock thereunder (unless such other offer is terminated prior to its expiration without any Common Stock having been purchased thereunder) or (3) one Business Day after the stockholder vote with respect to approval of any Definitive Acquisition Agreement has been officially determined and certified by the inspectors of elections;

(g) an offer that is conditioned on a minimum of at least a majority of the outstanding shares of the Common Stock being tendered and not withdrawn as of the offer’s expiration date, which condition shall not be waivable;

(h) an offer pursuant to which the Company and its stockholders have received an irrevocable written commitment by the offeror to consummate as promptly as practicable upon successful completion of the offer a second step transaction whereby all shares of the Common Stock not tendered into the offer will be acquired at the same consideration per share actually paid pursuant to the offer, subject to stockholders’ statutory appraisal rights, if any;

(i) an offer pursuant to which the Company and its stockholders have received an irrevocable written commitment of the offeror that no amendments will be made to the offer to reduce the offer consideration, or otherwise change the terms of the offer in a way that is materially adverse to a tendering stockholder (other than extensions of the offer consistent with the terms thereof);

(j) an offer (other than an offer consisting solely of cash consideration) pursuant to which the Company has received the written representation and certification of the offeror and, in their individual capacities, the written representations and certifications of the offeror’s Chief Executive Officer and Chief Financial Officer, that (i) all facts about the offeror that would be material to making an investor’s decision to accept the offer have been fully and accurately disclosed as of the date of the commencement of the offer within the meaning of Rule 14d-2(a) of the Exchange Act, (ii) all such new facts will be fully and accurately disclosed on a prompt basis during the entire period during which the offer remains open, and (iii) all required Exchange Act reports will be filed by the offeror in a timely manner during such period; and

(k) if the offer includes shares of stock of the offeror, (i) the stock portion of the consideration must consist solely of common stock of an offeror that is a publicly owned United States corporation, and whose common stock is freely tradable and is listed on either the NYSE or the NASDAQ National Market System, (ii) no stockholder approval of the offeror is required to issue such common stock, or, if required, has already been obtained, (iii) no Person (including such Person’s Affiliates and Associates) beneficially owns more than 20% of the voting stock of the offeror at the time of commencement of the offer or at any time during the term of the offer, and (iv) no other class of voting stock of the offeror is outstanding, and the offeror meets the registrant eligibility requirements for use of Form S-3 for registering securities under the Securities Act (as hereinafter defined); including, without limitation, the filing of all required Exchange Act reports in a timely manner during the 12 calendar months prior to the date of commencement of the offer.

For the purposes of the definition of Qualifying Offer, “fully financed” shall mean that the offeror has sufficient funds for the offer and related expenses which shall be evidenced by (i) firm, unqualified, written commitments from responsible financial institutions having the necessary financial capacity, accepted by the offeror, to provide funds for such offer subject only to customary terms and conditions, (ii) cash or cash equivalents then available to the offeror, set apart and maintained solely for the purpose of funding the offer with an irrevocable written commitment being provided by the offeror to the Board of Directors of the Company to maintain such availability until the offer is consummated or withdrawn, or (iii) a combination of the foregoing; which evidence has been provided to the Company prior to, or upon, commencement of the offer. If an offer becomes a Qualifying Offer in accordance with this definition but subsequently ceases to be a Qualifying Offer as a result of the failure at a later date to continue to satisfy any of the requirements of this definition, such offer shall cease to be a Qualifying Offer and the provisions of Section 5.1(c) shall no longer be applicable to such offer.

“Qualifying Offer Period” shall have the meaning set forth in the definition of Qualifying Offer.

“Qualifying Offer Resolution” shall have the meaning set forth in Section 5.1(c).

“Record Time” shall have the meaning set forth in the Recitals.

“Redemption Price” shall mean an amount per Right equal to one-tenth of one cent, $0.001.

“Redemption Time” shall mean the time at which the right to exercise the Rights shall terminate pursuant to Section 5.1.

“Right” shall have the meaning set forth in the Recitals.

“Rights Agent” shall have the meaning set forth in the Preamble.

“Rights Certificate” shall have the meaning set forth in Section 2.3(c).

“Rights Register” shall have the meaning set forth in Section 2.7(a).

“SEC” shall mean the Securities Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Separation Time” shall mean the next Business Day following the earlier of (i) the tenth Business Day (or such later date as the Board of Directors of the Company may from time to time fix by resolution adopted prior to the Separation Time that otherwise would have occurred) after the date on which any Person commences a tender or exchange offer that, if consummated, would result in such Person’s becoming an Acquiring Person and (ii) the date of the first event causing a Flip-in Date to occur; provided, that if the foregoing results in the Separation Time being prior to the Payment Time, the Separation Time shall be the Payment Time and provided further, that if any tender or exchange offer referred to in clause (i) of this paragraph is cancelled, terminated or otherwise withdrawn prior to the Separation Time without the purchase of any shares of Common Stock pursuant thereto, such offer shall be deemed, for purposes of this paragraph, never to have been made.

“Special Meeting” shall have the meaning set forth in Section 5.1(c).

“Special Meeting Demand” shall have the meaning set forth in Section 5.1(c).

“Special Meeting Period” shall have the meaning set forth in Section 5.1(c).

“Stock Acquisition Date” shall mean the earlier of (i) the first date on which there shall be a public announcement by the Company (by any means) that a Person has become an Acquiring Person; or (ii) the date and time on which any Acquiring Person becomes the Beneficial Owner of more than 50% of the outstanding shares of Common Stock.

“Subsidiary” of any specified Person shall mean any corporation or other entity of which a majority of the voting power of the equity securities or a majority of the equity or membership interest is Beneficially Owned, directly or indirectly, by such Person.

“Successor” shall mean the estate or legal representative of a deceased individual, the beneficiary of a deceased individual’s estate, a trust created by a deceased individual as grantor, or the beneficiary of a trust created by a deceased individual as grantor.

“Trading Day,” when used with respect to any securities, shall mean a day on which the NYSE is open for the transaction of business or, if such securities are not listed or admitted to trading on the NYSE, a day on which the principal national securities exchange on which such securities are listed or admitted to trading is open for the transaction of business or, if such securities are not listed or admitted to trading on any national securities exchange, a Business Day.

“Trust” shall have the meaning set forth in Section 3.1(c).

“Trust Agreement” shall have the meaning set forth in Section 3.1(c).

“Trading Regulation” shall have the meaning set forth in Section 2.3(c).

ARTICLE II

THE RIGHTS

2.1 Summary of Rights.  As soon as practicable after the Payment Time, the Company will mail a letter summarizing the terms of the Rights to each holder of record of Common Stock as of the Payment Time, at such holder’s address as shown by the records of the Company.

2.2 Legend on Common Stock Certificates.  Certificates for the Common Stock issued on or after the Payment Time but prior to the Separation Time shall evidence one Right for each share of Common Stock represented thereby and shall have impressed on, printed on, written on or otherwise affixed to them substantially the following legend:

Until the Separation Time (as defined in the Rights Agreement referred to below), this certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Rights Agreement, dated as of November 5, 2009 (as such may be amended from time to time, the “Rights Agreement”), between CA, Inc. (the “Company”) and Mellon Investor Services LLC, as Rights Agent, the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights may be redeemed, may become exercisable for securities or assets of the Company or securities of another entity, may be exchanged for shares of Common Stock or other securities or assets of the Company, may expire, may become null and void (if they are “Beneficially Owned” by an “Acquiring Person” or an “Affiliate” or “Associate” thereof, as such terms are defined in the Rights Agreement, or by any transferee of any of the foregoing) or may be evidenced by separate certificates and may no longer be evidenced by this certificate. The Company will mail or arrange for the mailing of a copy of the Rights Agreement to the holder of this certificate without charge after the receipt of a written request therefor.

Certificates representing shares of Common Stock that are issued and outstanding at the Payment Time shall, together with the letter mailed pursuant to Section 2.1, evidence one Right for each share of Common Stock evidenced thereby notwithstanding the absence of the foregoing legend.

If the Common Stock issued after the Payment Time but prior to the Separation Time shall be uncertificated, the registration of such Common Stock on the stock transfer books of the Company shall evidence one Right for each share of Common Stock represented thereby and the Company shall mail to every Person that holds such Common Stock a confirmation of the registration of such Common Stock on the stock transfer books of the Company, which confirmation will have impressed, printed, written or stamped thereon or otherwise affixed thereto the above legend. The Company shall mail or arrange for the mailing of a copy of this Agreement to any Person that holds Common Stock, as evidenced by the registration of the Common Stock in the name of such Person on the stock transfer books of the Company, without charge, after the receipt of a written request therefor.

2.3 Exercise of Rights; Separation of Rights.  (a) Subject to Sections 3.1, 5.1 and 5.10 and subject to adjustment as herein set forth, each Right will entitle the holder thereof, at or after the Separation Time and prior to the Expiration Time, to purchase, for the Exercise Price, one one-thousandth of a share of Preferred Stock.

(b) Until the Separation Time, (i) no Right may be exercised and (ii) each Right will be evidenced by the certificate for the associated share of Common Stock (or, if the Common Stock shall be uncertificated, by the registration of the associated Common Stock on the stock transfer books of the Company and the confirmation thereof provided for in Section 2.2), together, in the case of certificates issued prior to the Payment Time, with the letter mailed to the record holder thereof pursuant to Section 2.1, and will be transferable only together with, and will be transferred by a transfer (whether with or without such letter or confirmation) of, such associated share.

(c) Subject to the terms and conditions hereof, at or after the Separation Time and prior to the Expiration Time, the Rights (i) may be exercised pursuant to Section 2.3(d) below and (ii) may be transferred independent of shares of Common Stock. Promptly following the Separation Time (provided that the Board of Directors of the Company has not elected to exchange all of the then outstanding Rights pursuant to Section 3.1(c)), the Rights Agent, if requested by the Company and provided with all necessary information, will mail to each holder of record of Common Stock as of the Separation Time (other than any Person whose Rights have become null and void pursuant to Section 3.1(b)), at such holder’s address as shown by the records of the Company (the Company hereby agreeing to furnish copies of such records to the Rights Agent for this purpose) or the transfer agent or registrar for the Common Stock, (x) a certificate (a “Rights Certificate”) in substantially the form of Exhibit A hereto appropriately completed, representing the number of Rights held by such holder at the Separation Time and having such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement and as do not affect the rights, liabilities, responsibilities or duties of the Rights Agent, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any national securities exchange or quotation system on which the Rights may from time to time be listed or traded (“Trading Regulation”), or to conform to usage, and (y) a disclosure statement describing the Rights; provided, however, that the Company shall have no obligation to distribute Rights Certificates to any Acquiring Person or Affiliate or Associate of an Acquiring Person or any transferee of any of the foregoing. Receipt of a Rights Certificate by any Person shall not preclude a later determination that such Rights are null and void pursuant to Section 3.1(b).

(d) Subject to the terms and conditions hereof, Rights may be exercised on any Business Day at or after the Separation Time and prior to the Expiration Time by submitting to the Rights Agent the Rights Certificate evidencing such Rights with an Election to Exercise (an “Election to Exercise”) substantially in the form attached to the Rights Certificate duly executed and properly completed, accompanied by payment in cash, or by certified or official bank check or money order payable to the order of the Company, of a sum equal to the Exercise Price multiplied by the number of Rights being exercised and a sum sufficient to cover any tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates (or, if uncertificated, the registration on the stock transfer books of the Company) for shares or depositary receipts (or both) in a name other than that of the holder of the Rights being exercised.

(e) Upon receipt of a Rights Certificate, with a properly completed and duly executed Election to Exercise accompanied by payment as set forth in Section 2.3(d), and subject to the terms and conditions hereof, the Rights Agent will thereupon promptly (i)(A) requisition from any transfer agent stock certificates evidencing such number of shares or other securities to be purchased or, in the case of uncertificated shares or other securities, requisition from any transfer agent a notice setting forth such number of shares or other securities to be purchased for which registration will be made on the stock transfer books of the Company (the Company hereby irrevocably authorizing each such transfer agent to comply with all such requisitions), and (B) if the Company elects pursuant to Section 5.5 not to issue certificates (or effect registrations on the stock transfer books of the Company) representing fractional shares, requisition from the depositary selected by the Company depositary receipts representing the fractional shares to be purchased (the Company hereby irrevocably authorizes each such depositary agent to comply with such requisitions); (ii) when necessary to comply with this Agreement, requisition from the Company the amount of cash to be paid in lieu of fractional shares in accordance with Section 5.5; (iii) after receipt of such certificates, depositary receipts and/or notices, cause the same to be delivered to or upon the order of the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder; and (iv) when necessary to comply with this Rights Agreement, after receipt, promptly deliver such cash to or upon the order of the registered holder of such Rights Certificate.

(f) In case the holder of any Rights shall exercise less than all the Rights evidenced by such holder’s Rights Certificate, a new Rights Certificate evidencing the Rights remaining unexercised will be issued by the Rights Agent to such holder or to such holder’s duly authorized assigns.

(g) The Company covenants and agrees that it will (i) take all such action as may be necessary to ensure that all shares delivered (or evidenced by registration on the stock transfer books of the Company) upon exercise of Rights shall, at the time of delivery of the certificates (or registration) for such shares (subject to payment of the Exercise Price), be duly and validly authorized, executed, issued and delivered (or registered) and fully paid and nonassessable; (ii) take all such action as may be necessary to comply with any applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations thereunder, and any other applicable law, rule or regulation, in connection with the issuance of any shares upon exercise of Rights; and (iii) pay when due and payable any and all federal and state taxes and charges which may be payable in respect of the original issuance or delivery of the Rights Certificates or of any shares issued upon the exercise of Rights, provided, that the Company shall not be required to pay any tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates (or the registration) for shares in a name other than that of the holder of the Rights being transferred or exercised.

(h) Notwithstanding anything in this Agreement to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to the exercise or assignment of a Rights Certificate unless the registered holder of such Rights Certificate shall have (i) properly completed and duly signed the certificate following the form of assignment or the form of election to exercise, as applicable, set forth on the reverse side of the Rights Certificate surrendered for such exercise or assignment, (ii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) thereof and of the rights evidenced thereby, and the Affiliates and Associates of such Beneficial Owner or former Beneficial Owner, as the Company or the Rights Agent may reasonably request and (iii) paid a sum sufficient to cover any tax or charge that may be imposed in connection with any transfer, split up, combination or exchange of Right Certificates as required under Section 2.3(d) hereof.

2.4 Adjustments to Exercise Price; Number of Rights.  (a) In the event the Company shall at any time after the Record Time and prior to the Separation Time (i) declare or pay a dividend on Common Stock payable in Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares of Common Stock, (x) the Exercise Price in effect after such adjustment will be equal to the Exercise Price in effect immediately prior to such adjustment divided by the number of shares of Common Stock including any fractional shares in lieu of which such holder received cash (the “Expansion Factor”) that a holder of one share of Common Stock immediately prior to such dividend, subdivision or combination would hold thereafter as a result thereof and (y) each Right held prior to such adjustment will become that number of Rights equal to the Expansion Factor, and the adjusted number of Rights will be deemed to be distributed among the shares of Common Stock with respect to which the original Rights were associated (if they remain outstanding) and the shares issued in respect of such dividend, subdivision or combination, so that each such share of Common Stock will have exactly one Right associated with it. Each adjustment made pursuant to this paragraph shall be made as of the payment or effective date for the applicable dividend, subdivision or combination.

In the event the Company shall at any time after the Record Time and prior to the Separation Time issue any shares of Common Stock otherwise than in a transaction referred to in the preceding paragraph, each such share of Common Stock so issued shall automatically have one new Right associated with it, which Right shall be evidenced by the certificate representing such share (or, if the Common Stock shall be uncertificated, such Right shall be evidenced by the registration of such Common Stock on the stock transfer books of the Company and the confirmation thereof provided for in Section 2.2). Rights shall be issued by the Company in respect of shares of Common Stock that are issued or sold by the Company after the Separation Time only to the extent provided in Section 5.3.

(b) In the event the Company shall at any time after the Record Time and prior to the Separation Time issue or distribute any securities or assets in respect of, in lieu of or in exchange for Common Stock (other than pursuant to any non-extraordinary periodic cash dividend or a dividend paid solely in Common Stock) whether by dividend, in a reclassification or recapitalization (including any such transaction involving a merger, consolidation or statutory share exchange), or otherwise, the Company shall make such adjustments, if any, in the Exercise Price, number of Rights and/or securities or other property purchasable upon exercise of Rights as the Board of Directors of the Company, in its sole discretion, may deem to be appropriate under the circumstances in order to adequately protect the interests of the holders of Rights generally, and the Company and the Rights Agent shall amend this Agreement as necessary to provide for such adjustments.

(c) Each adjustment to the Exercise Price made pursuant to this Section 2.4 shall be calculated to the nearest cent. Whenever an adjustment to the Exercise Price is made pursuant to this Section 2.4, the Company shall (i) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment and (ii) promptly file with the Rights Agent and with each transfer agent for the Common Stock a copy of such certificate. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment or statement therein contained and shall have no duty or liability with respect to, and shall not be deemed to have knowledge of, any adjustment or any such event unless and until it shall have received such a certificate.

(d) Rights Certificates shall represent the right to purchase the securities purchasable under the terms of this Agreement, including any adjustment or change in the securities purchasable upon exercise of the Rights, even though such certificates may continue to express the securities purchasable at the time of issuance of the initial Rights Certificates.

2.5 Date on Which Exercise is Effective.  Each Person in whose name any certificate for shares is issued (or registration on the stock transfer books is effected) upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the shares represented thereby on the date upon which the Rights Certificate evidencing such Rights was duly surrendered and payment of the Exercise Price for such Rights (and any applicable taxes and other governmental charges payable by the exercising holder hereunder) was made; provided, however, that if the date of such surrender and payment is a date upon which the stock transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate (or registration) shall be dated, the next succeeding Business Day on which the stock transfer books of the Company are open.

2.6 Execution, Authentication, Delivery and Dating of Rights Certificates.  (a) The Rights Certificates shall be executed on behalf of the Company by its Chairman of the Board, President or one of its Vice Presidents, under its corporate seal reproduced thereon attested by its Secretary or one of its Assistant Secretaries. The signature of any of these officers on the Rights Certificates may be manual or facsimile.

Rights Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the countersignature and delivery of such Rights Certificates.

Promptly after the Separation Time, the Company will notify in writing the Rights Agent of such Separation Time (and if such notification is given orally, the Company shall confirm same in writing on or prior to the Business Day next following) and will deliver Rights Certificates executed by the Company to the Rights Agent for counter-signature, and, subject to Sections 3.1(b) and 2.3(c), the Rights Agent shall manually or by facsimile countersign and deliver such Rights Certificates to the holders of the Rights pursuant to Section 2.3(c). Until the written notice provided for in this Section 2.6 is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that the Separation Time has not occurred. No Rights Certificate shall be valid for any purpose unless manually or by facsimile countersigned by the Rights Agent.

(b) Each Rights Certificate shall be dated the date of countersignature thereof.

2.7 Registration, Registration of Transfer and Exchange.  (a) After the Separation Time, the Company will cause to be kept a register (the “Rights Register”) in which, subject to such reasonable regulations as it may prescribe, the Company will provide for the registration and transfer of Rights. The Rights Agent is hereby appointed “Rights Registrar” for the purpose of maintaining the Rights Register for the Company and registering Rights and transfers of Rights after the Separation Time as herein provided. In the event that the Rights Agent shall cease to be the Rights Registrar, the Rights Agent will have the right to examine the Rights Register at all reasonable times after the Separation Time.

After the Separation Time and prior to the Expiration Time, upon surrender for registration of transfer or exchange of any Rights Certificate, and subject to the provisions of Sections 2.7(c) and

(d), the Company will execute, and the Rights Agent will countersign and, if requested by the Company and provided with all necessary information, deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Rights Certificates evidencing the same aggregate number of Rights as did the Rights Certificate so surrendered.

(b) Except as otherwise provided in Section 3.1(b), all Rights issued upon any registration of transfer or exchange of Rights Certificates shall be the valid obligations of the Company, and such Rights shall be entitled to the same benefits under this Agreement as the Rights surrendered upon such registration of transfer or exchange.

(c) Every Rights Certificate surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company or the Rights Agent, as the case may be, duly executed by the holder thereof or such holder’s attorney duly authorized in writing. As a condition to the issuance of any new Rights Certificate under this Section 2.7, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.

(d) The Company shall not register the transfer or exchange of any Rights which have become null and void under Section 3.1(b), been exchanged under Section 3.1(c) or been redeemed under Section 5.1.

2.8 Mutilated, Destroyed, Lost and Stolen Rights Certificates.  (a) If any mutilated Rights Certificate is surrendered to the Rights Agent prior to the Expiration Time, then, subject to Sections 3.1(b), 3.1(c) and 5.1, the Company shall execute and the Rights Agent shall countersign and deliver in exchange therefor a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so surrendered.

(b) If there shall be delivered to the Company and the Rights Agent prior to the Expiration Time (i) evidence to their satisfaction of the destruction, loss or theft of any Rights Certificate and (ii) such security or indemnity as may be required by them to save each of them and any of their agents harmless, then, subject to Sections 3.1(b), 3.1(c) and 5.1 and in the absence of written notice to the Company or the Rights Agent that such Rights Certificate has been acquired by a bona fide purchaser, the Company shall execute and upon its written request the Rights Agent shall countersign and, if requested by the Company and provided with all necessary information, deliver, in lieu of any such destroyed, lost or stolen Rights Certificate, a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so destroyed, lost or stolen.

(c) As a condition to the issuance of any new Rights Certificate under this Section 2.8, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Rights Agent) connected therewith. The Rights Agent shall have no duty or obligation to take any action under any Section of this Agreement which requires the payment by a Rights holder of applicable taxes and/or governmental charges unless and until it is satisfied that all such taxes and/or governmental charges have been paid.

(d) Every new Rights Certificate issued pursuant to this Section 2.8 in lieu of any destroyed, lost or stolen Rights Certificate shall evidence an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Rights Certificate shall be at any time enforceable by anyone, and, subject to Section 3.1(b), shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Rights duly issued hereunder.

2.9 Persons Deemed Owners.  Prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated Common Stock certificate or notice of transfer, if uncertificated) for registration of transfer, the Company, the Rights Agent and any agent of the Company or the Rights Agent may deem and treat the Person in whose name such Rights Certificate (or, prior to the Separation Time, such Common Stock certificate or Common Stock registration, if uncertificated) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever, including the payment of the Redemption Price, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary. As used in this Agreement, unless the context otherwise requires, the term “holder” of any Rights shall mean the registered holder of such Rights (or, prior to the Separation Time, the associated shares of Common Stock).

2.10 Delivery and Cancellation of Certificates.  All Rights Certificates surrendered upon exercise or for registration of transfer or exchange shall, if surrendered to any Person other than the Rights Agent, be delivered to the Rights Agent and, in any case, shall be promptly cancelled by the Rights Agent. The Company may at any time deliver to the Rights Agent for cancellation any Rights Certificates previously countersigned and delivered hereunder which the Company may have acquired in any manner whatsoever, and all Rights Certificates so delivered shall be promptly cancelled by the Rights Agent. No Rights Certificates shall be countersigned in lieu of or in exchange for any Rights Certificates cancelled as provided in this Section 2.10, except as expressly permitted by this Agreement. The Rights Agent shall destroy all cancelled Rights Certificates and deliver to the Company a certificate attesting to such destruction.

2.11 Agreement of Rights Holders.  Every holder of Rights by accepting the Rights, consents and agrees with the Company and the Rights Agent and with every other holder of Rights that:

(a) prior to the Separation Time, each Right will be transferable only together with, and will be transferred by a transfer of, the associated share of Common Stock;

(b) after the Separation Time, the Rights Certificates will be transferable only on the Rights Register as provided herein;

(c) prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated Common Stock certificate or Common Stock registration, if uncertificated) for registration of transfer, the Company, the Rights Agent and any agent of the Company or the Rights Agent may deem and treat the Person in whose name the Rights Certificate (or, prior to the Separation Time, the associated Common Stock certificate or Common Stock registration, if uncertificated) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary;

(d) Rights Beneficially Owned by certain Persons will, under the circumstances set forth in Section 3.1(b), become null and void;

(e) this Agreement may be supplemented or amended from time to time in accordance with its terms; and

(f) the power and authority delegated to the Board of Directors pursuant to this Agreement shall be exclusive and shall be as set forth in Section 5.14.

ARTICLE III

ADJUSTMENTS TO THE RIGHTS IN
THE EVENT OF CERTAIN TRANSACTIONS

3.1 Flip-in.  (a) In the event that prior to the Expiration Time a Flip-in Date shall occur, except as otherwise provided in this Section 3.1, each Right shall constitute the right to purchase from the Company, upon exercise thereof in accordance with the terms hereof (but subject to Section 5.10), that number of shares of Common Stock having an aggregate Market Price on the Stock Acquisition Date that gave rise to the Flip-in Date equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (such right to be appropriately adjusted in order to protect the interests of the holders of Rights generally in the event that on or after such Stock Acquisition Date any of the events described in Section 2.4(a) or (b), or any analogous event, shall have occurred with respect to the Common Stock).

(b) Notwithstanding the foregoing, any Rights that are or were Beneficially Owned on or after the Stock Acquisition Date by an Acquiring Person or an Affiliate or Associate thereof, or by any transferee, direct or indirect, of any of the foregoing shall become null and void and any holder of such Rights (including transferees, whether direct or indirect, of any such Persons) shall thereafter have no right to exercise or transfer such Rights under any provision of this Agreement. If any Rights Certificate is presented for assignment or exercise and the Person presenting the same will not complete the certification set forth at the end of the form of assignment or notice of election to exercise or, if requested, will not provide such additional evidence, including without limitation, the identity of the Beneficial Owner and their Affiliates and Associates (or former Beneficial Owners and their Affiliates and Associates) as the Company or the Board of Directors of the Company shall reasonably request in order to determine if such Rights are null and void, then the Company shall be entitled conclusively to deem the Rights to be Beneficial Owned by an Acquiring Person or an Affiliate or Associate thereof or a transferee of any of the foregoing and accordingly will deem the Rights evidenced thereby to be null and void and not transferable, exercisable or exchangeable.

(c) The Board of Directors of the Company may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the Beneficial Owner of more than 50% of the outstanding shares of Common Stock, elect to exchange all (but not less than all) the then outstanding Rights (which shall not include Rights that have become null and void pursuant to the provisions of Section 3.1(b)) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right, appropriately adjusted in order to protect the interests of holders of Rights generally in the event that after the Separation Time any of the events described in Section 2.4(a) or (b), or any analogous event, shall have occurred with respect to the Common Stock (such exchange ratio, as adjusted from time to time, being hereinafter referred to as the “Exchange Ratio”).

Immediately upon the action of the Board of Directors of the Company electing to exchange the Rights, without any further action and without any notice, the right to exercise the Rights will terminate and each Right (other than Rights that have become null and void pursuant to Section 3.1(b)), whether or not previously exercised, will thereafter represent only the right to receive a number of shares of Common Stock equal to the Exchange Ratio. The exchange of the Rights by the Board of Directors may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Promptly after the action of the Board of Directors electing to exchange the Rights, the Company shall give written notice thereof (specifying the steps to be taken to receive shares of Common Stock in exchange for Rights) to the Rights Agent and the holders of the Rights (other than Rights that have become null and void pursuant to Section 3.1(b)) outstanding immediately prior thereto by mailing such notice in accordance with Section 5.9.

Before effecting an exchange pursuant to this Section 3.1(c), the Board of Directors may direct the Company to enter into a Trust Agreement in such form and with such terms as the Board of Directors shall then approve (the “Trust Agreement”). If the Board of Directors so directs, the Company shall enter into the Trust Agreement and shall issue to the trust created by such agreement (the “Trust”) all or some (as designated by the Board of Directors) of the shares of Common Stock (or other securities) issuable pursuant to the exchange, and all holders of Rights entitled to receive shares pursuant to the exchange shall be entitled to receive such shares (and any dividends paid or distributions made thereon after the date on which such shares are deposited in the Trust) only from the Trust and solely upon compliance with the relevant terms and provisions of the Trust Agreement. Prior to effecting an exchange and registering shares of Common Stock (or other such securities) in any Person’s name, including any nominee or transferee of a Person, the Company may require (or cause the trustee of the Trust to require), as a condition thereof, that any holder of Rights provide evidence, including, without limitation, the identity of the Beneficial Owners thereof and their Affiliates and Associates (or former Beneficial Owners thereof and their Affiliates and Associates) as the

Company or the Board of Directors of the Company shall reasonably request in order to determine if such Rights are null and void. If any Person shall fail to comply with such request, the Company shall be entitled conclusively to deem the Rights formerly held by such Person to be null and void pursuant to Section 3.1(b) and not transferable or exerciseable or exchangeable in connection herewith. Any shares of Common Stock or other securities issued at the direction of the Board in connection herewith shall be validly issued, fully paid and nonassessable shares of Common Stock or of such other securities (as the case may be), and the Company shall be deemed to have received as consideration for such issuance a benefit having a value that is at least equal to the aggregate par value of the shares so issued.

Each Person in whose name any certificate for shares is issued (or for whom any registration on the stock transfer books of the Company is made) upon the exchange of Rights pursuant to this Section 3.1(c) or Section 3.1(d) shall for all purposes be deemed to have become the holder of record of the shares represented thereby on, and such certificate (or registration on the stock transfer books of the Company) shall be dated (or registered as of), the date upon which the Rights Certificate evidencing such Rights was duly exchanged or deemed exchanged by the Company and payment of any applicable taxes and other governmental charges payable by the holder was made; provided, however, that if the date of such exchange and payment is a date upon which the stock transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate (or registration on the stock transfer books of the Company) shall be dated (or registered as of), the next succeeding Business Day on which the stock transfer books of the Company are open.

(d) Whenever the Company shall become obligated under Section 3.1(a) or (c) to issue shares of Common Stock upon exercise of or in exchange for Rights, the Company, as determined by the Board of Directors of the Company, may substitute therefor shares of Preferred Stock, at a ratio of one one-thousandth of a share of Preferred Stock for each share of Common Stock so issuable, subject to adjustment.

(e) In the event that there shall not be sufficient treasury shares or authorized but unissued shares of Common Stock or Preferred Stock of the Company to permit the exercise in full of the Rights in accordance with Section 3.1(a) or if the Company so elects to make the exchange referred to in Section 3.1(c), to permit the issuance of all shares pursuant to the exchange, the Company shall either (i) call a meeting of stockholders seeking approval to cause sufficient additional shares to be authorized (provided that if such approval is not obtained the Company will take the action specified in clause (ii) of this sentence) or (ii) take such action as shall be necessary to ensure and provide, as and when and to the maximum extent permitted by applicable law and any agreements or instruments in effect on the Stock Acquisition Date (and remaining in effect) to which it is a party, that each Right shall thereafter constitute the right to receive, (x) in the case of any exercise in accordance with Section 3.1(a), at the Company’s option as determined by the Board of Directors, either in return for the Exercise Price, debt or equity securities or other assets (or a combination thereof) having a fair value equal to twice the Exercise Price, or without payment of consideration (except as may be required for the valid issuance of securities or otherwise required by applicable law), debt or equity securities or other assets (or a combination thereof) having a fair value equal to the Exercise Price, or (y) in the case of an exchange of Rights in accordance with Section 3.1(c), debt or equity securities or other assets (or a combination thereof) having a fair value equal to the product of the Market Price of a share of Common Stock on the Flip-in Date times the Exchange Ratio in effect on the Flip-in Date, where in any case set forth in (x) or (y) above the fair value of such debt or equity securities or other assets (or a combination thereof) shall be as determined in good faith by the Board of Directors of the Company, after consultation with a nationally recognized investment banking firm.

3.2 Flip-over.  (a) Prior to the Expiration Time, the Company shall not enter into any agreement with respect to, consummate or permit to occur any Flip-over Transaction or Event unless and until it shall have entered into a supplemental agreement with the Flip-over Entity, for the benefit of the holders of the Rights (the terms of which shall be reflected in an amendment to this Agreement entered into with the Rights Agent), providing that, upon consummation or occurrence of the Flip-over Transaction or Event (1) each Right shall thereafter constitute the right to purchase from the Flip-over Entity, upon exercise thereof in accordance with the terms hereof, that number of shares of Flip-over Stock of the Flip-over Entity having an aggregate Market Price on the date of consummation or occurrence of such Flip-over Transaction or Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (such right to be appropriately adjusted in order to protect the interests of the holders of Rights generally in the event that after such date of consummation or occurrence any of the events described in Section 2.4(a) or (b), or any analogous event, shall have occurred with respect to the Flip-over Stock) and (2) the Flip-over Entity shall thereafter be liable for, and shall assume, by virtue of such Flip-over Transaction or Event and such supplemental agreement, all the obligations and duties of the Company pursuant to this Agreement.

(b) Prior to the Expiration Time, unless the Rights will be redeemed pursuant to Section 5.1 pursuant to an agreement entered into by the Company prior to a Flip-in Date, the Company shall not enter into any agreement with respect to, consummate or permit to occur any Flip-over Transaction or Event if (i) at the time thereof there are any rights, warrants or securities outstanding or any other arrangements, agreements or instruments that would eliminate or otherwise diminish in any material respect the benefits intended to be afforded by this Rights Agreement to the holders of Rights upon consummation of such transaction, (ii) prior to, simultaneously with or immediately after such Flip-over Transaction or Event, the stockholders of the Person who constitutes, or would constitute, the Flip-over Entity shall have received a distribution of Rights previously owned by such Person or any of its Affiliates or Associates, or (iii) the form or nature of organization of the Flip-over Entity would preclude or limit the exercisability of the Rights.

(c) The provisions of this Section 3.2 shall apply to successive Flip-over Transactions or Events.

ARTICLE IV

THE RIGHTS AGENT

4.1 General.  (a) The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and disbursements, and other disbursements incurred in the preparation, negotiation, delivery, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable fees and expenses of legal counsel), incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction), for any action taken, suffered or omitted to be taken by the Rights Agent in connection with the acceptance, administration, exercise and performance of its duties under this Agreement. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company. The provisions of this Section 4.1 and Section 4.3 below shall survive the termination of this Agreement, the exercise or expiration of the Rights and the resignation, replacement or removal of the Rights Agent.

(b) The Rights Agent shall be authorized and protected and shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in connection with its acceptance and administration of this Agreement or the exercise and performance of its duties hereunder in reliance upon any certificate for securities (or registration on the stock transfer books of the Company) purchasable upon exercise of Rights, Rights Certificate, certificate for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons, or otherwise upon the advice of counsel as set forth herein. The Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take any action in connection therewith, unless and until it has received such notice.

4.2 Merger, Consolidation or Change of Name of Rights Agent.  (a) Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent is a party, or any Person succeeding to the shareholder services business of the Rights Agent or any successor Rights Agent, will be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 4.4. In case at the time such successor Rights Agent succeeds to the agency created by this Agreement any of the Rights Certificates have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights Certificates have not been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Rights Certificates will have the full force provided in the Rights Certificates and in this Agreement.

(b) In case at any time the name of the Rights Agent is changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

4.3 Duties of Rights Agent.  The Rights Agent undertakes to perform only the duties and obligations expressly imposed by this Agreement (and no implied duties) upon the following terms and conditions, by all of which the Company and the holders of Rights Certificates, by their acceptance thereof, shall be bound:

(a) The Rights Agent may consult with legal counsel (who may be legal counsel for the Company or an employee of the Rights Agent), and the advice or opinion of such counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in accordance with such advice or opinion, unless the Rights Agent is grossly negligent, acting in bad faith or committing willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction).

(b) Whenever in the performance of its duties under this Agreement the Rights Agent deems it necessary or desirable that any fact or matter (including without limitation, the identity of an Acquiring Person and the determination of the current per share market price of any security) be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by a person believed by the Rights Agent to be the Chairman of the Board, the President or any Vice President and by the Secretary or any Assistant Secretary or the Treasurer or Assistant Treasurer of the Company and delivered to the Rights Agent; and such certificate will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability for any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate, unless the Rights Agent is grossly negligent, acting in bad faith or committing willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction).

(c) The Rights Agent will be liable hereunder to the Company and any other Person only for its own gross negligence, bad faith or willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage. Any and all liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Rights Agent pursuant to this Agreement.

(d) The Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the certificates, if any, for securities purchasable upon exercise of Rights or the Rights Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and will be deemed to have been made by the Company only.

(e) The Rights Agent will not have any liability for or be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due authorization, execution and delivery hereof by the Rights Agent) or in respect of the validity or execution of any certificate, if any, for securities purchasable upon exercise of Rights or Rights Certificate (except its countersignature thereof); nor will it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Rights Certificate; nor will it be responsible for any change in the exercisability or exchangeability of the Rights (including the Rights becoming null and void pursuant to Section 3.1(b)) or any change or adjustment in the terms of the Rights (including any adjustment required under the provisions of Section 2.4, 3.1 or 3.2) or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights after receipt of the certificate contemplated by Section 2.4 describing any such adjustment, upon which the Rights Agent may rely); nor will it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any securities purchasable upon exercise of Rights or any Rights Certificate or as to whether any securities purchasable upon exercise of Rights will, when issued, be duly and validly authorized, executed, issued and delivered and fully paid and nonassessable.

(f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(g) The Rights Agent is hereby authorized and directed to accept advice or written instructions with respect to the performance of its duties hereunder from any person believed by the Rights Agent to be the Chairman of the Board, the President or any Vice President or the Secretary or any Assistant Secretary or the Treasurer or any Assistant Treasurer of the Company, and to apply to such persons for advice or instructions in connection with its duties, and such instructions shall be full authorization and protection to the Rights Agent and the Rights Agent shall not be liable for or in respect of any action taken, suffered or omitted to be taken by it in accordance with instructions of any such person or for any delay while acting or while waiting for those instructions, unless the Rights Agent is grossly negligent, acting in bad faith or committing willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). The Rights Agent shall be fully authorized and protected in relying upon the most recent instructions received by any such person. In the event the Rights Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or any other person or entity for refraining from taking such action, if the Rights Agent shall have notified the Company promptly of such belief in writing, and unless the Rights Agent shall receive written instructions executed by a person authorized under this Section 4.3(g), which eliminates such ambiguity or uncertainty to the satisfaction of the Rights Agent, provided, that the Rights Agent is not grossly negligent, acting in bad faith or committing willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction).

(h) The Rights Agent and any stockholder, Affiliate, director, officer or employee of the Rights Agent (in each case, other than an Acquiring Person) may buy, sell or deal in Common Stock, Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent or any such stockholder, affiliate, director, officer or employee from acting in any other capacity for the Company or for any other legal Person.

(i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself (through directors, officers and employees) or by or through its attorneys or agents, and the Rights Agent will not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company or any other Person resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct in the selection and continued employment thereof (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction).

(j) No provision of this Agreement shall require the Rights Agent to expend its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it believes that repayment of such funds or adequate indemnification against such risk or liability is not assured to it.

(k) If, with respect to any Rights Certificate surrendered to the Rights Agent for exercise or transfer, the certificate attached to the form of assignment or form of election to purchase, as the case may be, has not been completed, the Rights Agent shall not take any further action with respect to such requested exercise or transfer without first consulting with the Company.

4.4 Change of Rights Agent.  The Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days’ notice (or such lesser notice as is acceptable to the Company) in writing mailed to the Company and to each transfer agent of Common Stock by registered or certified mail, and to the holders of the Rights in accordance with Section 5.9. The Company may remove the Rights Agent upon 30 days’ notice in writing, mailed to the Rights Agent and to each transfer agent of the Common Stock by registered or certified mail, and to the holders of the Rights in accordance with Section 5.9. If the Rights Agent should resign or be removed or otherwise become incapable of acting, the Company will appoint a successor to the Rights Agent. If the Company fails to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of any Rights (which holder shall, with such notice, submit such holder’s

Rights Certificate for inspection by the Company), then the holder of any Rights may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a Person organized and doing business under the laws of the United States or any state of the United States, in good standing, which is authorized under such laws to exercise the powers of the Rights Agent contemplated by this Agreement and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000 or (b) an Affiliate of such a Person. After appointment, the successor Rights Agent will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company will file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock, and mail a notice thereof in writing to the holders of the Rights. Failure to give any notice provided for in this Section 4.4, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

ARTICLE V

MISCELLANEOUS

5.1 Redemption.  (a) The Board of Directors of the Company may, at its option, at any time prior to the Flip-in Date, elect to redeem all (but not less than all) of the then outstanding Rights at the Redemption Price and the Company, at its option, may pay the Redemption Price either in cash or shares of Common Stock or other securities of the Company deemed by the Board of Directors, in the exercise of its sole discretion, to be at least equivalent in value to the Redemption Price.

(b) A committee of independent directors of the Company will evaluate the Agreement annually to determine whether it continues to be in the best interests of the Company’s stockholders or, rather, if the Rights should be redeemed.

(c) In the event the Company receives a Qualifying Offer and, by the end of the 90 Business Days following the commencement (or, if later, the first existence) of a Qualifying Offer, the Board of Directors has not redeemed the outstanding Rights or exempted such offer from the terms of the Agreement or called for an annual or special meeting of stockholders at which stockholders will be asked to vote on whether or not to exempt such Qualifying Offer from the terms of this Agreement, holders of record (or their duly authorized proxy) of at least 10% of the shares of Common Stock then outstanding may submit to the Board of Directors, not earlier than 90 Business Days nor later than 120 Business Days following the commencement (or, if later, the first existence) of such Qualifying Offer, a written demand complying with the terms of this Section 5.1(c) (the “Special Meeting Demand”) directing the Board of Directors of the Company to submit to a vote of stockholders at a special meeting of the stockholders of the Company (a “Special Meeting”) a resolution exempting such Qualifying Offer from the provisions of this Agreement (the “Qualifying Offer Resolution”). For purposes of a Special Meeting Demand, the record date for determining holders of record eligible to make a Special Meeting Demand shall be the 90th Business Day following commencement (or, if later, the first existence) of a Qualifying Offer. The Board of Directors of the Company shall take such actions as are necessary or desirable to cause the Qualifying Offer Resolution to be so submitted to a vote of stockholders at a Special Meeting to be convened within 90 Business Days following the Special Meeting Demand; provided, however, that if the Company at any time during the Special Meeting Period and prior to a vote on the Qualifying Offer Resolution enters into a Definitive Acquisition Agreement, the Special Meeting Period may be extended (and any special meeting called in connection therewith may be cancelled) if the Qualifying Offer Resolution will be separately submitted to a vote at the same meeting as the Definitive Acquisition Agreement (the “Special

Meeting Period”). A Special Meeting Demand must be delivered to the Secretary of the Company at the principal executive offices of the Company and must set forth as to the stockholders of record making the request (x) the names and addresses of such stockholders, as they appear on the Company’s books and records, (y) the class and number of shares of Common Stock which are owned of record by each of such stockholders, and (z) in the case of Common Stock that is owned beneficially by another Person, an executed certification by the holder of record that such holder has executed such Special Meeting Demand only after obtaining instructions to do so from such beneficial owner and attaching evidence thereof. Subject to the requirements of applicable law, the Board of Directors of the Company may take a position in favor of or opposed to the adoption of the Qualifying Offer Resolution, or no position with respect to the Qualifying Offer Resolution, as it determines to be appropriate in the exercise of its duties. In the event that no Person has become an Acquiring Person prior to the redemption date referred to in this Section 5.1(c), and the Qualifying Offer continues to be a Qualifying Offer and either (i) the Special Meeting is not convened on or prior to the last day of the Special Meeting Period (the “Outside Meeting Date”), or (ii) if, at the Special Meeting at which a quorum is present, a majority of the shares of Common Stock present or represented by proxy at the Special Meeting and entitled to vote thereon as of the record date for the Special Meeting selected by the Board of Directors of the Company shall vote in favor of the Qualifying Offer Resolution, then the Qualifying Offer shall be deemed exempt from the application of this Agreement to such Qualifying Offer so long as it remains a Qualifying Offer, such exemption to be effective on the Close of Business on the tenth Business Day after (i) the Outside Meeting Date or (ii) the date on which the results of the vote on the Qualifying Offer Resolution at the Special Meeting are certified as official by the appointed inspectors of election for the Special Meeting, as the case may be (the “Exemption Date”). Notwithstanding anything herein to the contrary, no action or vote, including action by written consent, by stockholders not in compliance with the provisions of this Section 5.1(c) shall serve to exempt any offer from the terms of this Agreement.

(d) Immediately upon the action of the Board of Directors of the Company electing to redeem the Rights pursuant to Section 5.1(a) (or, if the resolution of the Board of Directors electing to redeem the Rights states that the redemption will not be effective until the occurrence of a specified future time or event, upon the occurrence of such future time or event), without any further action and without any notice, the right to exercise the Rights will terminate and each Right, whether or not previously exercised, will thereafter represent only the right to receive the Redemption Price in cash or securities, as determined by the Board of Directors. Promptly after the Rights are redeemed, the Company shall give notice of such redemption to the Rights Agent and the holders of the then outstanding Rights by mailing such notice in accordance with Section 5.9.

(e) Immediately upon the Close of Business on the Exemption Date, without any further action and without any notice, the right to exercise the Rights with respect to the Qualifying Offer will terminate.

5.2 Expiration.  The Rights and this Agreement shall expire at the Expiration Time and no Person shall have any rights pursuant to this Agreement or any Right after the Expiration Time, except, if the Rights are exchanged or redeemed, as provided in Section 3.1 or 5.1, respectively.

5.3 Issuance of New Rights Certificates.  Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the number or kind or class of shares of stock purchasable upon exercise of Rights made in accordance with the provisions of this Agreement. In addition, in connection with the issuance or sale of shares of Common Stock by the Company following the Separation Time and prior to the Expiration Time pursuant to the terms of securities convertible or redeemable into shares of Common Stock (other than any securities issued or issuable in connection with the exercise or exchange of Rights) or to options, in each case issued or granted prior to, and outstanding at, the Separation Time, the Company shall issue to the holders of such shares of Common Stock, Rights Certificates representing the appropriate number of Rights in connection with the issuance or sale of such shares of Common Stock; provided, however, in each case, (i) no such Rights Certificate shall be issued, if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or to the Person to whom such Rights Certificates would be issued, (ii) no such Rights Certificates shall be issued if, and to the extent that, appropriate adjustment shall have otherwise been made in lieu of the issuance thereof, and (iii) the Company shall have no obligation to distribute Rights Certificates to any Acquiring Person or Affiliate or Associate of an Acquiring Person or any transferee of any of the foregoing.

5.4 Supplements and Amendments.  The Company and the Rights Agent may from time to time supplement or amend this Agreement without the approval of any holders of Rights (i) prior to the Flip-in Date, in any respect, except for any extension of the Expiration Time, which can only be done with approval of a majority of the shares of Common Stock entitled to vote thereon and present or represented by proxy at a meeting at which a quorum is present, and (ii) on or after the Flip-in Date, to make any changes that the Company may deem necessary or desirable and which shall not materially adversely affect the interests of the holders of Rights generally (other than the Acquiring Person or any Affiliate or Associate thereof) or in order to cure any ambiguity or to correct or supplement any provision contained herein which may be inconsistent with any other provisions herein or otherwise defective, including, without limitation, any change in order to satisfy any applicable law, rule or regulation, including any Trading Regulation on any applicable exchange so as to allow trading of the Company’s securities thereon. The Rights Agent will duly execute and deliver any supplement or amendment hereto requested by the Company in writing, provided, that the Company has delivered to the Rights Agent a certificate from an appropriate officer of the Company that states that the proposed supplement or amendment complies with the terms of the this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the Rights Agent may, but shall not be obligated to, enter into any supplement or amendment that affects the Rights Agent’s own rights, duties, obligations or immunities under this Agreement.

5.5 Fractional Shares.  If the Company elects not to issue certificates representing (or register on the stock transfer books of the Company) fractional shares upon exercise, redemption or exchange of Rights, the Company shall, in lieu thereof, in the sole discretion of the Board of Directors, either (a) evidence such fractional shares by depositary receipts issued pursuant to an appropriate agreement between the Company and a depositary selected by it, providing that each holder of a depositary receipt shall have all of the rights, privileges and preferences to which such holder would be entitled as a beneficial owner of such fractional share, or (b) pay to the registered holder of such Rights the appropriate fraction of the Market Price per share in cash.

Whenever a payment for fractional Rights or fractional shares is to be made by the Rights Agent, the Company shall (i) promptly prepare and deliver to the Rights Agent a certificate setting forth in reasonable detail the facts related to such payments and the prices and/or formulas utilized in calculating such payments, and (ii) provide sufficient monies to the Rights Agent in the form of fully collected funds to make such payments. The Rights Agent shall be fully protected in relying upon such a certificate and shall have no duty with respect to, and shall not be deemed to have knowledge of any payment for fractional Rights or fractional shares under any Section of this Agreement relating to the payment of fractional Rights or fractional shares unless and until the Rights Agent shall have received such a certificate and sufficient monies.

5.6 Rights of Action.  Subject to the terms of this Agreement, rights of action in respect of this Agreement, other than rights of action vested solely in the Rights Agent, the Board of Directors of the Company or the Company, are vested in the respective holders of the Rights; and any holder of any Rights, without the consent of the Rights Agent or of the holder of any other Rights, may, on such holder’s own behalf and for such holder’s own benefit and the benefit of other holders of Rights, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, such holder’s right to exercise such holder’s Rights in the manner provided in such holder’s Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of, the obligations of any Person subject to this Agreement.

5.7 Holder of Rights Not Deemed a Stockholder.  No holder, as such, of any Rights shall be entitled to vote, receive dividends or be deemed for any purpose the holder of shares or any other securities which may at any time be issuable on the exercise of such Rights, nor shall anything contained herein or in any Rights Certificate be construed to confer upon the holder of any Rights, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in Section 5.8), or to receive dividends or subscription rights, or otherwise, until such Rights shall have been exercised or exchanged in accordance with the provisions hereof.

5.8 Notice of Proposed Actions.  In case the Company shall propose at or after the Separation Time and prior to the Expiration Time (i) to effect or permit a Flip-over Transaction or Event or (ii) to effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall give to each holder of a Right, in accordance with Section 5.9, and to the Rights Agent a written notice of such proposed action, which shall specify the date on which such Flip-over Transaction or Event, liquidation, dissolution, or winding up is to take place, and such notice shall be so given at least 20 Business Days prior to the date of the taking of such proposed action.

5.9 Notices.  Notices or demands authorized or required by this Agreement to be given or made by the Rights Agent or by the holder of any Rights to or on the Company shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) or by facsimile transmission as follows:

CA, Inc.
One CA Plaza
Islandia, NY 11749
Attention: Secretary
Facsimile: (631) 342-6828

Subject to the provisions of Section 4.4 hereof, any notice or demand authorized or required by this Agreement to be given or made by the Company or by the holder of any Rights to or on the Rights Agent shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) or by facsimile transmission as follows:

Mellon Investor Services LLC
480 Washington Boulevard, 29th Floor
Jersey City, NJ 07310
Attention: Deborah Bass
Facsimile: (201) 680-4606

With a copy to:

Mellon Investor Services LLC
480 Washington Boulevard
Jersey City, NJ 07310
Attention: Legal Department
Facsimile: (201) 680-4610

Notices or demands authorized or required by this Agreement to be given or made by the Company or the Rights Agent to or on the holder of any Rights shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as it appears upon the registry books of the Rights Agent or, prior to the Separation Time, on the registry books of the transfer agent for the Common Stock. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice.

5.10 Suspension of Exercisability or Exchangeability.  Notwithstanding any provisions in this Agreement to the contrary, to the extent that the Board of Directors of the Company determines in good faith that some action will or need be taken pursuant to, or in order to properly give effect to, Sections 2.3, 3.1 or 4.4 or to comply with federal or state securities laws or applicable Trading Regulations, the Company may suspend the exercisability or exchangeability of the Rights for a reasonable period sufficient to allow it to take such action or comply with such laws or Trading Regulations. In the event of any such suspension, the Company shall issue as promptly as practicable a public announcement (with prompt written notice to the Rights Agent) stating that the exercisability or exchangeability of the Rights has been temporarily suspended. Notice thereof pursuant to Section 5.9 shall not be required. Upon such suspension, any rights of action vested in a holder of Rights shall be similarly suspended.

Failure to give notice pursuant to the provisions of this Agreement shall not affect the validity of any action taken hereunder.

5.11 Costs of Enforcement.  The Company agrees that if the Company or any other Person the securities of which are purchasable upon exercise of Rights fails to fulfill any of its obligations pursuant to this Agreement, then the Company or such Person will reimburse the holder of any Rights for the costs and expenses (including legal fees) incurred by such holder in actions to enforce such holder’s rights pursuant to any Rights or this Agreement.

5.12 Successors.  All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

5.13 Benefits of this Agreement.  Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the holders of the Rights any legal or equitable right, remedy or claim under this Agreement and this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the holders of the Rights.

5.14 Determination and Actions by the Board of Directors, etc.  The Board of Directors (or, if required hereby, a majority of the independent directors) of the Company shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement and (ii) make all determinations and calculations deemed necessary or advisable for the administration or implementation of this Agreement, including the right to determine the Rights to be null and voided pursuant to Section 3.1, after taking into account the purpose of this Agreement and the Company’s interest in maintaining an orderly trading market in the outstanding shares of Common Stock. All such actions, interpretations, calculations and determinations done or made by the Board of Directors of the Company shall be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties. The Rights Agent shall always be entitled to assume that the Board of Directors of the Company acted in good faith and the Rights Agent shall be fully protected and shall incur no liability in reliance thereon.

5.15 Fiduciary Responsibilities of the Board of Directors.  Nothing contained in this Agreement shall, or shall be deemed or construed to, be in derogation of the obligations of the Board of Directors of the Company to exercise its fiduciary duties. Without limiting the foregoing, nothing contained herein shall be deemed or construed to suggest or imply that the Board of Directors of the Company shall not be entitled to reject any offer to acquire the Company or to recommend that stockholders of the Company reject any offer, or to take any other action, with respect to any offer or any proposal to acquire the Company that the Board of Directors believes is necessary or appropriate in the exercise of such fiduciary duties.

5.16 Descriptive Headings; Section References.  Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

5.17 GOVERNING LAW; EXCLUSIVE JURISDICTION.

(a) THIS AGREEMENT AND EACH RIGHT ISSUED HEREUNDER SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF DELAWARE AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED, HOWEVER, THAT ALL PROVISIONS REGARDING THE RIGHTS, DUTIES, LIABILITIES AND OBLIGATIONS OF THE RIGHTS AGENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

(b) (i) THE COMPANY AND EACH HOLDER OF RIGHTS HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE, OR, IF SUCH COURT SHALL LACK SUBJECT MATTER JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, OVER ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. The Company and each holder of Rights acknowledge that the forum designated by this paragraph (b) has a reasonable relation to this Agreement, and to such Persons’ relationship with one another.

(ii) The Company and each holder of Rights hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in any court referred to in paragraph (b)(i). The Company and each holder of Rights undertake not to commence any action subject to this Agreement in any forum other than the forum described in this paragraph (b). The Company and each holder of Rights agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action, or proceeding brought in any such court shall be conclusive and binding upon such Persons.

5.18 Counterparts.  This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

5.19 Severability.  If any term, covenant, restriction or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term, covenant, restriction or provision to circumstances other than those as to which it is held invalid or unenforceable; provided, that if any such excluded term, covenant, restriction or provision shall adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CA, INC.

By:	/s/ Amy Fliegelman Olli
Name:     Amy Fliegelman Olli

Title:	Executive Vice President and
General Counsel

MELLON INVESTOR SERVICES LLC

By:	/s/ Christopher T. Coleman
Name:     Christopher T. Coleman

Title:	Vice President

EXHIBIT A

[FORM OF RIGHTS CERTIFICATE]

Certificate No. W-	Rights

THE RIGHTS ARE SUBJECT TO REDEMPTION OR MANDATORY EXCHANGE, AT THE OPTION OF THE COMPANY, ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. RIGHTS BENEFICIALLY OWNED BY “ACQUIRING PERSONS” OR “AFFILIATES” OR “ASSOCIATES” THEREOF (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) OR TRANSFEREES OF ANY OF THE FOREGOING WILL BE VOID.

RIGHTS CERTIFICATE

CA, INC.

This certifies that          , or registered assigns, is the registered holder of the number of Rights set forth above, each of which entitles the registered holder thereof, subject to the terms, provisions and conditions of the Stockholder Protection Rights Agreement, dated as of November 5, 2009 (as amended from time to time, the “Rights Agreement”), between CA, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”, which term shall include any successor Rights Agent under the Rights Agreement), to purchase from the Company at any time after the Separation Time (as such term is defined in the Rights Agreement) and prior to the Close of Business (as such term is defined in the Rights Agreement) on November 30, 2009, one one-thousandth of a fully paid share of Preferred Stock (as defined in, and subject to adjustment as provided in, the Rights Agreement), at the Exercise Price referred to below, upon presentation and surrender of this Rights Certificate with the Form of Election to Exercise duly executed at the office of the Rights Agent designated for such purpose. The Exercise Price shall initially be $100 per Right and shall be subject to adjustment in certain events as provided in the Rights Agreement.

In certain circumstances described in the Rights Agreement, the Rights evidenced hereby may entitle the registered holder thereof to purchase securities of an entity other than the Company or securities of the Company other than Preferred Stock or assets of the Company, all as provided in the Rights Agreement.

This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Rights Certificates. Copies of the Rights Agreement are on file at the principal office of the Company and are available without cost upon written request.

This Rights Certificate, with or without other Rights Certificates, upon surrender at the office of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor evidencing an aggregate number of Rights equal to the aggregate number of Rights evidenced by the Rights Certificate or Rights Certificates so surrendered. If this Rights Certificate shall be exercised in part, the registered holder shall be entitled to receive, upon surrender hereof, another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

Subject to the provisions of the Rights Agreement, each Right evidenced by this Certificate may be (a) redeemed by the Company under certain circumstances, at its option, at a redemption price of $0.001 per Right or (b) exchanged by the Company under certain circumstances, at its option, for one share of Common Stock or one one-thousandth of a share of Preferred Stock per Right (or, in

B-A-1

certain cases, other securities or assets of the Company), subject in each case to adjustment in certain events as provided in the Rights Agreement.

No holder of this Rights Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose the holder of any securities which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Rights evidenced by this Rights Certificate shall have been exercised or exchanged as provided in the Rights Agreement.

This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

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WITNESS the facsimile signature of the proper officers of the Company and its corporate seal.

Date:

ATTEST:	CA, INC.

By:

Secretary

Countersigned:

MELLON INVESTOR SERVICES LLC

By: Authorized Signature

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[Form of Reverse Side of Rights Certificate]

FORM OF ASSIGNMENT

(To be executed by the registered holder if such
holder desires to transfer this Rights Certificate.)

FOR VALUE RECEIVED  hereby

sells, assigns and transfers unto

(Please print name and address of transferee)

this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint           as Attorney-in-fact, to transfer the within Rights Certificate on the books of the within-named Company, with full power of substitution.
Dated:                ,

Signature Guaranteed:

Signature (Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever)

Signatures must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee Medallion program), pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended.

(To be completed if true)

The undersigned hereby represents, for the benefit of all holders of Rights and shares of Common Stock, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof (as each such term is defined in the Rights Agreement).

Signature

NOTICE

In the event the certification set forth above is not completed in connection with a purported assignment, the Company will deem the Beneficial Owner of the Rights evidenced by the enclosed Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as each such term is defined in the Rights Agreement) or a transferee of any of the foregoing and accordingly will deem the Rights evidenced by such Rights Certificate to be void and not transferable or exercisable.

B-A-4

[To be attached to each Rights Certificate]

FORM OF ELECTION TO EXERCISE

(To be executed if holder desires to
exercise the Rights Certificate.)

TO: CA, INC.

The undersigned hereby irrevocably elects to exercise           whole Rights represented by the attached Rights Certificate to purchase the shares of Participating Preferred Stock or such other securities or assets as may then be issuable upon the exercise of such Rights and requests that certificates for such shares be issued in the name of:

Address:

Social Security or Other Taxpayer
Identification Number:

If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:

Address:

Social Security or Other Taxpayer
Identification Number:

Dated:  ,

Signature Guaranteed:

Signature
(Signature must correspond to name as written upon the face of the attached Rights Certificate in every particular, without alteration or enlargement or any change whatsoever)

Signatures must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee Medallion program), pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended.

(To be completed if true)

The undersigned hereby represents, for the benefit of all holders of Rights and shares of Common Stock, that the Rights evidenced by the attached Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof (as each such term is defined in the Rights Agreement).

Signature

NOTICE

In the event the certification set forth above is not completed in connection with a purported exercise, the Company will deem the Beneficial Owner of the Rights evidenced by the attached Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as each such term is defined in the Rights Agreement) or a transferee of any of the foregoing and accordingly will deem the Rights evidenced by such Rights Certificate to be void and not transferable or exercisable.

B-A-5

EXHIBIT B

FORM OF CERTIFICATE OF DESIGNATION AND TERMS
OF PARTICIPATING PREFERRED STOCK OF CA, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

We, the undersigned,           and          , the           and          , respectively, of CA, Inc., a Delaware corporation (the “Corporation”), do hereby certify as follows:

Pursuant to authority granted by Article FOURTH of the Restated Certificate of Incorporation of the Corporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has adopted the following resolutions fixing the designations and certain terms, powers, preferences and other rights of a new series of the Corporation’s Preferred Stock, Class A, without par value, and certain qualifications, limitations and restrictions thereon:

RESOLVED, that there is hereby established a series of Preferred Stock, Class A, without par value, of the Corporation, and the designation and certain terms, powers, preferences and other rights of the shares of such series, and certain qualifications, limitations and restrictions thereon, are hereby fixed as follows:

(i) The distinctive serial designation of this series shall be “Series Two Participating Preferred Stock” (hereinafter called “this Series”). Each share of this Series shall be identical in all respects with the other shares of this Series except as to the dates from and after which dividends thereon shall be cumulative.

(ii) The number of shares in this Series shall initially be [600,000], which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors. Shares of this Series purchased by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. Shares of this Series may be issued in fractional shares which are whole number multiples of one one-thousandth of a share, which fractional shares shall entitle the holder, in proportion to such holder’s fractional share, to all rights of a holder of a whole share of this Series.

(iii) The holders of full or fractional shares of this Series shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, dividends, (A) on each date that dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) are payable on or in respect of Common Stock comprising part of the Reference Package (as defined below), in an amount per whole share of this Series equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) that would be payable on such date to a holder of the Reference Package and (B) on the last day of March, June, September and December in each year, in an amount per whole share of this Series equal to the excess (if any) of $250 over the aggregate dividends paid per whole share of this Series during the three month period ending on such last day. Each such dividend shall be paid to the holders of record of shares of this Series on the date, not exceeding sixty days preceding such dividend or distribution payment date, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend or distribution. Dividends on each full and each fractional share of this Series shall be cumulative from the date such full or fractional share is originally issued; provided that any such full or fractional share originally issued after a dividend record date and on or prior to the dividend payment date to which such record date relates shall not be entitled to receive the dividend payable on such dividend payment date or any amount in respect of the period from such original issuance to such dividend payment date.

B-B-1

The term “Reference Package” shall initially mean 1,000 shares of Common Stock, par value $0.10 per share (“Common Stock”) of the Corporation. In the event the Corporation shall at any time after the close of business on November 16, 2009 (A) declare or pay a dividend on any Common Stock payable in Common Stock, (B) subdivide any Common Stock or (C) combine any Common Stock into a smaller number of shares, then and in each such case the Reference Package after such event shall be the Common Stock that a holder of the Reference Package immediately prior to such event would hold thereafter as a result thereof. Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided on this Series. So long as any shares of this Series are outstanding, no dividend (other than a dividend in Common Stock or in any other stock ranking junior to this Series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to this Series as to dividends or upon liquidation, unless the full cumulative dividends (including the dividend to be paid upon payment of such dividend or other distribution) on all outstanding shares of this Series shall have been, or shall contemporaneously be, paid. When dividends are not paid in full upon this Series and any other stock ranking on a parity as to dividends with this Series, all dividends declared upon shares of this Series and any other stock ranking on a parity as to dividends shall be declared pro rata so that in all cases the amount of dividends declared per share of this Series and such other stock shall bear to each other the same ratio that accumulated dividends per share on the shares of the Series and such other stock bear to each other. Neither the Common Stock nor any other stock of the Corporation ranking junior to or on a parity with this Series as to dividends or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to this Series as to dividends and upon liquidation), unless the full cumulative dividend (including the dividend to be paid upon payment of such dividend, distribution, redemption, purchase or other acquisition) on all outstanding shares of this Series shall have been, or shall contemporaneously be, paid.

(iv) In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of this Series shall at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of the Reference Package would be entitled to receive as a result of such transaction.

(v) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of full and fractional shares of this Series shall be entitled, before any distribution or payment is made on any date to the holders of the Common Stock or any other stock of the Corporation ranking junior to this Series upon liquidation, to be paid in full an amount per whole share of this Series equal to the greater of (A) $1,000 or (B) the aggregate amount distributed or to be distributed in connection with such liquidation, dissolution or winding up to a holder of the Reference Package (such greater amount being hereinafter referred to as the “Liquidation Preference”), together with accrued dividends to such distribution or payment date, whether or not earned or declared. If such payment shall have been made in full to all holders of shares of this Series, the holders of shares of this Series as such shall have no right or claim to any of the remaining assets of the Corporation. In the event the assets of the Corporation available for distribution to the holders of shares of this Series upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v), no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a party with the shares of this Series upon such liquidation, dissolution or winding up unless proportionate distributive amounts shall be paid on account of

B-B-2

the shares of this Series, ratably in proportion to the full distributable amounts to which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up. Upon the liquidation, dissolution or winding up of the Corporation, the holders of shares of this Series then outstanding shall be entitled to be paid out of assets of the Corporation available for distribution to its stockholders all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v) before any payment shall be made to the holders of Common Stock or any other stock of the Corporation ranking junior upon liquidation to this Series. For the purposes of this Section (v), the consolidation or merger of, or binding statutory share exchange by, the Corporation with any other corporation or entity shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(vi) The shares of this Series shall not be redeemable.

(vii) In addition to any other vote or consent of stockholders required by law or by the Restated Certificate of Incorporation, as may be amended from time to time, of the Corporation, and except as otherwise required by law, each share (or fraction thereof) of this Series shall, on any matter, vote as a class with any other capital stock comprising part of the Reference Package and shall have the number of votes thereon that a holder of the Reference Package would have.

(viii) If and whenever dividends payable on this Series and any other class or series of stock of the Corporation ranking on a parity with this Series as to payment of dividends (any such class or series being herein referred to as “dividend parity stock”) shall be in arrears in an aggregate amount equal to at least six quarterly dividends (whether or not consecutive), the number of directors then constituting the Board of Directors shall be increased by two and the holders of shares of this Series together with the holders of all other affected classes and series of dividend parity stock similarly entitled to vote for the election of two additional directors, voting separately as a single class, shall be entitled to elect the two additional directors at any annual meeting of stockholders or any special meeting of the holders of shares of this Series and such dividend parity stock called as hereinafter provided. Whenever all arrears in dividends on the shares of this Series and dividend parity stock then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set aside for payment, then the right of the holders of shares of this Series and such dividend parity stock to elect such additional two directors shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar future arrearages in dividends), and the terms of office of all persons elected as directors by the holders of shares of this Series and such dividend parity stock shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of shares of this Series and such dividend parity stock, the Secretary of the Corporation may, and upon the written request of any holder of shares of this Series (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of shares of this Series and such dividend parity stock for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the by-laws for a special meeting of the stockholders or as required by law. If any such special meeting so required to be called shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of shares of this Series may (at the Corporation’s expense) call such meeting, upon notice as herein provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next meeting of the stockholders if such office shall not have previously terminated as above provided. In case any vacancy shall occur among the directors elected by the holders of shares of this Series and such dividend parity stock, a successor shall be elected by the Board of Directors to serve until the next annual meeting of the stockholders upon the nomination of the then remaining director elected by holders of shares of this Series and such dividend parity stock or the successor of such remaining director. If the

B-B-3

holders of shares become entitled under the foregoing provisions to elect or participate in the election of two directors as a result of dividend arrearages, such entitlement shall not affect the right of such holders to vote as stated in paragraph (vii), including the right to vote in the election of the remaining directors.

IN WITNESS WHEREOF, the undersigned have signed and attested this certificate on the  day of          ,          .

Attest:

B-B-4

Notice: If you plan to attend the 2010 Annual Meeting of Stockholders, please cut out and use the admission ticket(s) below.

No one will be admitted without an admission ticket.

Annual Meeting of Stockholders
July 27, 2010, 10:00 a.m. (Eastern Daylight Time)
World Headquarters
CA, Inc.
One CA Plaza
Islandia, New York 11749
(800-225-5224)

PLEASE VOTE YOUR SHARES VIA THE TELEPHONE OR INTERNET, OR SIGN, DATE AND
RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

ADMISSION TICKET	ADMISSION TICKET

Annual Meeting of Stockholders	Annual Meeting of Stockholders

World Headquarters CA, Inc. One CA Plaza Islandia, New York 11749 (800-225-5224) July 27, 2010 10:00 a.m. EDT	World Headquarters CA, Inc. One CA Plaza Islandia, New York 11749 (800-225-5224) July 27, 2010 10:00 a.m. EDT

Admit ONE	Admit ONE

CA, INC.
ONE CA PLAZA
ISLANDIA, NY 11749
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by CA, INC. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M25721-Z52941-P97682	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CA, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2 AND 3.

Vote on Directors

1.	Election of Directors		For	Against	Abstain

Nominees:
	1A	Raymond J. Bromark	□	□	□

	1B	Gary J. Fernandes	□	□	□

	1C	Kay Koplovitz	□	□	□

	1D	Christopher B. Lofgren	□	□	□

	1E	William E. McCracken	□	□	□

	1F	Richard Sulpizio	□	□	□

	1G	Laura S. Unger	□	□	□

	1H	Arthur F. Weinbach	□	□	□

	1I	Renato (Ron) Zambonini	□	□	□

For address change/comments, mark here.					□
(see reverse for instructions)

Please indicate if you plan to attend this meeting.			□	□

			Yes	No

Vote on Proposals		For	Against	Abstain

2.	Proposal No. 2 - To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2011.	□	□	□

3.	Proposal No. 3 - To ratify the Stockholder Protection Rights Agreement.	□	□	□

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEM 4.

4.	Proposal No. 4 - The Stockholder proposal.	□	□	□

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3 and AGAINST item 4. If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report, Notice and Proxy Statement are available at www.proxyvote.com.

M25722-Z52941-P97682
CA, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
JULY 27, 2010
The stockholders hereby appoint William E. McCracken, Amy Fliegelman Olli and Clifford H.R. DuPree, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CA, Inc. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Daylight Time on July 27, 2010, at the Company’s headquarters located at One CA Plaza, Islandia, New York 11749 or adjournments or postponements thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSAL 4.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE